SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement	Confidential, for Use of the
Definitive Proxy Statement	Commission Only (as Permitted
Definitive Additional Materials	by Rule 14a-6(e)(2))
Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

Wire One Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:	$25 million

(5)	Total fee paid:	$5,000.00

Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

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WIRE ONE TECHNOLOGIES, INC.
225 Long Avenue
Hillside, New Jersey 07205

[           ], 2003

Dear Stockholder:

We are pleased to invite you to the 2003 Annual Meeting of Stockholders of Wire One Technologies, Inc., which will be held at 9:00 a.m. local time, on [           ], [           ], 2003, at the Holiday Inn, 304 Route 22 West, Springfield, New Jersey 07081.

At the meeting, you will be asked to approve the sale of substantially all of the assets of our Video Solutions business, pursuant to an asset purchase agreement between Wire One and Gores Technology Group. Gores has agreed to pay a total purchase price of $23 million, consisting of three components. Gores will pay us at the closing of the asset sale $20 million in cash. Gores will pay us up to an additional $2 million, subject to adjustment, at such time as the net assets of the Video Solutions business are determined pursuant to the asset purchase agreement. In addition, at closing, Gores will deliver a promissory note to us in the amount of $1 million. Gores will pay us up to an additional $2 million in cash over the two years following the closing based on the annual revenues derived from the Video Solutions business.

The enclosed notice and proxy statement contain complete information about the proposed asset sale and the other matters to be considered at the annual meeting. We are also enclosing our Form 10-K for 2002.

We hope you will be able to attend the meeting in person. Whether or not you expect to attend, we urge you to complete, date, sign and return the proxy card in the enclosed envelope or submit your proxy by telephone or over the Internet, so that your shares will be represented and voted at the meeting.

Sincerely,

Richard Reiss
Chairman and Chief Executive Officer

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WIRE ONE TECHNOLOGIES, INC.
225 Long Avenue
Hillside, New Jersey 07205

NOTICE OF THE 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD                , 2003

The Annual Meeting of Stockholders of Wire One Technologies, Inc. will be held at 9:00 a.m. local time on [               ], 2003, at the Holiday Inn, 304 Route 22 West, Springfield, New Jersey 07081, for the following purposes:

1.
To approve the sale of substantially all of the assets of our Video Solutions business, pursuant to an asset purchase agreement between our company and Gores Technology Group. Pursuant to the terms of the asset purchase agreement, the purchase price of $23 million consists of three components. Gores will pay us at the closing of the asset sale $20 million in cash. Gores will pay us up to an additional $2 million, subject to adjustment, at such time as the net assets of the Video Solutions business are determined pursuant to the asset purchase agreement. In addition, at closing, Gores will deliver a promissory note to us in the amount of $1 million. Gores will pay us up to an additional $2 million in cash over the two years following the closing based on the annual revenues derived from the Video Solutions business. Details of this transaction and other important information are set forth in the accompanying proxy statement which you are urged to read carefully;

2.
To approve an amendment to our certificate of incorporation to effect a change of our corporate name from “Wire One Technologies Inc.” to “Glowpoint, Inc.” immediately following consummation of the asset sale;

3.	To elect two Class I Directors to the board of directors to serve a three-year term each;

4.	To approve an amendment to our 2000 Stock Incentive Plan increasing the number of shares of common stock reserved for issuance thereunder from 4,400,000 to 6,500,000 shares;

5.	To ratify the appointment of BDO Seidman, LLP as independent auditors for Wire One for fiscal 2003;

6.	To approve an adjournment or postponement of the annual meeting, in order to solicit additional proxies, to such time and place as designated by the presiding officer of the meeting; and

7.	To transact other business as may properly come before the meeting.

Stockholders of record of Wire One common stock as of the close of business on [               ], 2003 are entitled to attend and vote at the annual meeting or any adjournment or postponement thereof.

Wire One Technologies, Inc.

Richard Reiss
Chairman and Chief Executive Officer

[               ], 2003

WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD OR TO VOTE BY TELEPHONE OR OVER THE INTERNET.

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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WIRE ONE TECHNOLOGIES, INC.
225 Long Avenue
Hillside, New Jersey 07205

PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

The board of directors of Wire One Technologies, Inc. (referred to throughout this proxy statement as “Wire One” or “we” or “our”) is soliciting proxies for our 2003 Annual Meeting of Stockholders or any adjournment or postponement thereof. The annual meeting will be held at 9:00 a.m. local time on [               ], 2003, at the Holiday Inn, 304 Route 22 West, Springfield, New Jersey 07081. This proxy statement, the accompanying proxy card and Wire One’s Form 10-K for 2002 are first being mailed to stockholders on or about [               ], 2003.

At the annual meeting, stockholders will be asked to consider and vote on (1) the approval of the sale of substantially all of the assets of our Video Solutions business, pursuant to an asset purchase agreement between our company and Gores Technology Group. Pursuant to the terms of the asset purchase agreement, the purchase price of $23 million consists of three components. Gores will pay to us at the closing of the asset sale $20 million in cash. Gores will pay us up to an additional $2 million, subject to adjustment, at such time as the net assets of the Video Solutions business are determined pursuant to the asset purchase agreement. In addition, at closing, Gores will deliver a promissory note to us in the amount of $1 million. Gores will pay us up to an additional $2 million in cash over the two years following the closing based on the annual revenues derived from the Video Solutions business. Details of this transaction and other important information are set forth in this proxy statement which you are urged to read carefully; (2) the approval of an amendment to our certificate of incorporation to effect a change of our corporate name from “Wire One Technologies Inc.” to “Glowpoint, Inc.” immediately following consummation of the asset sale; (3) the election of two directors each to serve a three-year term as a Class I Director; (4) the approval of an amendment to our 2000 Stock Incentive Plan increasing the number of shares of common stock reserved for issuance thereunder by 2,100,000 shares; (5) the ratification of the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending December 31, 2003; and (6) the approval of an adjournment or postponement of the annual meeting, in order to solicit additional proxies, to such time and place as designated by the presiding officer of the meeting. At the annual meeting, stockholders may also be asked to consider and take action with respect to other matters that properly come before the meeting.

Record Date; Quorum

Only holders of record of Wire One’s common stock, par value $.0001 per share, at the close of business on [               ], 2003 are entitled to vote at the annual meeting. As of the record date, approximately [               ] shares of common stock were issued and outstanding, each of which entitles its holder to cast one vote on each matter to be presented at the annual meeting. A quorum is present at the annual meeting if a majority of shares of common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Voting Procedures

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the annual meeting in accordance with the instructions of the stockholders. Properly executed proxies that do not contain voting instructions will be voted (1) FOR the asset sale, (2) FOR the name change, (3) FOR each of the nominees named below for election as directors, (4) FOR the approval of the amendment to our 2000 Stock Incentive Plan and (5) FOR ratification of BDO Seidman, LLP as our independent auditors for the fiscal year ending December 31, 2003, and with respect to other matters that may come before the annual meeting, at the discretion of the proxy holders.

Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is the voluntary act of not voting by a

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stockholder who is present at a meeting and entitled to vote. Abstentions are counted as a “no” vote for any proposals submitted to stockholders for a vote, excluding the election of directors. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. A broker “non-vote” will be treated as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. A plurality of the votes duly cast is required for the election of directors. This means that the two nominees receiving the highest number of affirmative votes will be elected. Abstentions and “broker non-votes” are not counted for purposes of the election of directors. Because the Delaware General Corporation Law requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal to approve the sale of our Video Solutions business, a “broker non-vote” on such proposal will have the same effect as a vote against the approval of the sale of our Video Solutions business.

Stockholders have the option to vote over the internet or by telephone. Please be aware that if you vote over the internet, you may incur costs such as telephone and access charges for which you will be responsible.

In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact our transfer agent, American Stock Transfer, at 1-800-937-5449, write to them at 59 Maiden Lane, New York, New York 10038 or email them at info@amstock.com. If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee

Solicitation and Revocation

After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Regardless of whether you voted using a traditional proxy card, over the internet or by telephone, you may use any of those three methods to change your vote. Along those lines, you may change your vote either by submitting a proxy card prior to the date of the annual meeting or by voting again prior to the time at which the internet and telephone voting facilities close by following the procedures applicable to those methods of voting. In each event, the later submitted vote will be recorded and the earlier vote revoked. You may also revoke a proxy by voting in person at the annual meeting. Your attendance at the annual meeting will not by itself constitute revocation of a proxy.

Wire One will bear the cost of the solicitation of proxies from our stockholders, including the cost of preparing, assembling and mailing the proxy solicitation materials. In addition to solicitation by mail, the directors, officers and employees of Wire One and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person, but any such person will not be specifically compensated for such services. Wire One will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. We will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so. We have engaged American Stock Transfer and Trust Company to aid in the distribution of the proxy materials for reasonable out-of-pocket expenses.

Stockholder Proposals

Any stockholder who intends to present a proposal at the 2004 Annual Meeting of Stockholders must deliver the proposal to the Corporate Secretary, Wire One Technologies, Inc., 225 Long Avenue, Hillside, New Jersey 07205, no later than December 23, 2003 if such proposal is to be considered for inclusion in our proxy materials for that meeting.

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In addition, our by-laws provide that, in order for a stockholder to propose business for consideration at an annual meeting of stockholders, such stockholder must give written notice to the Corporate Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date the annual meeting was made, whichever occurs first.

SUMMARY TERM SHEET RELATING TO THE SALE OF SUBSTANTIALLY ALL OF
THE ASSETS OF OUR VIDEO SOLUTIONS BUSINESS

The following summary briefly describes the material terms of the proposed sale of substantially all of the assets of our Video Solutions business to Gores Technology Group. This summary highlights selected information from this proxy statement and does not contain all the information that may be important for you to consider when evaluating the proposed transaction. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should carefully read this proxy statement. The asset purchase agreement between our company and Gores dated as of June 10, 2003 is attached to this proxy statement as Annex A. You are encouraged to read the asset purchase agreement as it is the main legal document that governs the asset sale. We have included page references in this summary to direct you to a fuller discussion in the proxy statement.

You should carefully consider the risk factors beginning on page 22 in evaluating whether to approve the asset sale. These risk factors should be considered along with any additional risk factors in documents incorporated by reference in this proxy statement and any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein.

The Parties (page 12)

The parties to the asset sale are Wire One, as seller, and Gores Technology Group, or Gores, as purchaser.

The Assets to be Sold (pages 25-26)

We have agreed to sell to Gores all of the properties, rights, interests and other tangible and intangible assets that relate in any material respect to the Video Solutions business.

Reasons for the Sale of Our Video Solutions Business (pages 15-16)

In reaching its determination to approve the asset sale, the asset purchase agreement and related agreements, our board of directors consulted with senior management and our financial and legal advisors, and considered a number of factors. We are proposing to sell our Video Solutions business to Gores because we believe that the sale and the terms of the related asset purchase agreement are in the best interests of our company and our stockholders. The board of directors has identified various benefits that are likely to result from the sale of our Video Solutions business. The board of directors believes the sale of that business will:

•	allow us to devote substantially all of our energies and resources to development of our Glowpoint network, thereby focusing on network offerings instead of equipment sales, service and maintenance;

•	enable us to more effectively market and sell our Glowpoint network to resellers who will no longer view us as a competitor;

•	provide an improved organizational focus;

•	allow us to direct our focus to the potentially better overall returns from our Glowpoint network, by reducing our expenses and increasing our cash balances;

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•	meet our need for raising cash sufficient to build out, market and implement the Glowpoint network, which the board believes will yield higher profit margins than the Video Solutions business; and

•	provide us with capital resources to consider and assess other opportunities that the board believes may afford a superior opportunity for growth compared to the existing Video Solutions business.

The amount of cash we receive will vary, depending on some future contingencies, and is described below under “What We Will Receive” and on pages 27 through 28.

Proceeds from the Sale of Our Videoconferencing Services Business (page 14)

We will retain the proceeds of the sale of our Video Solutions business. We do not intend to distribute any of the proceeds to our stockholders, but will use the proceeds, along with our other cash and cash equivalents, in connection with our future business plan.

Nature of Our Business Following the Asset Sale (page 14)

The board has determined that our strategic direction will focus on building out and marketing our Glowpoint network following the consummation of the asset sale. Although the board may explore opportunities to acquire, invest in, or develop new lines of business, to date the board has determined to focus solely on this strategic direction for our company.

Terms of the Asset Purchase Agreement (pages 25-35)

In the asset purchase agreement, the main legal document governing the rights of our company and Gores, we make certain representations and warranties and undertakes to perform or to refrain from performing certain actions. A copy of the asset purchase agreement is attached as Annex A to this proxy statement. Stockholders are urged to carefully read the document.

What We Will Receive (pages 27-28)

Gores will pay us approximately $23 million to $25 million for the assets of our Video Solutions business, consisting of $20 million in cash, which may be adjusted downward if any purchase price adjustments are required, and an unsecured promissory note in the principal amount of $1 million maturing on December 31, 2004 and bearing interest at a rate of 5% per annum. In addition, Gores will hold back an additional $2 million to cover potential purchase price adjustments payable by us arising under the asset purchase agreement. The holdback amount will be disbursed to us, less any purchase price adjustments payable by us.

While $2 million is to be distributed to us, we may not receive the holdback amount, or the amount we actually receive may be less than the holdback amount. In assessing the holdback amount, our board of directors did not apply a discount for the time value of money or a discount to take into account the potential risk of nonpayment in determining to approve this transaction. See “Reasons for the Sale of Our Video Solutions Business” on pages 15 through 16.

A purchase price adjustment will occur if the net assets to be transferred to Gores are less than $15 million, as measured as of June 30, 2003. The initial purchase price adjustment will be made to the $20 million that we are to receive at closing, based upon our good faith estimate to be delivered ten days after June 30, 2002 of the amount of net assets to be transferred to Gores on the closing date. To the extent that this adjustment has not already been accounted for in any adjustment of the $20 million of cash we are to receive at closing, these adjustments will initially be taken out of the $2 million held back specifically for this purpose. If these adjustments were to exceed $2 million, then we would be required to pay such excess to Gores.

As of the date of this proxy statement, we do not anticipate that there will be any purchase price adjustments. Our belief that there will not be any purchase price adjustments is based on our review of the most recent information available to us which indicates that the threshold that would result in the occurrence

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of a purchase price adjustment will not be breached. Because future events are at times difficult to foresee, however, we can give no assurances that this adjustment will not occur.

Gores will pay us on each of June 30, 2004 and June 30, 2005, additional payments, not to exceed an aggregate of $2 million, equal to 5% of the sum of (1) the amounts billed by Gores from the operation of the Video Solutions business by Gores after the closing, plus (2) the annual revenues derived from the Pierce Technology Services, Inc. (formerly Forgent Networks, Inc.) Video Solutions business for such year in excess of $96,000,000. If Gores sells substantially all of the assets of the Video Solutions business prior to June 30, 2005, whether by merger, sale of stock or sale of assets, for total consideration greater than $35 million, Gores will pay us $2 million less any additional payments previously paid.

We believe that the source of the cash that Gores will use to pay the cash consideration will be from Gores’ internal sources. Gores has represented to us that it has the financial capability, in the ordinary course of business and without seeking any additional third party financing, to fulfill its commitments under the asset purchase agreement.

What Is Being Sold (pages 25-26)

We are selling to Gores substantially all of the assets used in the operation of our Video Solutions business, which includes our videoconferencing equipment distribution, system design and engineering, installation, operation and maintenance activities. The Video Solutions business consists of: a headquarters and warehouse facility in Miamisburg, Ohio, inventory, a help desk operation in Camarillo, California, a client list of approximately 3,000 active customers with an installed base of approximately 22,000 videoconferencing systems, and contracts and work in progress.

What Is Being Retained (pages 26-27)

We are retaining certain assets, including the following assets:

•	all cash, cash equivalents and bank accounts (other than the transition accounts);

•
all of our right, title and interest in and to the assets, properties, goodwill and business of every kind and description and wherever located, directly or indirectly owned by us or to which we are directly or indirectly entitled and, in any case, necessary for the operation of, or that is primarily used in, our network business;

•
all of our rights arising under the asset purchase agreement, the bill of sale, assumption agreement, real estate agreements, transition services agreement and the Glowpoint sales agency agreement, and any other document delivered under the asset purchase agreement or in connection with the transactions contemplated thereby;

•	trademarks, service marks and trade names relating to our network business;

•	any of our rights to tax refunds or any prepaid taxes;

•	any records relating to our internal governance; and

•
any of our insurance policies or any right, title or interest we have thereunder, including any prepaid insurance premiums and all insurance benefits thereunder, including rights and proceeds, arising from or relating to the operation of the Video Solutions business prior to June 30, 2003.

Assumed Liabilities (page 27)

As partial consideration for the purchase of the assets, Gores will assume certain liabilities related to our Video Solutions business, including:

•
all liabilities to be paid or performed after the closing date that arise from or out of the performance or non-performance by Gores after the closing date of any contracts included in the assets or entered into after June 10, 2003, including under any extended warranty, customer support, upgrade or product delivery contracts for sales inventory, but not including any liabilities for any breach of such

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obligations by us or liabilities in excess of those which are required to be set forth on our closing statement related to the Video Solutions business for future performance of the obligations to customers; and

•
our accounts payable, customer deposits, deferred revenue and accrued liabilities related to the Video Solutions business, but not including any liabilities in excess of those which are required to be set forth on our closing statement or any liabilities evidencing any intercompany obligation of us and our subsidiaries.

As of the date of this proxy statement, the total liabilities associated with our Video Solutions business are estimated at approximately $13,000,000, but they may vary between now and the closing date.

Conditions to Completion of Asset Purchase (pages 32-33)

Each party’s obligation to complete the sale of our Video Solutions business is subject to the prior satisfaction or waiver of certain conditions. If any of the closing conditions are waived, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from our stockholders is appropriate. No determination can be made at this time as to which, if any, of the closing conditions are likely to be waived by us or Gores. The following list sets forth the material conditions that have not yet been satisfied and therefore must be satisfied or waived before completion of the sale of our Video Solutions business:

•	we must obtain approval by our stockholders of the sale; and

•	we must remove as of the closing all liens placed on the assets in connection with our credit agreement with JPMorgan Chase Bank.

Each party’s obligations are also subject to other customary closing conditions.

Termination and Break-Up Fee (pages 33-34)

Notwithstanding approval by our stockholders of the asset purchase agreement and the transactions contemplated thereby, the asset purchase agreement may be terminated, and the sale of our Video Solutions business may be abandoned, at any time prior to the closing, in any of the following ways:

•	by the mutual written consent of us and Gores;

•	by either us or Gores if:

–
the sale of the Video Solutions business is not completed by September 30, 2003, other than as a result of the failure by the party proposing to terminate the asset purchase agreement to perform its obligations;

–	an order, decree or ruling is entered restraining, enjoining or otherwise prohibiting the completion of the sale of our Video Solutions business;

–	our stockholders fail to approve the sale of our Video Solutions business by September 30, 2003; or

–
the other party materially breaches its representations or agreements so that a closing condition would not be satisfied and the breach remains uncured 30 days following notice or the breaching party ceases to use commercially reasonable efforts to cure the breach.

In addition, Gores may terminate the asset purchase agreement if, between June 10, 2003 and closing, we make a general assignment for the benefit of creditors, or any proceeding is instituted against us seeking to adjudicate us bankrupt or insolvent, or seeking liquidation or winding up or reorganization of our debts under any law relating to bankruptcy, insolvency or reorganization.

We have agreed to pay Gores a break-up fee equal to $1 million if the asset purchase agreement is terminated by Gores or, prior to the approval of the asset purchase agreement by our stockholders, by us if:

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•	our board of directors withdraws or modifies in an adverse manner its recommendation of the sale of the Video Solutions business;

•	we fail to include in this proxy statement the approval and recommendation of our board of directors for the sale of our Video Solutions business; or

•	our board of directors approves any transaction or series of transactions in which a party other than Gores is entitled to purchase a substantial portion of the Video Solutions business or its assets.

Non-Competition and Non-Solicitation Provisions between Gores and Wire One (page 31)

Upon the closing of the asset sale, we have agreed for a period of three years following the closing date not to compete with Gores with respect to the Video Solutions business and we have agreed for a period of one year following the closing date not to solicit any then-current employee of the Video Solutions business or any person who has been an employee of the Video Solutions business at any time within the previous six months. Gores has agreed for a period of three years following the closing date not to market or sell services which are competitive to those of our Video Network business. Each party may obtain a waiver of the non-compete provision restricting its actions for a one-time fee of $5 million.

Transition Period (pages 31-32)

Between June 30, 2003 and the closing date, we have agreed to conduct the business of the Video Solutions business in accordance with a transition budget agreed upon by us and Gores.

Additional Agreements Related to the Asset Purchase Agreement (page 35)

In conjunction with the closing of the sale of our Video Solutions business, we will enter into a transition services agreement with Gores whereby we will provide for a fee certain transition services to Gores related to the assets acquired and liabilities assumed.

We will also enter into a Glowpoint sales agency agreement, whereby Gores will be able to market our Glowpoint network subscriber service and associated bridging and gateway services. The agreement provides that we will pay Gores a monthly commission and has a term of three years from execution.

Because we are retaining the lease for the Camarillo, California facility where part of the Video Solutions business is located, we have agreed to sublease a portion of that facility to Gores after the closing of the asset purchase agreement.

The Annual Meeting

At the annual meeting of the our stockholders on [               ], 2003, the stockholders will be asked to approve the asset sale (PROPOSAL NO. 1). In addition, our stockholders will be asked to approve an amendment to our certificate of incorporation to change our corporate name from Wire One Technologies, Inc. to Glowpoint, Inc. (PROPOSAL NO. 2).

Recommendation of Our Board of Directors (pages 17 and 47)

Our board recommends that you vote FOR the asset sale (PROPOSAL NO. 1) and FOR the name change (PROPOSAL NO. 2).

Opinion of the Company’s Financial Advisor (pages 17-21)

We retained Broadband Capital Management LLC to determine whether, in its view, the consideration to be received from Gores in connection with the asset sale is fair, from a financial point of view, to Wire One. Broadband delivered an opinion to the board to the effect that, as of June 9, 2003, and subject to and based on the considerations referred to in its opinion, the consideration to be provided in connection with the asset sale is fair to Wire One, from a financial point of view. The full text of this opinion is attached as Annex B to this proxy statement.

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Tax Consequences (page 21)

As a result of currently available U.S. federal income tax net operating loss carryforwards, we anticipate that the asset sale will not cause us to incur any U.S. federal income tax liability. Stockholders will not have any taxable gain or loss as a result of the asset sale.

No Appraisal Rights (page 21)

Under the Delaware General Corporation Law, holders of our common stock are not entitled to appraisal rights in connection with the asset sale.

Regulatory Approvals (page 21)

The asset sale is not subject to the approval of any state or federal regulatory agency or governmental body.

QUESTIONS AND ANSWERS ABOUT THE 2003 ANNUAL MEETING

Q: What is the Proposal Relating to the Election of Directors that I Will Be Voting on at the Annual Meeting?

A: You will be asked to consider and vote upon a proposal to elect the following individuals to the board of directors: James Kuster and Michael Sternberg.

Q: What is the Proposal Relating to the Sale of the Video Solutions Business that I Will Be Voting on at the Annual Meeting?

A: You will be asked to consider and vote upon a proposal to approve the sale by us of substantially all of the assets of our Video Solutions business pursuant to the asset purchase agreement, dated June 10, 2003, between our company and Gores Technology Group. The asset purchase agreement is attached to this proxy statement as Annex A.

Q: Why Are We Proposing to Sell Our Video Solutions Business?

A: We are proposing to sell our Video Solutions business because we believe the sale will:

•	allow us to devote substantially all of our energies and resources to development of our Glowpoint network, thereby focusing on network offerings instead of equipment sales, service and maintenance;

•	enable us to more effectively market and sell our Glowpoint network to resellers who will no longer view us as a competitor;

•	provide an improved organizational focus;

•	allow us to direct our focus to the potentially better overall returns from our Glowpoint network, by reducing our expenses and increasing our cash balances;

•	meet our need for raising cash sufficient to build out and market the Glowpoint network, which the board believes will yield higher profit margins than the Video Solutions business; and

•
provide us with capital resources to consider and assess other opportunities that the board believes may afford a superior opportunity for rapid growth and revenues compared to the existing Video Solutions business.

The amount of cash we receive will vary, depending on some future contingencies, and is described on page 4 under “What We Will Receive” and on pages 27-28.

Q: Will Any of the Proceeds from the Sale of the Videoconferencing Services Business be Distributed to Me as a Stockholder?

A: No. We intend to retain the proceeds and use them in connection with our future business plan.

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Q: What is the Proposal Relating to the Ratification of the Audit Committee’s Appointment of Independent Accountants That I Will Be Voting on at the Annual Meeting?

A: You will be voting to ratify the audit committee’s appointment of BDO Seidman, LLP, independent accountants, as our independent auditors for the fiscal year ending December 31, 2003.

Q: What is the Proposal Relating to the Approval of an Adjournment Or Postponement of the Annual Meeting, in Order to Solicit Additional Proxies, to Such Time and Place as Designated by the Presiding Officer of the Meeting?

A: You will be voting on whether to grant authority to adjourn or postpone the annual meeting, in order to solicit additional proxies, to a later time.

Q: Who Is Soliciting My Proxy?

A: Your board of directors.

Q: How Does the Board Recommend that I Vote on the Matters Proposed?

A: Your board unanimously recommends that stockholders vote “FOR” each of the proposals submitted at the annual meeting.

Q: Did We Receive a Report From a Financial Advisor Concerning the Sale of the Video Solutions Business and are There Any Important Aspects of the Process of Obtaining that Report and Conclusions in the Report That You Should Consider in Referring to the Opinion of Our Financial Advisor?

A: Yes. In arriving at its determination that the sale of our Video Solutions business is fair to, and in the best interests of our company, the board has considered a number of factors, including an opinion of our financial advisor, Broadband Capital Management LLC. There were, however, some important aspects associated with the process of obtaining the report and conclusions in the report that you should consider when considering the opinion of Broadband, including the fact that in rendering its opinion, Broadband did not adjust the $2 million of contingent consideration to account for the time value of money or the possibility that these additional amounts will not be paid to us.

For a full description of the opinion letter that we received from Broadband, see the section titled “Opinion of Financial Advisor” on pages 17 through 18. To review the text of this letter, see Annex B to this proxy statement.

Q: Can I Still Sell My Shares?

A: Yes. Neither the asset purchase agreement nor the sale of our Video Solutions business assets will affect your right to sell or otherwise transfer your shares of our common stock.

Q: What Will Happen If The Sale Of Our Video Solutions Business Is Not Approved?

A: If the sale is not approved, we will not complete the proposed sale, we will retain and continue to operate the Video Solutions business and we will continue to pursue other buyers. However, the market price of our common stock could decline and our ability to grow and implement our current business strategies could be substantially limited. In the event that our board withdraws or adversely modifies its recommendation of this transaction, or we terminate the asset purchase agreement prior to closing in order to enter into a transaction to sell any substantial portion of the Video Solutions business or its assets to a third party other than Gores, we will pay Gores a break-up fee of $1 million.

Q: Who is Entitled to Vote at the Annual Meeting?

A: Only holders of record of our common stock as of the close of business on [     ], 2003 will be entitled to notice of and to vote at the annual meeting.

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Q: When and Where is the Annual Meeting?

A: The annual meeting of our stockholders will be held at 9:00 a.m. local time, on [     ], [     ], 2003, at the Holiday Inn, 304 Route 22 West, Springfield, New Jersey 07081.

Q: Where Can I Vote My Shares?

A: You can vote your shares where indicated by the instructions set forth on the proxy card, including by internet or by telephone, or you can attend and vote your shares at the annual meeting of stockholders to be held on [     ], [     ], 2003, at the Holiday Inn, 304 Route 22 West, Springfield, New Jersey 07081.

Q: If My Shares are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A: Your broker may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters, and will not be counted in determining the number of shares necessary for approval. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: May I Change My Vote After I Have Mailed My Signed Proxy Card?

A: Yes. Just send in a written revocation or a later dated, signed proxy card before the annual meeting or simply attend the annual meeting and vote in person. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting.

Q: What Do I Need to Do Now?

A: Please vote your shares as soon as possible so that your shares may be represented at the annual meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope or by telephone or over the internet, or you may vote in person at the annual meeting. Because a vote of a majority of our outstanding shares is required to approve the sale of our Video Solutions business, your failure to vote is the same as your voting against the sale.

Q: What are the U.S. Federal Income Tax Consequences of the Sale of Our Video Solutions Business to the Stockholders?

A: The sale of our Video Solutions business will not result in any federal income tax consequences to our stockholders.

Q: What are the U.S. Federal Income Tax Consequences of the Sale of the Video Solutions Business to the Company?

A: As a result of currently available U.S. federal income tax net operating loss carryforwards, we anticipate that the asset sale will not cause us to incur any U.S. federal income tax liability.

Q: Will Stockholders Have Appraisal Rights?

A: No. Under Delaware law you will have no appraisal rights as a result of the sale of our Video Solutions business.

Q: Whom Should I Call If I Have Questions?

A: If you have questions about any of the proposals on which you are voting, you may call Chris Zigmont, our chief financial officer, at 1-603-898-0800.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” or “continue” or the negative of these terms or other comparable terminology and include, without limitation, statements regarding: completion of the asset sale, possible adjustments to purchase price and potential indemnification payments relating to the asset sale. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any forward-looking statements after the date of this proxy statement to conform such statements to actual results.

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PROPOSAL NO. 1 – SALE OF SUBSTANTIALLY ALL OF THE ASSETS USED IN
OUR VIDEO SOLUTIONS BUSINESS

This section of the proxy statement describes certain aspects of the sale of substantially all of the assets used in our Video Solutions business. However, we recommend that you read carefully the complete asset purchase agreement for the precise legal terms of the agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Annex A.

The Companies

Wire One Technologies, Inc.

Wire One Technologies, Inc., a Delaware corporation, was formed in May 2000 by the merger of All Communications Corporation, a value-added integrator of video, voice and network communications solutions since 1991, into View Tech, Inc., a provider of video, voice and data communications equipment and services since 1992.

      We are a leading single source provider of video communications solutions that encompass the entire video communications value chain. We operate our company in two segments: our Video Solutions business and our Video Network business.

Video Solutions business. Through our Video Solutions business, we are a leading integrator for major video communications equipment manufacturers. We integrate equipment from these manufacturers into comprehensive video and network solutions and resell them to end users and resellers. Our current customer base includes over 3,000 companies with approximately 22,000 videoconferencing endpoints. Upon completion of the sale of our Video Solutions business to Gores, we will concentrate on developing and expanding our Video Network business.

Video Network business. Our Video Network business, which primarily consists of our Glowpoint network service, provides our customers with two-way video communications with a high quality of service. We believe Glowpoint is the first subscriber network to provide such communications by utilizing a dedicated Internet Protocol backbone and broadband access. Through Glowpoint, we offer our customers a single point of contact for all their video communications requirements.

The principal executive offices of Wire One are located at 225 Long Avenue, Hillside, New Jersey 07205 and our telephone number is (973) 282-2000.

Gores Technology Group

Gores Technology Group is a privately held international acquisition and management firm that pursues an aggressive strategy of acquiring promising high-technology organizations and managing them for growth and profitability. Gores holds a number of businesses acquired through acquisition transactions.

The principal executive offices of Gores are located at 10877 Wilshire Boulevard, Suite 1805, Los Angeles, California 90024 and its telephone number is (310) 209-3010.

Background of the Sale of Our Video Solutions Business

During the summer of 2002 our board of directors began to evaluate separating the Video Solutions business from the Glowpoint network. Our board determined that the most efficient way to separate the businesses and simultaneously raise capital for the Glowpoint network was to explore the sale of the company’s Video Solutions business. The board also determined to undertake this review because it believed that there were insufficient growth and profit opportunities present in the Video Solutions business relative to the Glowpoint network.

On August 1, 2002, Water Mill Partners LLC presented our management with a review of various strategic alternatives and the potential impact of each on the overall valuation of our company.

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In late August 2002, we were contacted on an unsolicited basis by a potential strategic acquiror regarding the potential acquisition of our Video Solutions business. During August and September 2002, Water Mill conducted a review of our Video Solutions business. From late August through mid-September 2002, we discussed various due diligence requirements, transaction structuring concepts and preliminary valuation ranges with the strategic acquiror. On September 4, 2002, our board of directors retained Water Mill as a financial advisor to assist us in maximizing stockholder value through a potential sale of the Video Solutions business.

On September 17, 2002, we executed a confidentiality agreement with the strategic acquiror which provided for the parties to negotiate the purchase and sale of the Video Solutions business on an exclusive basis. On September 20, 2002, we delivered certain due diligence materials to the strategic acquiror. On October 11, 2002, our management and Water Mill met with the strategic acquiror at their corporate headquarters to discuss the Video Solutions business in detail. From early October through mid-December 2002, we exchanged certain financial and operational information and engaged in additional meetings and conference calls. In December 2002, the strategic acquiror performed financial due diligence at our New Hampshire offices and performed financial and operational due diligence in our Miamisburg, Ohio facility.

We agreed on a preliminary term sheet with the strategic acquiror on December 2, 2002. The Board of Directors reviewed the term sheet on December 5, 2002 and authorized our management to continue negotiating with the strategic acquiror and to commence the drafting and negotiation of an asset purchase agreement.

On January 7, 2003, the two parties terminated discussions as the strategic acquiror decided not to move forward with the potential acquisition of the Video Solutions business.

On January 21, 2003, our board of directors at a regular meeting of the board discussed the status of the Video Solutions business transaction and authorized our management to solicit the interest of other suitable parties for the sale of the Video Solutions business. In February 2003, after completing a confidential information memorandum, Water Mill and our management identified and contacted numerous potential strategic acquirors and financial investors to gauge interest in a possible transaction involving the Video Solutions business. By March 17, 2003, we received preliminary indications of interest for the Video Solutions business from three financial buyers. After Water Mill presented each of the indications of interest to the board of directors, all of the potential financial buyers were invited in late March to continue the process. In late March, we provided each financial buyer with due diligence materials and a formal management presentation in Miamisburg, Ohio.

After the potential buyers had completed the management presentation and reviewed additional due diligence materials, they were asked to resubmit their indications of interest and propose a final offer for the Video Solutions business.

By April 28, 2003, we received final proposals from two of the potential financial buyers and the board of directors reviewed each of the final proposals received. The board assessed the overall structure of each proposal, including the representations and warranties our company was likely to be required to make, the liabilities our company would be required to retain, the amount and form of the consideration to be received and the extent of any indemnification obligations. The board determined that a proposal from one of the potential financial buyers was superior to the other proposal. On May 1, 2003, we entered into a non-binding letter of intent to negotiate a definitive asset purchase agreement with that potential financial buyer on an exclusive basis until May 18, 2003. Subsequent to May 1, 2003, representatives of our company, Water Mill and the potential financial buyer continued their due diligence efforts and began to negotiate the terms of an asset purchase agreement.

Prior to the expiration of the exclusivity period, the potential financial buyer substantially decreased its offer for the Video Solutions business. On May 19, 2003, after the expiration of the exclusivity period, our management instructed Water Mill to contact the two other parties that had submitted indications of interest to determine their continued interest and valuation level. At this time, Gores Technology Group resubmitted a proposal that was deemed to be superior to its previous proposal. On May 22, 2003, the board of directors

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met and decided to discontinue negotiations with the initial potential financial buyer and instead to enter into an exclusive, non-binding letter of intent with Gores.

On May 23, 2003, we entered into an exclusive, non-binding letter of intent with Gores to negotiate an asset purchase agreement with it. Between May 23, 2003 and June 9, 2003, there were numerous meetings and telephone discussions involving various representatives of our company, Water Mill, and our legal counsel and representatives of Gores and its legal counsel. The purpose of these discussions was to work toward agreement on all open issues, to assist Gores in completing its due diligence and to negotiate and finalize the details of the asset purchase agreement, various ancillary documents and the schedules to the asset purchase agreement and to generally continue movement towards execution of definitive agreements.

On June 6, 2003, the board met to review the status of Gores’ proposal. At that meeting, Broadband Capital Management LLC gave a presentation to the board regarding its preliminary views regarding the fairness, from a financial point of view, of the potential transaction to our company.

On June 9, 2003, the board met telephonically. Wire One’s legal advisors updated the board on the status of the transaction and the final negotiations with Gores. At that meeting, Broadband gave a presentation to the board regarding the fairness, from a financial point of view, of the consideration to be received by us under the proposal made by Gores as it existed on that date, and delivered an oral opinion to the effect that the consideration to be received by us, as it existed on that date, was, from a financial point of view, fair to Wire One. Broadband later confirmed its oral opinion in writing with an opinion letter dated as of June 9, 2003. See Annex B for a copy of this letter. After carefully evaluating the proposal, the board determined to accept the proposal made by Gores. In making its determination to approve the transaction the board considered the cash to be received, the liabilities to be assumed and the overall structure of the transaction and the terms of the asset purchase agreement. The board also considered the other proposal the company had received from the initial potential financial buyer, which was materially less favorable than Gores’ offer with respect to these and other parameters. The board of directors also unanimously resolved to recommend that our stockholders approve and adopt the asset purchase agreement and the sale of substantially all of the assets of our Video Solutions business to Gores.

From June 9, 2003 through the execution of the definitive asset purchase agreement on June 10, 2003, Gores and its legal counsel continued their due diligence efforts. During this time we, representatives of Water Mill, and our legal counsel and Gores and its legal counsel participated by telephone in a series of negotiations finalizing the terms of the asset purchase agreement and the other related agreements. These negotiations largely covered the provisions related to the purchase price adjustment mechanism, finalizing the terms of the ancillary agreements, completing the schedules to the asset purchase agreement, and clarifying certain issues related to the assets of the Video Solutions business. The changes made to the asset purchase agreement during this time were not material and did not alter the consideration to be received from the version of the asset purchase agreement circulated to the board on June 9, 2003. The asset purchase agreement was executed on June 10, 2003 and we announced the execution of the asset purchase agreement that same day.

Proceeds from the Sale of Our Video Solutions Business

Our company will retain the proceeds of the sale of our Video Solutions business. We do not intend to distribute any of the proceeds to our stockholders, but will use the proceeds, along with our other cash and cash equivalents, in connection with our future business plan.

Nature of Our Business Following the Asset Sale

The board has determined that our strategic direction will focus on building out and marketing our Glowpoint network following the consummation of the asset sale. Although the board may explore opportunities to acquire, invest in, or develop new lines of business, to date the board has determined to focus solely on this strategic direction for our company.

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Reasons for the Sale of Our Video Solutions Business

In reaching its determination to approve the asset sale, the asset purchase agreement and related agreements, our board consulted with our management and our financial and legal advisors, and considered a number of factors. We are proposing to sell our Video Solutions business to Gores because we believe that the sale and the terms of the related asset purchase agreement are in the best interests of our company and our stockholders. The board has identified various benefits that are likely to result from the sale of our Video Solutions business. The board believes the sale of that business will:

•	allow us to devote substantially all of our energies and resources to development of our Glowpoint network, thereby focusing on network offerings instead of equipment, service and maintenance;

•	enable us to more effectively market and sell our Glowpoint network to resellers who will no longer view us as a competitor;

•	provide an improved organizational focus;

•	allow us to direct our focus to the potentially better overall returns from our Glowpoint network, by reducing our expenses and increasing our cash balances;

•	meet our need for raising cash sufficient to build out, market and implement the Glowpoint network, which the board believes will yield higher profit margins than the Video Solutions business; and

•	provide us with capital resources to consider and assess other opportunities that the board believes may afford a superior opportunity for growth compared to the existing Video Solutions business.

The amount of cash we receive will vary, depending on some future contingencies, and is described on page 4 under “What We Will Receive” and on pages 27-28.

In arriving at its determination that the asset sale is in the best interests of our company and its stockholders, the board of directors carefully considered the terms of the asset purchase agreement as well as the potential impacts of the asset sale on our company. As part of this process, the board of directors considered the advice and assistance of its outside financial advisors and legal counsel. In determining to authorize the asset sale, the board of directors considered the factors set out above as well as the following factors:

–
the oral opinion provided on June 9, 2003, which was confirmed in writing by an opinion letter dated as of June 9, 2003 in connection with the preparation of this proxy statement, that we received from Broadband Capital Management LLC, our company’s financial advisor, that the consideration to be received by Wire One pursuant to the asset sale is fair from a financial point of view;

–	the fact that Gores’ offer was superior to the other offer we received, both in terms of aggregate consideration and proposed transaction structure;

–	the amount of cash included in Gores’ offer;

–
the terms and conditions of the asset purchase agreement, including the fiduciary out provision negotiated by the board, which allows the board to consider unsolicited offers to purchase the Video Solutions business;

–
the fact that the sale of our Video Solutions business must be approved by the holders of a majority of our common stock, which ensures that the board will not be taking action of which the stockholders disapprove;

–	the risk that after the asset sale our company will have a less diversified business which would leave our company dependent on the performance of our Glowpoint network;

–	the risk that our company could be exposed to future indemnification payments for a breach of the representations, warranties and covenants contained in the asset purchase agreement;

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–
the risk that we may not receive, or we may only receive a portion of, the $2 million to be held back by Gores if we are required to cover purchase price adjustments because of a change in the net asset value of the assets sold; and

–
the risk that the asset sale might not be consummated, which could result in a decline in the price of our common stock, limit our ability to grow and implement our current business strategies and, under certain circumstances, result in our paying Gores a termination fee of $1 million.

Additional Considerations

The amount of cash we receive in this transaction will vary, depending on some future contingencies, and we may not receive all of the consideration provided for in the asset purchase agreement. We will retain the proceeds of the sale of our Video Solutions business. We do not intend to distribute any of the proceeds to our stockholders, but will use the proceeds, along with our other cash and cash equivalents, in connection with our future business plan.

The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but does include the material factors considered. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the board, it is not practical to quantify, rank, or otherwise assign relative or specific weights to the factors considered. In addition, the board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the board conducted an overall analysis of the factors described above, including discussions with management and legal, financial and accounting advisors. In considering the factors described above, individual members of the board may have given different weight to different factors. The board considered all of these factors in totality and concluded, on the whole, such factors supported its determination to approve the asset sale. After taking into consideration all of the factors set forth above, the board, following consultation with its legal and financial advisors, concluded that the asset sale is fair to, and in the best interests of, our company and stockholders, and that we should proceed with the asset sale.

In view of the variety of factors considered in connection with its evaluation of the asset sale, the board did not find it practical to, and did not quantify or otherwise attempt to, assign relative weights to the specific factors considered in reaching its conclusions.

In arriving at its determination that the asset sale is in the best interests of our company and its stockholders, the board did not apply a discount factor to the $2 million held back for purchase price adjustments by Gores to account for the time value of money to reflect that $2 million in the future is worth less than $2 million in the present. The board did not apply a time value of money discount due to the low interest rate environment that existed then and that currently exists, and due to the relatively short duration of the period of approximately 90 days before determination of any purchase price adjustments. Using the rate that our company currently earns on its cash balances of 0.75% to discount the escrow deposit to present value, a discount factor of approximately $3,722 would result, which we consider immaterial in the context of the magnitude of this transaction.

The board also did not apply a discount factor to the $2 million holdback amount to reflect the possibility that these additional escrowed funds may not be paid to our company. The board did not apply this possibility of non-payment discount to the escrowed amount because the information available to the board at that time indicated that all of the holdback amount would, in all reasonable likelihood, be disbursed to the company. This information reflected the belief that the threshold that would result in a purchase price adjustment occurring would not be breached. Further, when the board approved the transaction, it did not believe that there would be any indemnity claims payable due to our company’s active negotiation of the representations and warranties in the asset purchase agreement, the review of the representations and warranties made by our company and our company’s related investigations to ascertain the accuracy of those representations and warranties, together with the fact that the company is not liable for indemnity claims until the aggregate of all such claims exceeds $200,000.

Because future events are at times difficult to foresee, however, we can give no assurances that either or both of these adjustments will not occur. Stockholders may decide to apply discount factors to the $2 million

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holdback amount when assessing how to vote on the proposal to sell substantially all of the assets of our Video Solutions business. Using the rate the company currently earns on cash balances of 0.75% to account for the time value of money and discounting the $2 million by 10% to account for the possibility that there will be purchase price adjustments and/or indemnity claims exceeding $200,000, the assumed discounted value of the $2 million hold back amount would be approximately $1,796,278. Different assumptions pertaining to the present value discount or pertaining to the possibility of non-payment discount could provide different results. The effort to present these discounts is designed to show the impact that these types of discounts may have on a valuation of $2 million to be received in the future, and is not intended to represent what amount our company will actually receive. The board considered the possibility of purchase price adjustments and/or indemnity claims in authorizing this transaction for the reasons noted above. Nonetheless, in deciding how to vote, you may wish to value the $2 million to be received in the future using discount factors and the discounted value of $2 million may affect how you may wish to vote.

Recommendation of the Board of Directors

The board of directors has determined that the sale of our Video Solutions business is in the best interests of our company and our stockholders. The board of directors unanimously approved the asset purchase agreement and unanimously recommends that the stockholders vote in favor of the proposal to approve the sale of substantially all of the assets of our Video Solutions business to Gores, pursuant to the asset purchase agreement and the transactions contemplated by the asset purchase agreement.

Opinion of Financial Advisor

We retained the firm of Broadband Capital Management LLC to evaluate the fairness, from a financial point of view, of the consideration to be received by our company in connection with the proposed asset sale. We selected Broadband based on Broadband’s principals’ qualifications and expertise, including the fact that Broadband’s principals have significant experience in the valuation of businesses in connection with mergers and acquisitions, public and private financings and other transactions. Broadband is a boutique investment bank based in New York providing financial and strategic advisory services to companies, with a particular focus on the technology sector. Broadband, as part of its investment banking practice, advises companies on mergers, acquisitions, and similar transactions. Broadband is actively engaged in the investment banking business and regularly undertakes the valuation of businesses and their securities in connection with private placements, business combinations and similar transactions.

At a meeting of our board of directors on June 9, 2003, Broadband delivered its oral opinion, and subsequently confirmed in writing in an opinion dated June 9, 2003, that, as of such date and based upon and subject to the assumptions and other matters described in its written opinion, the proposed consideration to be received by Wire One in the asset sale was fair from a financial point of view to Wire One. Broadband’s opinion is addressed to the board of directors and is directed only to the fairness, from a financial point of view, of the consideration to be received by us pursuant to asset purchase agreement and not to the merits of the underlying business decision to effect the asset sale, the structure or tax consequences of the asset purchase agreement or the availability or advisability of any alternatives to the sale of the Video Solutions business. Broadband’s opinion does not constitute a recommendation that our company approve and consummate the asset purchase agreement nor does it constitute a recommendation to any stockholder as to how that stockholder should vote at the annual meeting.

The complete text of Broadband’s opinion, which sets forth the assumptions made, matters considered and limitations on and scope of the review undertaken by Broadband, is attached to this proxy statement as Annex B, and the summary of Broadband’s opinion set forth in this document is qualified in its entirety by reference to Broadband’s written opinion. Stockholders are urged to read Broadband’s opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Broadband.

In arriving at its opinion, Broadband took into account general economic, market and financial conditions as well as its experience in connection with similar transactions and valuations generally. In addition, among other things, Broadband:

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(1) reviewed the financial terms and conditions stated in the asset purchase agreement;

(2) reviewed the unaudited actual and pro forma financial statements of the Video Solutions business for the years ended December 31, 2002 and 2001;

(3) reviewed the financial projections for the Video Solutions business which we made available to Broadband;

(4) reviewed certain other information on the Video Solutions business that we made available to Broadband;

(5) discussed with members of senior management of Wire One and of the Video Solutions business information relating to the items described above, as well as other matters which Broadband deemed relevant to their inquiry;

(6) reviewed public information concerning companies in businesses considered by Broadband to be generally comparable to the Video Solutions business;

(7) reviewed financial terms and other information concerning selected completed business combinations or acquisitions/dispositions of assets deemed to be generally comparable to the asset sale or otherwise relevant to its opinion, in whole or in part; and

(8) performed other such financial studies, analyses and investigations as Broadband deemed appropriate.

As described in its opinion, Broadband assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Broadband by us or any other party and did not attempt to verify independently any such information. Broadband did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of our Video Solutions business. With respect to financial forecasts and projections prepared by our management, Broadband relied upon the assurances of our management that such forecasts and projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management as to the future financial performance of our company. Broadband relied upon each party to advise it promptly if any information previously provided or discussed with Broadband became inaccurate or was required to be updated during the period of its review. Broadband did not make any physical inspection of any of our properties and facilities or our Video Solutions business. We did not impose any limitations on Broadband with respect to the investigations made or procedures followed by Broadband in connection with the rendering of its opinion.

The opinion was based on market, economic, financial and other circumstances and conditions existing and disclosed to Broadband as of June 6, 2003, and any material change in such circumstances and conditions would require a reevaluation of the opinion, which Broadband is under no obligation to undertake. In rendering its opinion, Broadband assumed that the asset sale would be consummated on the terms described in the asset purchase agreement, without any waiver of material terms and conditions by us and without giving effect to any adjustments to the total consideration which may be contemplated pursuant to the asset purchase agreement.

Based on this information, Broadband performed a variety of financial analyses of the proposed asset sale and the consideration to be received by us in connection therewith. The following paragraphs summarize the material financial analyses performed by Broadband in arriving at its opinion.

Fairness Opinion Analyses

The following is a summary of the analyses performed by Broadband in connection with the preparation of the opinion. This summary is not a complete description of the analyses underlying the opinion. Broadband’s opinion regarding the fairness of the consideration to be received by us was not based on any one analysis or any particular subset of these analyses but rather gave consideration to all of the analyses taken as a whole.

Discounted Cash Flow Analysis.     Broadband performed a discounted cash flow analysis based on the unlevered discounted cash flow of the projected three-year financial performance of our Video Solutions business. We provided Broadband with projections for calendar years 2003 through 2005 for our Video Solutions business based on certain assumptions by our management regarding the performance of our Video

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Solutions business. A range of terminal values was calculated by Broadband by applying a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, in the final year of the forecast period. Broadband selected discount rates ranging from 18% to 26% to reflect the risk inherent in our Video Solutions business and our projections. Based on a range of terminal EBITDA multiples of 3.5x to 4.3x, the implied enterprise value of the Video Solutions business ranged from $21.6 million to $24.9 million with a midpoint of $23.3 million. In addition, Broadband presented a perpetual growth scenario whereby a range of growth rates was applied to terminal year free cash flow to determine terminal value. Based on a range of terminal growth rates ranging from 4% to 6%, the implied enterprise value of the Video Solutions business ranged from $19.5 million to $20.9 million with a midpoint of $20.2 million. Discounted cash flow analysis is a widely used valuation methodology, but it relies on numerous assumptions, including asset values and earnings growth rates, terminal values and discount rates. This analysis is not necessarily reflective of the actual value of our Video Solutions business.

Comparable Company and Comparable Transaction Analysis.     The comparable company and comparable transaction analyses performed by Broadband were based on market data for companies deemed to be generally comparable to our Video Solutions business and from previous transactions involving companies deemed to be generally comparable to our Video Solutions business. Because no company or transaction is precisely comparable to our Video Solutions business, the analyses relied on data from a group of companies and transactions. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of our Video Solutions business and other factors that could affect the public trading value of the comparable companies and the transaction value of comparable transactions to which they are being compared. If single company or transaction comparisons were to be used, the implied value for our Video Solutions business would vary significantly depending on which company or transaction is chosen. For this reason, the analyses present the results for not only the highest and lowest implied values for each analysis, but also the results for the average and median values for the entire group of companies or transactions analyzed.

Analysis of Publicly Traded Comparable Companies.     Broadband analyzed selected historical financial, operating and stock market data of other publicly traded companies that Broadband deemed to be comparable to our Video Solutions business. The six public companies deemed by Broadband to be reasonably comparable to our Video Solutions business in terms of products and services offered, markets served and business prospects were Compucom Systems, Danka Business Systems, Forgent Networks Inc., Global Imaging Systems Inc., Ikon Office Solutions Inc. and Pomeroy Computer Resources Inc.

Broadband examined certain publicly available financial data of the six comparable public companies, including the ratio of equity or enterprise value (equity value plus total debt, including preferred stock, less cash and cash equivalents) to the following metrics: trailing 12 months net revenues, trailing 12 months EBITDA, trailing 12 months earnings before interest and taxes, or EBIT, fiscal year 2002 net revenues, fiscal year 2002 EBITDA, fiscal year 2002 EBIT, common shareholders equity and total assets. Broadband then compared the ratios derived from its comparable public company analysis to our Video Solutions business’s actual and pro forma operating results for the fiscal trailing 12 months and calendar year 2002. A summary of this analysis is provided below.

	Transaction Multiples		Comparable Market Multiples

	Video Solutions Business – Actual	Video Solutions Business – Pro-Forma	Average	Median	Hi	Low

Comparable Company Analysis
Enterprise Value as Multiple of Revenue LTM	0.3x	0.3x	0.4x	0.4x	1.0x	0.07x
Revenue FY 2002	0.3x	0.3x	0.4x	0.4x	1.1x	0.07x
EBIT LTM	neg	neg	6.6x	5.1x	14.9x	2.4x
EBIT FY 2002	neg	17.1x	7.0x	5.5x	14.9x	3.3x
EBITDA LTM	neg	8.7x	4.1x	3.7x	7.2x	1.7x
EBITDA FY 2002	neg	5.0x	4.2x	3.3x	7.6x	2.2x
Total Assets	0.7x	na	0.7x	0.6x	1.2x	0.3x
Equity Value as Multiple of Common Equity	1.2x	na	1.8x	1.5x	4.0x	0.6x

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(1)	“LTM” is an abbreviation for last twelve months.
(2)	“FY” is an abbreviation for fiscal year.
(3)	“neg” indicates negative value
(4)	“na” indicates not applicable or available

Analysis of Selected Merger and Acquisition Transactions.     Broadband compared the proposed asset sale with selected comparable merger and acquisition transactions. No transaction analyzed in Broadband’s comparable transaction analysis was identical to the asset sale. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors between the asset sale and the other transactions considered that could affect the acquisition value of the companies to which our Video Solutions business was being compared.

Broadband performed an analysis of 16 selected merger and acquisition transactions in related industries that occurred between March 1999 and April 2003. The 16 merger and acquisition transactions considered were:

Announced

Date	Seller	Acquiror
4/21/03	AlphaNet Solutions Inc	CIBER Inc
4/01/03	Corporate PC Source In	Zones Inc
8/14/02	NQL Inc/Delta Computec Inc	ViewCast Corp
4/25/02	Comark Inc	Insight Enterprises Inc
2/25/02	CorpSoft Inc	Level 3 Communications Inc
11/9/02	NetPoint International Inc	ScanSource Inc
5/31/01	Currency Systems International Inc	De La Rue Plc
11/29/00	Lanier Worldwide Inc	Ricoh Co Ltd
11/14/00	SysComm International Corp	Applied Digital Solutions Inc
11/6/00	Bristol Retail Solutions Inc	Registry Magic Inc
3/2/99	Savoir Technology Group Inc	Avnet Inc
10/25/99	Diagraph Corp/Diagraph Asia Ltd	Linx Printing Technologies PLC
8/5/99	Connector Resources Unlimited Inc	Labtec Inc
7/1/99	Williams Conferencing	Genesys
4/5/99	BancTec Inc	Welsh Carson Anderson & Stowe
3/22/99	Lewan & Associates	Global Imaging Systems Inc

Broadband then compared the ratios derived from the comparable transaction analysis to our Video Solutions business’s operating results for the trailing 12 months. The following table summarizes the results of this analysis.

	Transaction Multiples		Comparable Statistic

	Video Solutions Business – Actual	Video Solutions Business – Pro-Forma	Average	Median	Hi	Low

Comparable Transaction Analysis
Total Purchase Price as Multiple of Revenue LTM	0.3x	0.3x	0.5x	0.3x	1.7x	0.1x
Revenue LFY	0.3x	0.3x	0.5x	0.3x	1.7x	0.1x
EBIT LTM	neg	neg	7.0x	7.4x	29.2x	2.8x
EBIT LFY	neg	17.1x	7.0x	7.4x	29.2x	2.8x
EBITDA LTM	neg	8.7x	4.9x	5.9x	8.2x	1.5x
EBITDA LFY	neg	5.0x	4.9x	5.9x	8.2x	1.5x

(1)	“LTM is an abbreviation for the last twelve months.
(2)	“FY” is an abbreviation for fiscal year.
(3)	“neg” indicates negative value.

The summary set forth above does not purport to be a complete description of the analyses of data underlying Broadband’s opinion. The preparation of a fairness opinion is a complex process and is not

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necessarily susceptible to a partial analysis or summary description. Broadband believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Broadband considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Broadband’s view of the actual value of our Video Solutions business.

In summary, Broadband based its opinion on the totality of the analyses it conducted and not on any single analysis. Broadband may have given various valuation ranges more or less weight than other valuation ranges, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Broadband’s view of the actual value of the Video Solutions business. Broadband examined each of the cases where the implied value under a particular analysis exceeded the proposed asset sale consideration and came to the opinion that in each case there were circumstances which argued against relying solely on the results of such analysis. In considering these circumstances, as discussed above, and in considering the results of the complete set of analyses using a variety of methodologies, Broadband formed its opinion described herein.

In performing its analyses, Broadband made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond our control. The analyses performed by Broadband are not necessarily indicative of actual values, trading values or actual future results, which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Broadband’s analysis of the fairness of the financial terms and conditions of the transaction from a financial point of view and were provided to the board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, the opinion of Broadband was one of many factors taken into consideration by the board of directors in making its determination to approve the transaction. Consequently, the analyses described above should not be viewed as determinative of the board of directors’ opinion with respect to the value of our Video Solutions business.

We have paid Broadband a fee of $75,000 in connection with the preparation and issuance of the opinion. We have also agreed to reimburse Broadband for its reasonable out-of-pocket expenses and provide Broadband with customary indemnification protection.

Broadband has consented to the descriptions of its opinion in, and the inclusion of its opinion as an annex to, this proxy statement.

No part of the compensation paid by us to Broadband is contingent upon Broadband’s conclusion regarding financial fairness. We have not previously engaged Broadband to act as our financial advisor and, to management’s knowledge, we have had no prior transactions in which Broadband was involved.

Regulatory Approvals

The asset sale is not subject to the approval of any state or federal regulatory agency or governmental body.

No Appraisal Rights

Under the Delaware General Corporation Law, holders of our common stock are not entitled to appraisal rights in connection with the asset sale.

Tax Consequences

As a result of currently available U.S. federal income tax net operating loss carryforwards, we anticipate that the asset sale will not cause us to incur any significant U.S. federal income tax liability. Stockholders will not have any taxable gain or loss as a result of the asset sale.

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Treatment of Transferred and Continuing Employee Stock Options

Because the asset sale will be deemed to be a sale of “substantially all of the assets,” it will be considered a “corporate transaction” under our 2000 Stock Incentive Plan. As a result, the vesting of stock options held under the plan by certain of our employees and consultants who will be transferred to Gores in connection with the asset sale may be accelerated in full, conditioned upon the consummation of the asset sale. However, an outstanding award under the plan will not fully vest and be exercisable and released from limitations if and to the extent: (i) such award is, in connection with the asset sale, either assumed by Gores or replaced with a comparable award with respect to shares of the capital stock of Gores or (ii) such award is to be replaced with a cash incentive program of Gores which preserves the compensation element of such award existing at the time of the asset sale and provides for subsequent payout in accordance with the same vesting schedule applicable to such award. As of June 18, 2003, option holders under the plan held options to purchase 6,024,891 million shares, of which 743,266 were unvested but will be accorded accelerated vesting as a result of the asset sale. Many of the currently outstanding options under the plan have exercise prices greater than the current fair market value of our common stock. Option awards for our continuing employees will not accelerate and will remain unchanged.

Interests of Certain Persons in the Asset Sale

Our President and Chief Operating Officer, Leo Flotron, holds options to purchase up to 847,500 shares of common stock, scheduled to vest over the next two years. Mr. Flotron is also currently one of our directors. Upon the closing of the asset sale, it is expected that Mr. Flotron will continue to be employed by the Video Solutions business after its sale and will resign his position as a director. As discussed above under “Treatment of Transferred and Continuing Employee Stock Options,” the vesting of Mr. Flotron’s stock options may be accelerated in full effective upon the consummation of the asset sale. Some of these options have exercise prices greater than the current fair market value of our common stock.

Voting Agreements

Pursuant to voting agreements dated as of June 10, 2003, Richard Reiss, our Chairman and Chief Executive Officer, and Leo Flotron, our President and Chief Operating Officer, have agreed to vote in favor of the asset sale with respect to the shares of our common stock they hold as of the record date. The form of this voting agreement is attached to this proxy statement as Annex E.

Special Considerations You Should Take into Account in Deciding How to Vote on the Proposal to Sell Our Video Solutions Business

You should carefully consider the special considerations described below as well as other information provided to you in this document in deciding how to vote on the proposal to sell our Video Solutions business. The special considerations described below are not the only ones facing our company. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Special Considerations Regarding the Proposal to Sell Our Video Solutions Business

The amount of cash we receive in this transaction will vary, depending on some future contingencies, so that we may not receive all of the cash provided for in the asset purchase agreement.

Pursuant to the terms of the asset purchase agreement, Gores will hold back $2 million of the purchase price for potential purchase price adjustments. The holdback will be used to pay for purchase price adjustments resulting from the final determination that the net assets that were transferred to Gores on the closing date were less than $15 million. To the extent that these adjustments have not already been accounted for in any adjustment to the $20 million of cash we are to receive at closing, these adjustments will initially be taken out of the $2 million held back specifically for this purpose. If these adjustments were to exceed that $2 million, then we would be required to pay such excess to Gores. The cash held back by Gores for this

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purpose is generally payable 90 days after the closing. As such, while $2 million is to be held back by Gores and is to be distributed to us subject to these contingencies, we may not receive the holdback funds, or the amount we actually receive may be less than the amount of the holdback.

We will be unable to compete with the Video Solutions business for three years from the date of closing.

We have agreed that, without the prior written consent of Gores, we will not engage in or own or control any interest in (except as a passive investor of less than 4.99 percent of the outstanding equity interests of a publicly held company) any entity that is engaged in any line of business that competes with the Video Solutions business as it exists on the date of closing anywhere in the world. Our Glowpoint network is not deemed to compete with the Video Solutions business. However, the non-compete provisions will restrict our ability to engage in business in the Video Solutions business for three years from the date of closing.

There is no plan to distribute any of the proceeds of the sale of our Video Solutions business to our stockholders.

We do not intend to distribute any portion of the proceeds from the sale of our Video Solutions business to our stockholders. Currently, we intend to use the proceeds from the sale of that business to fund and grow our remaining businesses.

Our management could spend or invest the proceeds from the sale of our Video Solutions business in ways with which our stockholders may not agree, including the possible pursuit of other market opportunities.

Our management could spend or invest the proceeds from the sale of our Video Solutions business in ways with which our stockholders may not agree. Furthermore, because the market for our remaining business is evolving, in the future we may discover new opportunities that are more attractive. As a result, we may commit resources to these alternative market opportunities. If we change our business focus we may face risks that may be different from the risks associated with the video network markets.

Our business may be harmed if the asset sale transaction disrupts the operations of our business and prevents us from realizing intended benefits.

The asset sale transaction may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:

•	loss of key employees or customers;

•	changes in management which may impair relationships with employees and customers;

•	failure to adjust or implement our business model;

•	failure of our Glowpoint network service to achieve intended goals;

•	additional expenditures required to facilitate this divestiture; and

•	the resulting diversion of management’s attention from our day-to-day business.

The asset purchase agreement will expose us to contingent liabilities.

Pursuant to the asset purchase agreement, we undertook to indemnify Gores for any losses from breaches of our representations or warranties that occur within 18 months after the closing date of the asset sale. Our indemnification obligations are limited by an overall cap of forty percent of the purchase price (without giving effect to the post-closing earnout consideration), or $9.2 million. For example, an indemnification claim by Gores might result if we are inaccurate in any of our representations about the assets comprising our Video Solutions business. Although we know of no breaches of our representations or warranties, the payment of any such indemnification obligations would adversely impact our cash resources following the consummation of the asset sale and our ability to pursue other opportunities.

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The failure to complete the sale of our Video Solutions business may result in a decrease in the market value of our common stock and may create substantial doubt as to our ability to grow and implement our current business strategies.

The sale of our Video Solutions business is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders. As a result, we cannot assure you that the sale of our Video Solutions business will be completed. If our stockholders fail to approve the proposal at the annual meeting or if the sale of our Video Solutions business is not completed for any other reason, the market price of our common stock may decline. In addition, failure to complete the sale of our Video Solutions business may substantially limit our ability to grow and implement our current business strategies.

If our stockholders do not approve the sale of our Video Solutions business, there may not be any other offers from potential acquirors.

If our stockholders do not approve the sale of our Video Solutions business, we may seek another purchaser for our Video Solutions business. Although we had discussions with various parties concerning such a purchase, none of these parties may now have an interest in such a sale or be willing to offer a reasonable purchase price.

Special Considerations Relating to Our Company If Our Video Solutions Business is Sold

Our business following the asset sale will be entirely dependent on the success of our Video Network business, which to date has only represented a small percentage of our annual and historical revenues.

The Video Solutions business proposed to be sold pursuant to the asset sale represents 90 to 95 percent of our annual revenues in each of the past two years. Our business following the asset sale will be less diversified, leaving us entirely dependent on the performance of our Video Network business, which primarily represents contributions from our Glowpoint network and will be our main operating unit going forward. Our Video Network business has a limited operating history and has only represented a small percentage of our periodic and historical revenues to date. The Video Network business generated revenues of $2.2 million in the first quarter of 2003, including a $1.7 million contribution from Glowpoint. If we fail to effectively market, sell and implement our Glowpoint network or if the videoconferencing industry does not respond as favorably as anticipated to Glowpoint, our business will be materially adversely effected.

Our success will depend on the success of our new business model.

Upon consummating the asset sale, we will have a very different strategic focus requiring us to devote substantially all of our efforts and resources on building out, marketing and servicing our Glowpoint network. Internal changes resulting from the business restructuring announced by us during 2002 are substantially complete, but many factors may negatively impact our ability to implement our strategic focus, including our ability or possible inability to manage the implementation and development of our Glowpoint network, sustain the productivity of our workforce and retain key employees, manage operating expenses and quickly respond to and recover from unforeseen events associated with the restructuring. We may be required by market conditions and other factors to undertake additional restructuring efforts in the future. Our business, results of operations or financial condition could be materially adversely affected if we are unable to manage the implementation and development of our new business strategy, sustain the productivity of our workforce and retain key employees, manage our operating expenses or quickly respond to and recover from unforeseen events associated with any future restructuring efforts.

Our Glowpoint network software product is new and has limited market awareness.

Our Glowpoint network was introduced in December 2000, and as such, it has limited market awareness and, to date, limited sales. Our future success will be dependent in significant part on our ability to generate demand for our Glowpoint network and professional services. To this end, our direct and indirect sales operations must increase market awareness of our Glowpoint network to generate increased revenue. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. All new hires will require training and will take time to achieve full productivity. We cannot be

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certain that our new hires will become as productive as necessary or that we will be able to hire enough qualified individuals or retain existing employees in the future. We cannot be certain that we will be successful in our efforts to market and sell our products, and if we are not successful in building greater market awareness and generating increased sales, future results of operations will be adversely affected.

As we expand our Glowpoint network and its use, any system failures or interruptions in our network may cause loss of customers.

If the asset sale is consummated, our success will depend on the seamless, uninterrupted operation of our Glowpoint network and on the management of traffic volumes and route preferences over our network. As we continue to expand our network to increase both its capacity and reach, and as traffic volume continues to increase, we will face increasing demands and challenges in managing our capacity and traffic management systems. Any prolonged failure of our network or other systems or hardware that causes significant interruptions to our operations could seriously damage our reputation and result in customer attrition and financial loss.

We may be unable to adequately respond to rapid changes in technology.

The market for our Glowpoint network and related services is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. The introduction of products and services embodying new technology and the emergence of new industry standards may render our existing Glowpoint network and related services obsolete and unmarketable if we are unable to adapt to change. A significant factor in our ability to grow and to remain competitive is our ability to successfully introduce new products and services that embody new technology, anticipate and incorporate evolving industry standards and achieve levels of functionality and price acceptable to the market. If our Glowpoint network is unable to meet its specifications or if it is unable to keep pace with technological changes in the videoconferencing industry, our Glowpoint network could eventually become obsolete. We may be unable to allocate the funds necessary to upgrade our network as improvements in videoconferencing networking technologies are introduced. In the event that other companies develop more technologically advanced networks, our competitive position relative to such companies would be harmed.

THE ASSET PURCHASE AGREEMENT

We believe this summary describes the material terms of the asset purchase agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the asset purchase agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Annex A.

Assets Sold

Subject to and upon the terms and conditions of the asset purchase agreement, we are selling to Gores substantially all of the assets used in the operation of our Video Solutions business, including the following assets:

•
all finished goods, spare parts, refurbished equipment, replacement and component parts owned or stored by or for us as of the closing time: (1) including goods in transit, for potential sale by the Video Solutions business and any associated reserves and prepaid deposits for any of the same, and (2) including at customer sites, for use in connection with the provision of maintenance services as a part of the Video Solutions business;

•
any and all accounts receivable, notes and other amounts receivable from customers and others arising from the conduct of the Video Solutions business by us before the closing date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon, and including associated reserves and earnings in excess of billings;

•	all furniture, equipment, fixtures, leasehold improvements, tools, computers, machinery and other tangible personal property used primarily in the Video Solutions business;

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•
our interest in all contracts relating to the Video Solutions business, and all of the related interests, privileges, claims, causes of action and options relating to the contracts and all bids and offers (including open sales orders) relating thereto;

•
all customer, distributor, supplier and other mailing or contact lists and other sales-related, distribution-related and supply-related materials used primarily in the Video Solutions business (provided that we will remain entitled to use the lists in connection with our Video Network business, which includes, without limitation the designing, marketing, distributing, selling, installing, maintaining and supporting of the Glowpoint network and of such division’s bridging, gateway and network design operations);

•
all labels, signs, packaging materials, promotional materials, point-of-purchase displays, sales literature, advertising, brochures, user manuals, graphics, artwork, UPC codes and all other items relating to the assets sold;

•
all of our Video Solutions business accounting and financial records, property records, contract records, invoices, shipping, purchasing and sales records, correspondence, records, files, and personnel records of the transferred employees, and all computer software and programs and any rights thereto;

•	certain of our rights under certain leasehold interests used in the operation of the Video Solutions business;

•	all of our intangible rights and property associated with the Video Solutions business, including going concern value and goodwill;

•
all governmental authorizations, permits, licenses and approvals, and all pending applications therefor or renewals thereof used in connection with the Video Solutions business, in each case to the extent transferable;

•	all telephone and facsimile numbers, email addresses, and post office boxes used by us primarily in connection with the Video Solutions business;

•	all guarantees, warranties, indemnities and similar rights in favor of us with respect to the Video Solutions business or any of the assets sold;

•	all of our claims against third parties relating to the assets sold;

•	all of our rights in respect of the assets sold relating to deposits and prepaid expenses, claims for refunds and rights to offset; and

•
all of our rights in and to monies received by us as payment of any receivables or otherwise with respect to the Video Solutions business from June 30, 2003 until the closing date (all such monies will be deposited into transition accounts separate from our other accounts);

Assets Retained

We are retaining certain assets, including the following assets:

•	all cash, cash equivalents and bank accounts (other than the transition accounts);

•
all of our right, title and interest in and to the assets, properties, goodwill and business of every kind and description and wherever located, directly or indirectly owned by us or to which we are directly or indirectly entitled and, in any case, necessary for the operation of, or that is primarily used in, our Video Network business;

•
all of our rights arising under the asset purchase agreement, the bill of sale, assumption agreement, real estate agreements, transition services agreement and the Glowpoint sales agency agreement, and any other document delivered under the asset purchase agreement or in connection with the transactions contemplated thereby;

•	trademarks, service marks and trade names relating to our network business;

•	any of our rights to tax refunds or any prepaid taxes;

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•	any records relating to our internal governance; and

•
any of our insurance policies or any right, title or interest we have thereunder, including any prepaid insurance premiums and all insurance benefits thereunder, including rights and proceeds, arising from or relating to the operation of the Video Solutions business prior to June 30, 2003.

Assumed Liabilities

As partial consideration for the purchase of the assets, Gores will assume certain liabilities related to our Video Solutions business, including:

•
all liabilities to be paid or performed after the closing date that arise from or out of the performance or non-performance by Gores after the closing date of any contracts included in the assets or entered into after June 10, 2003, including under any extended warranty, customer support, upgrade or product delivery contracts for sales inventory, but not including any liabilities for any breach of such obligations by us or liabilities in excess of those which are required to be set forth on our closing statement related to the Video Solutions business for future performance of the obligations to customers; and

•
our accounts payable, customer deposits, deferred revenue and accrued liabilities related to the Video Solutions business, but not including any liabilities in excess of those which are required to be set forth on our closing statement or any liabilities evidencing any intercompany obligation of us and our subsidiaries.

Closing Date

The closing of the sale of our Video Solutions business will take place within two days after our stockholders approve the sale of substantially all of the assets used in the operation of the Video Solutions business and all other closing conditions are satisfied, unless the parties agree upon another time. It is the intent of the parties to complete the sale of our Video Solutions business as soon as practicable following approval by our stockholders of the sale of the Video Solutions business.

Consideration

Gores will pay us approximately $23 million to $25 million for the assets of our Video Solutions business, consisting of $20 million in cash, which may be adjusted downward if any purchase price adjustments are required. Gores will issue to us an unsecured promissory note in the principal amount of $1 million maturing on December 31, 2004 and bearing interest at a rate of 5% per annum. In addition, Gores will hold back an additional $2 million to cover potential purchase price adjustments payable by us arising under the asset purchase agreement. The holdback amount will be disbursed to us, less any purchase price adjustments payable by us.

While $2 million is to be distributed to us, we may not receive the holdback amount, or the amount we actually receive may be less than the holdback amount. In assessing the holdback amount, our board of directors did not apply a discount for the time value of money or a discount to take into account the potential risk of nonpayment in determining to approve this transaction. See “Reasons for the Sale of Our Video Solutions business” on pages 15 through 16.

A purchase price adjustment will occur if the net assets to be transferred to Gores are less than $15 million, as measured as of June 30, 2003. The initial purchase price adjustment will be made to the $20 million that we are to receive at closing, based upon our good faith estimate to be delivered ten days after June 30, 2002 of the amount of net assets to be transferred to Gores on the closing date. To the extent that this adjustment has not already been accounted for in any adjustment of the $20 million of cash we are to receive at closing, these adjustments will be taken out of the $2 million held back specifically for this purpose. If these adjustments were to exceed $2 million, then we would be required to pay such excess to Gores.

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Additional Payments

Gores will pay us on each of June 30, 2004 and June 30, 2005, additional payments, not to exceed an aggregate of $2 million, equal to 5% of the sum of (1) the amounts billed by Gores from the operation of the Video Solutions business by Gores after the closing (less normal and customary cash and trade discounts, credits for returns and allowances, bad debt, insurance costs and transportation charges or allowances, if any, any sales or other excise taxes or duties imposed with respect to such sales, and selling commissions by resellers or trading agents, if any), plus (2) the annual revenues derived from the Pierce Technology Services, Inc. (formerly Forgent Networks, Inc.) video solutions business for such year in excess of $96 million. If Gores sells substantially all of the assets of the Video Solutions business prior to June 30, 2005, whether by merger, sale of stock or sale of assets, for total consideration greater than $35 million, Gores will pay us $2 million less any additional payments previously paid.

Representations and Warranties

Representations and Warranties of Our Company

In the asset purchase agreement, we make customary representations and warranties to Gores, including with respect to the matters set forth below, and have agreed to indemnify Gores for any breach or default of our representations and warranties, subject to certain limitations:

•
our company is a corporation validly existing and in good standing and has the requisite power to carry on the Video Solutions business as it is now being conducted and has all requisite authority to own, lease and operate the properties constituting the Video Solutions business;

•	our company has the requisite power to enter into the asset purchase agreement and the ancillary agreements;

•
subject to the approval of the asset purchase agreement and the ancillary agreements by our stockholders and obtaining certain third party consents, there are no conflicts between the asset purchase agreement and our charter documents, our contracts or licenses or applicable law, nor will the asset purchase agreement or the ancillary agreements result in our payment or obligation to pay any severance, termination, “golden parachute,” or other similar payment pursuant to any employment agreement or contract or the triggering of any severance notice obligations with respect to any of the transferred employees;

•
the financial statements provided are materially complete and correct and have been prepared in accordance with generally accepted accounting principles (except that the unaudited balance sheet of the Video Solution segment as at December 31, 2002 and March 31, 2003 and the related statement of operations for the year ended December 31, 2002 and the three months ended March 31, 2003, do not include footnotes) and present fairly, in all material respects, the financial condition of our Video Solutions business;

•
subject to the approval of the asset purchase agreement by our stockholders and obtaining certain third party consents, there are no conflicts between the asset purchase agreement and our charter documents, our contracts or applicable law;

•	the accounts receivable being transferred are valid and bona fide and are not subject to set-off, counterclaim or defense;

•	the inventory being transferred is useable and saleable in the ordinary course of business of the Video Solutions business;

•	our company has good and valid title to, or a valid leasehold or license interest in, the assets used in the operation of our Video Solutions business, except for encumbrances permitted by Gores;

•
our company has no undisclosed liabilities, except for those reflected on the business financial statements, incurred in the ordinary course of the Video Solutions business and not required to be disclosed under generally accepted accounting principles, or incurred in connection with the asset purchase agreement;

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•
since March 31, 2003, except as described in the asset purchase agreement, our company has conducted the Video Solutions business only in the normal and ordinary course of business consistent with past practice;

•	there are no legal proceedings related to our Video Solutions business or the assets being purchased by Gores;

•	our company is in material compliance with all applicable laws, including laws respecting employment and employment practices and benefits and unfair labor practices;

•
the contracts to be transferred in connection with the asset purchase agreement are legally valid and binding on us, comprise all agreements and licenses necessary for the continued conduct of the Video Solutions business as now being conducted and have been performed by us in all material respects;

•	our company owns, and will transfer to Gores at the closing, the rights to the intellectual property used in our Video Solutions business and is not infringing the rights of any third party;

•
the leases for our Video Solutions business facilities are in full force and effect, have not been transferred, assigned or subleased, and we have not received any notice of any material violation of any zoning ordinance or other occupancy restriction;

•
our company has not received any notice and has no reason to believe that any of our customers has ceased, or will cease, to use the products, equipment, goods or services of the Video Solutions business or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time, and our company has no material outstanding disputes with any customers, resellers or partners of the Video Solutions business;

•
to our company’s knowledge, no supplier of the Video Solutions business refused to do business with our company nor stated its intention not to continue to do business with our company or Gores at any time after the closing on terms and conditions substantially similar to those used in its current sales to our company, and there are no material outstanding disputes with any suppliers;

•	our company has paid all taxes related to the Video Solutions business and the assets and there are no liens for taxes due and payable on any of such assets or the Video Solutions business;

•
our company has obtained all licenses necessary to carry on the Video Solutions business as currently conducted under applicable law, is in compliance will all material terms and conditions of such licenses and all such licenses are in full force and effect;

•	our company is in compliance with all applicable environmental laws and has received no notice of any violation of such laws relating to the Video Solutions business;

•
except for restrictions contained in the asset purchase agreement and any ancillary agreements, the Video Solutions business is not subject to any restriction limiting its ability to compete in any geographic area or with any person or which would prevent the continued operation of the Video Solutions business after June 10, 2003 as operated before such date;

•	our company carries insurance on the assets; and

•
except for Water Mill Partners LLC, our company is not obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the asset purchase agreement or the ancillary agreements.

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Representations and Warranties of Gores

In the asset purchase agreement, Gores represents and warrants to us with respect to the matters set forth below and has agreed to indemnify us for any breach or default of these representations and warranties, subject to certain limitations:

•
Gores is a corporation validly existing and in good standing and has the requisite power to enter into the asset purchase agreement and any ancillary agreements and to consummate the transactions contemplated by such agreements;

•	subject to obtaining certain third party consents, there are no conflicts between the asset purchase agreement and Gores’ charter documents, contracts, licenses or applicable law;

•	Gores is not obligated to obtain any consents as a result of entering into and performing its obligations under the asset purchase agreement and the ancillary agreements;

•
there are no legal proceedings or any order, injunction or judgment in progress which could have a material adverse effect on Gores’ ability to consummate the transactions contemplated by the asset purchase agreement; and

•
Gores has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker, or other intermediary in connection with the transactions contemplated by the asset purchase agreement.

Additional Agreements

In the asset purchase agreement, among other things, Gores and our company have agreed that prior to the closing or termination of the asset purchase agreement:

•	our company will conduct the Video Solutions business in the ordinary course and consistent with past practices;

•
our company will provide Gores with full access to our offices, facilities, books and records and to our directors, employees, agents, accountants and counsel who have any knowledge relating to the Video Solutions business, and will furnish additional financial and operating data and other information regarding the Video Solutions business and the assets as Gores may from time to time reasonably request;

•
our company agrees to, and will cause its agents, representatives, affiliates, employees, officers and directors to, treat as confidential all confidential information relating to the Video Solutions business;

•
each party will cooperate to prepare and file all filings and secure all necessary approvals to consummate and effect the transactions set forth in the asset purchase agreement and the ancillary agreements;

•
our company agrees to hold after the closing any asset that by its terms is not transferable or assignable to Gores in trust exclusively for the benefit of Gores until the asset is assigned or transferred to Gores or Gores has obtained the material benefits intended to be transferred or assigned through alternative means;

•
our company will, as soon as practicable, prepare and file with the SEC this proxy statement to obtain the required vote of our stockholders to approve the asset purchase agreement and the transactions contemplated thereby and our board of directors has agreed to recommend that our stockholders approve the asset purchase agreement and the sale of our Video Solutions business;

•
our company will, as soon as reasonably practicable, call and hold a meeting of our stockholders for the purpose of adopting a resolution authorizing the transactions contemplated by the asset purchase agreement;

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•
Gores waives our compliance with any applicable bulk sale or bulk transfer laws in connection with the sale of assets. We agree to indemnify Gores against any and all liabilities asserted by a third party against Gores as a result of our noncompliance with such laws;

•	we agree to reimburse Gores for any real or personal property taxes paid by Gores relating to any portion of a taxable period ending on or before the closing date; and

•
we agree to change our corporate name immediately after the closing and not to use any of the intellectual property relating to the Video Solutions business from and after the closing date. However, from the closing date through December 31, 2003, we may continue to use trademarks and other intellectual property relating to the Video Solutions business to inform customers, vendors and other parties about the transactions contemplated by the asset purchase agreement and in filings with the SEC and other governmental authorities.

Non-competition and Non-solicitation

We agree, for a period of three years commencing on the closing date, not to engage in or own any equity interest in (except as a passive investor of less than 4.99 percent of the outstanding equity interests of a publicly traded company) any business engaged in the Video Solutions business anywhere in the world.

In addition, our company, for a period of one year commencing on the closing date, agrees that, without Gores’ prior written consent, it will not solicit any then-current employee of the Video Solutions business or any person who has been an employee of the Video Solutions business at any time within the previous six months.

The noncompetition and nonsolicitation provisions do not apply to any successor or assignee of the assets of our company, whether by merger, consolidation, asset sale or other form of transaction. However, if such successor or assignee is a restricted buyer, as designated on the disclosure schedule, we will pay Gores $5 million in consideration for Gores’ waiver of the noncompetition and nonsolicitation provisions.

Gores agrees, for a period of three years commencing on the closing date, not to (1) market or sell services competitive to those of our company’s Video Network business provided by a restricted competitor, as designated on the disclosure schedule, or (2) own any equity interest in any restricted competitor that would result in Gores marketing services which are competitive to our company’s Video Network business. However, Gores may market or sell our company’s services or acquire any of the restricted competitors upon payment to us of a one-time fee of $5 million for the permanent waiver of these noncompetition provisions. In addition, for a period of one year commencing on the closing date, Gores agrees that, without our prior written consent, it will not solicit any then-current employee of our company or any person who has been an employee of our company at any time within the previous six months.

Transition Period

Between June 30, 2003 and the closing date, we have agreed to the following in connection with the business of the Video Solutions business:

•	conduct the Video Solutions business in the ordinary course and consistent with our past practices;

•	establish a separate general ledger reflecting all of the revenues and amounts payable to third parties with respect the liabilities assumed by Gores and the employees transferred to Gores;

•	incur direct costs of the Video Solutions business only in accordance with the transition budget agreed upon by us and Gores;

•	deposit all monies received by us as payment of any receivables or otherwise with respect to the Video Solutions business into transition accounts separate from all of our other accounts;

•	make payment with respect to any direct costs of the Video Solutions business only from the transition accounts;

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•
permit a Gores representative access to our facilities and properties to observe the conduct of the Video Solutions business and consider the reasonable requests of such representative with respect to the conduct of the Video Solutions business so long as such requests do not cause us to expend funds in excess of the amounts provided in the transition budget;

•	not to enter into any agreement or obligation prohibited by the asset purchase agreement; and

•
credit to Gores at closing, as if the Glowpoint sales agency agreement were in place when such sales were consummated, commissions on sales of products and services of our network business by employees of the Video Solutions business.

We agree, within 30 days following the closing date, to provide Gores with accounting statements for the Video Solutions business for the period between June 30, 2003 and the closing date to determine whether we are entitled to an offset from Gores in the event that our costs during the transition period exceed those set forth in the transition budget. We agree to pay in cash to Gores the transition cost amount, except as follows:

(1)  if the EBITDA of the Video Solutions business for the quarter ended September 30, 2003 is at least $1 million but not more than $1.159 million, then we will be entitled to an offset against payment of the transition cost amount of up to $159,000, not to exceed the transition cap, meaning $159,000 times the actual number of calendar months elapsed in the period between June 30, 2003 and the closing date, prorated for any partial calendar month;

          (2)  if the EBITDA of the Video Solutions business for the quarter ended September 30, 2003 is more than $1.159 million but not more than $1.318 million, then we will be entitled to an offset against payment of the transition cost amount of up to $318,000, not to exceed the transition cap; and

          (3)  if the EBITDA of the Video Solutions business for the quarter ended September 30, 2003 is more than $1.318 million, then we will be entitled to an offset against payment of the transition cost amount of up to $477,000, not to exceed the transition cap.

Employee Matters

In the asset purchase agreement, among other things, Gores and our company have agreed that Gores will extend offers of employment to each of the employees of the Video Solutions business. Employees who accept Gores’ employment offer will become Gores employees effective on the closing date.

Conditions to Completion of Asset Purchase

Each party’s obligation to complete the sale of our Video Solutions business is subject to the prior satisfaction or waiver of certain conditions. If any of the closing conditions are waived, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from our stockholders is appropriate. No determination can be made at this time as to which, if any, of the closing conditions are likely to be waived by us or Gores. The following list sets forth the material conditions that have not yet been satisfied and therefore must be satisfied or waived before completion of the sale of our Video Solutions business:

•	we must obtain approval by our stockholders of the sale;

•	our representations and warranties and the representations and warranties of Gores must be true and correct in all material respects as of the closing;

•	we and Gores must perform or comply with our respective covenants and other agreements in all material respects on or prior to the closing;

•	no legal restraint or prohibition against the consummation of the sale of the Video Solutions business may be in effect; and

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•
we and Gores must execute and deliver to each other each of the ancillary agreements, meaning the bill of sale, the assumption agreement, the real estate agreements, the transition services agreement and the Glowpoint sales agency agreement.

In addition, the obligations of Gores to effect the asset sale are subject to certain conditions, including:

•	we must remove as of the closing all liens placed on the assets in connection with our credit agreement with JPMorgan Chase Bank.

Indemnification

Under the asset purchase agreement, we are obligated to indemnify and hold harmless Gores from and against all losses that it incurs arising out of or resulting from:

•	any breach or inaccuracy in any representation or warranty made by us in the asset purchase agreement or the ancillary agreements;

•	any breach of any covenant or agreement made by us in the asset purchase agreement or the ancillary agreements; or

•	the liabilities, whether arising before or after the closing date, that Gores has not assumed.

The asset purchase agreement provides that Gores will indemnify and hold harmless our company from and against all losses that we incur arising out of or resulting from:

•	any breach or inaccuracy in any representation or warranty made by Gores in the asset purchase agreement or the ancillary agreements;

•	any breach of any covenant or agreement made by Gores in the asset purchase agreement or the ancillary agreements; or

•	the liabilities assumed by Gores.

Limits on Indemnification

Neither we nor Gores, with certain limited exceptions, will be obligated to indemnify the other for any losses under the asset purchase agreement until the aggregate amount of the losses exceeds $200,000 for such party, and then only to the extent of such excess. We are obligated to indemnify Gores for any and all losses arising out of a breach of our tax representations and warranties in the asset purchase agreement. In addition, the maximum aggregate amounts that either we or Gores may recover for losses due to breach or inaccuracy of the other party’s representations or warranties in the acquisition documents is forty percent of the purchase price.

Termination of the Asset Purchase Agreement

Termination

Notwithstanding approval by our stockholders of the asset purchase agreement and the transactions contemplated thereby, the asset purchase agreement may be terminated, and the sale of our Video Solutions business may be abandoned, at any time prior to the closing, in any of the following ways:

•	by the mutual written consent of us and Gores;

•	by either us or Gores if:

•
the sale of the Video Solutions business is not completed by September 30, 2003, other than as a result of the failure by the party proposing to terminate the asset purchase agreement to perform its obligations;

•	an order, decree or ruling is entered restraining, enjoining or otherwise prohibiting the completion of the sale of our Video Solutions business;

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•	our stockholders fail to approve the sale of our Video Solutions business by September 30, 2003; or

•
the other party materially breaches its representations or agreements so that a closing condition would not be satisfied and the breach remains uncured 30 days following notice or the breaching party ceases to use commercially reasonable efforts to cure such breach.

In addition, Gores may terminate the asset purchase agreement if between June 10, 2003 and closing, we make a general assignment for the benefit of creditors, or any proceeding is instituted against us seeking to adjudicate us bankrupt or insolvent, or seeking liquidation or winding up or reorganization of our debts under any law relating to bankruptcy, insolvency or reorganization.

We may terminate the asset purchase agreement upon the occurrence of the following, and Gores may terminate the asset purchase agreement if any of the following occur at any time prior to the approval of the asset purchase agreement by our stockholders:

•	our board of directors withdraws or modifies in an adverse manner its recommendation of the sale of the Video Solutions business;

•	we fail to include in this proxy statement the approval and recommendation of our board of directors for the sale of our Video Solutions business; or

•	our board of directors approves any transaction or series of transactions in which a party other than Gores is entitled to purchase a substantial portion of the Video Solutions business or its assets.

Effect of Termination

If the asset purchase agreement is terminated, we and Gores have no liability or obligations to one another other than for the breakup fee which is payable under the circumstances described below under “Break-Up Fee” and damages for breach or fraud committed in connection with the asset purchase agreement.

Break-Up Fee

We agreed not to solicit, negotiate or approve the acquisition of the Video Solutions business by any person other than Gores between June 10, 2003 and the closing date. We also agreed to pay Gores a break-up fee equal to $1 million if the asset purchase agreement is terminated by Gores or, prior to the approval of the asset purchase agreement by our stockholders, us if:

•
our board of directors or any committee thereof for any reason withdraws, amends or modifies in a manner adverse to Gores its affirmative recommendation to our stockholders in favor of the adoption of the asset purchase agreement and the approval of the transaction contemplated thereby;

•	our board of directors fails to include its affirmative recommendation in these proxy materials with respect to our company’s stockholder meeting; or

•
our board of directors or any committee thereof approves any proposal with respect to any transaction or series of related transactions in which any party other than Gores is entitled to purchase any substantial portion of the Video Solutions business or its assets, whether by asset sale, sale of stock or other securities, spin-off, contribution, merger, consolidation, reorganization, recapitalization, liquidation or otherwise.

Expenses

Each party to the asset purchase agreement will bear its own expenses incurred in connection with the sale of our Video Solutions business. Our expenses include the costs of preparing, filing with the Securities and Exchange Commission, printing and mailing this proxy statement.

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Amendment

The asset purchase agreement may only be amended in a written document signed by us and Gores or in a written waiver signed by the party to be bound thereby.

Additional Agreements Related to the Asset Purchase Agreement

In conjunction with the closing of the sale of our Video Solutions business, we will enter into a transition services agreement with Gores whereby we will provide for a fee certain transition services to Gores related to the assets acquired and liabilities assumed.

We will also enter into a Glowpoint sales agency agreement, whereby Gores will be able to market our Glowpoint network subscriber service and associated bridging and gateway services. The agreement provides that we will pay Gores a monthly commission equal to 10% to 15% (depending upon the number of Glowpoint circuits delivered to us pursuant to customer contracts procured exclusively by Gores in the previous calendar quarter) of the charges that are billed and actually received by us for Glowpoint services that are delivered by us pursuant to customer contracts procured exclusively by Gores. The sales agency agreement has a term of three years from execution.

Because we are retaining the lease for the Camarillo, California facility where part of the Video Solutions business is located, we have agreed to sublease a portion of that facility to Gores after the closing of the asset purchase agreement.

FINANCIAL HISTORY AND EFFECTS OF THE PROPOSED ASSET SALE

Selected Financial Data

We are providing the following information to aid you in your financial analysis of the proposed asset sale. The selected consolidated financial data for each of the fiscal years in the five years ended December 31, 2002 have been derived from our audited consolidated financial statements, which have been filed on annual reports on Form 10-K and are incorporated by reference. The selected consolidated financial data as of and for the three months ended March 31, 2003 and 2002 have been derived from our unaudited consolidated financial statements, which have been filed on quarterly reports Form 10-Q and are incorporated by reference. These unaudited financial statements, in the opinion of our management, have been prepared on a basis that is substantially consistent with its audited statements and include all adjustments, consisting of normal recurring adjustments necessary to present fairly the information for such periods. The results of such interim periods are not necessarily indicative of the results for a full fiscal year. The data presented below should be read in conjunction with our audited financial statements for each of the fiscal years in the five years ended December 31, 2002 and the unaudited financial statements as of and for the three months ended March 31, 2003 and 2002, all of which are incorporated by reference.

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Selected Financial Data

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998

			(in thousands, except per share data)
Statement of Operations Information:
Revenues
Video Solutions
Equipment	$14,528	$14,438	$61,398	$55,638	$39,280	$11,601	$5,640
Services	3,747	3,654	15,751	15,294	7,679	797	496
Video Network	2,227	1,100	5,599	3,480	1,475	—	—

	20,502	19,192	82,748	74,412	48,434	12,398	6,136
Cost of revenues
Video Solutions
Equipment	11,582	10,316	47,406	38,332	26,283	8,029	3,704
Services	2,030	1,774	8,618	8,914	5,271	549	317
Video Network	2,294	970	5,597	2,898	1,105	—	—

	15,906	13,060	61,621	50,144	32,659	8,578	4,021
Gross margin
Video Solutions
Equipment	2,946	4,122	13,992	17,306	12,997	3,572	1,936
Services	1,717	1,880	7,133	6,380	2,408	248	179
Video Network	(67)	130	2	582	370	—	—

	4,596	6,132	21,127	24,268	15,775	3,820	2,115
Operating expenses:
Selling	5,851	6,446	25,698	22,112	12,588	2,487	1,634
General and administrative	1,653	1,804	8,159	12,245	4,121	1,765	1,310
Restructuring	—	—	960	200	—	—	—
Impairment losses on goodwill	—	—	40,012	—	—	—	—
Impairment losses on other long-lived assets	—	—	1,358	2,684	1,501	—	—

Total operating expenses	7,504	8,250	76,187	37,241	18,210	4,252	2,944

Loss from continuing operations	(2,908)	(2,118)	(55,060)	(12,973)	(2,435)	(432)	(829)

Other (income) expense
Amortization of deferred financing costs	45	14	123	100	344	43	19
Interest income	(5)	(19)	(72)	(77)	(315)	(23)	(56)
Interest expense	373	26	432	598	78	181	57
Amortization of discount on subordinated debentures	535	—	39	—	—	—	—

Total other expenses, net	948	21	522	621	107	201	20

Loss before income taxes	(3,856)	(2,138)	(55,582)	(13,594)	(2,542)	(633)	(849)
Income tax (benefit) provision	—	—	—	200	511	(105)	3

Net loss from continuing operations	(3,856)	(2,138)	(55,582)	(13,794)	(3,053)	(528)	(852)
Loss from discontinued AV operations	(793)	(420)	(2,696)	(396)	—	—	—
Income (loss) from discontinued voice operations	—	—	(287)	(617)	521	1,592	75
Gain on sale of discontinued voice operations	—	—	—	277	—	—	—

Net income (loss)	(4,649)	(2,558)	(58,565)	(14,530)	(2,532)	1,064	(777)
Deemed dividends on series A convertible preferred stock	—	—	—	4,434	13,723	—	—

Net income (loss) attributable to common stockholders	$(4,649)	$(2,558)	$(58,565)	$(18,964)	$(16,255)	$1,064	$(777)

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Selected Financial Data (cont.)

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998

			(in thousands, except per share data)
Net loss from continuing operations per share:
Basic	$(0.13)	$(0.08)	$(1.93)	$(0.66)	$(0.24)	$(0.11)	$(0.18)

Diluted	$(0.13)	$(0.08)	$(1.93)	$(0.66)	$(0.24)	$(0.09)	$(0.18)

Income (loss) from discontinued operations per share:
Basic	$(0.03)	$(0.01)	$(0.10)	$(0.04)	$0.04	$0.33	$0.02

Diluted	$(0.03)	$(0.01)	$(0.10)	$(0.04)	$0.04	$0.26	$0.02

Deemed dividends per share:
Basic	$—	$—	$—	$(0.21)	$(1.07)	$—	$—

Diluted	$—	$—	$—	$(0.21)	$(1.07)	$—	$—

Net income (loss) per share:
Basic	$(0.16)	$(0.09)	$(2.03)	$(0.91)	$(1.27)	$0.22	$(0.16)

Diluted	$(0.16)	$(0.09)	$(2.03)	$(0.91)	$(1.27)	$0.17	$(0.16)

Weighted average number of common shares and equivalents outstanding:
Basic	29,030	28,323	28,792	20,880	12,817	4,910	4,910

Diluted	29,030	28,323	28,792	20,880	12,817	6,169	4,910

Balance Sheet Information:
Cash and cash equivalents	$657	$3,236	$2,762	$1,689	$1,871	$60	$326
Working capital	19,076	33,484	24,940	15,639	19,921	4,526	5,702
Total assets	54,534	105,303	61,502	104,499	84,372	10,867	8,923
Long-term debt (including current portion)	4,236	65	5,871	83	3,128	2,186	2,444
Series A mandatorily redeemable convertible preferred stock	—	—	—	—	10,371	—	—
Total stockholders’ equity	32,610	87,069	36,586	68,909	49,658	5,194	3,968

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Unaudited Pro Forma Condensed Consolidated Financial Data

The following unaudited pro forma condensed consolidated financial data gives effect to the sale of the Video Solutions business. The unaudited pro forma consolidated balance sheet as of March 31, 2003 has been prepared assuming the sale of the Video Solutions business occurred as of that date. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 have been prepared assuming that the sale of the Video Solutions business occurred as of January 1, 2000. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations of our company or the actual results of operations that would have occurred had the sale of the Video Solutions business been consummated as of the dates indicated above. The unaudited pro forma condensed consolidated financial data should be read in conjunction with our historical consolidated financial data and notes contained in our reports filed with the Commission.

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Unaudited Pro Forma Consolidated Balance Sheet

				Pro Forma
	March 31, 2003	Adjustments		March 31, 2003

Assets
Current assets:
Cash and cash equivalents	$656,707	$21,250,000	(1)	$21,906,707
Accounts receivable – net	22,873,348	(21,195,643	)(2)	1,677,705
Inventory – net	7,009,204	(7,009,204	)(2)	—
Net assets of discontinued operations	3,113,964	(2,429,994	)(2)	683,970
Other current assets	3,236,339	(1,548,331	)(2)	1,356,366
		(331,642	)(3)

Total current assets	36,889,562	(11,264,814)		25,624,748

Note receivable	—	1,000,000	)(1)	1,000,000
Furniture, equipment and leasehold improvements – net	14,380,595	(2,357,976	)(2)	12,022,619
Goodwill – net	2,547,862	—		2,547,862
Other assets	715,547	(194,560	)(2)	520,987

Total assets	$54,533,566	$(12,817,350)		$41,716,216

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$9,803,799	$(9,230,500	)(2)	$573,299
Deferred revenue	7,884,035	(7,395,822	)(2)	—
		(488,213	)(3)
Current portion of capital lease obligations	125,991	(13,533	)(2)	112,458

Total current liabilities	17,813,825	(17,128,068)		685,757

Noncurrent liabilities:
Bank loan payable	3,521,578	—		3,521,578
Capital lease obligations, less current portion	53,901	—		53,901

Total noncurrent liabilities	3,575,479	—		3,575,479

Total liabilities	21,389,304	(17,128,068)		4,261,236

Commitments and contingencies

Subordinated debentures, net	534,625	—		534,625

Stockholders’ equity:
Preferred stock, $.0001 par value;
5,000,000 shares authorized, none issued and outstanding	—	—		—
Common Stock, $.0001 par value; 100,000,000 authorized;
29,125,368 shares outstanding	2,913	—		2,913
Treasury stock, 39,891 shares at cost	(239,742)	—		(239,742)
Additional paid-in capital	131,805,026	—		131,805,026
Accumulated deficit	(98,958,560)	4,154,147	(2)	(94,647,843)
		156,571	(3)

Total stockholders’ equity	32,609,637	4,310,718		36,920,355

Total liabilities and stockholders’ equity	$54,533,566	$(12,817,350)		$41,716,216

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Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1)	Assumes $23 million of consideration for the sale of the Video Solutions business, consisting of $22 million of cash and a $1 million note less $750,000 in transaction related fees.
(2)
Assumes the buyer purchased assets totalling $34,735,708 and assumed liabilities totalling $16,639,855, yielding a sale of $18,095,853 of net assets of the Video Solutions business less $750,000 in transaction related fees resulting in a gain on the sale of the assets of $4,154,147.

(3)
Assumes recognition by Wire One in our second fiscal quarter of 2003 of $488,213 of unamortized deferred revenue related to “pass-through” maintenance contracts on which we have no obligation to provide service and which are not part of the asset sale transaction. These pass-through maintenance contracts had $331,642 of unamortized deferred costs that are similarly assumed to be recognized by Wire One in our second fiscal quarter of 2003 and not deemed to be part of the asset sale transaction.

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Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Three Months Ended March 31, 2003	Adjustments		Pro Forma Three Months Ended March 31, 2003

Net revenues
Video Solutions
Equipment	$14,528,405	$(14,528,405	)(1)	$—
Service	3,747,432	(3,747,432	)(1)	—
Video Network	2,226,858			2,226,858

	20,502,695	(18,275,837)		2,226,858

Cost of revenues
Video Solutions
Equipment	11,582,078	(11,582,078	)(1)	—
Service	2,030,549	(2,030,549	)(1)	—
Video Network	2,294,287			2,294,287

	15,906,914	(13,612,627)		2,294,287

Gross margin
Video Solutions
Equipment	2,946,327	(2,946,327	)(1)	—
Service	1,716,883	(1,716,883	)(1)	—
Video Network	(67,429)			(67,429)

	4,595,781	(4,663,210)		(67,429)

Operating expenses
Selling	5,850,942	(4,540,403	)(1)	1,310,539
General and administrative	1,653,089	(442,285	)(1)	1,210,804

Total operating expenses	7,504,031	(4,982,688)		2,521,343

Loss from continuing operations	(2,908,250)	319,478		(2,588,772)

Other (income) expense
Amortization of deferred financing costs	45,509			45,509
Interest income	(5,189)			(5,189)
Interest expense	373,050			373,050
Amortization of discount on subordinated debentures	534,625			534,625

Total other expenses, net	947,995	—		947,995

Net loss from continuing operations	$(3,856,245)	$319,478		$(3,536,767)

Net loss from continuing operations per share:
Basic and diluted	$(0.13)	$0.01		$(0.12)

Weighted average number of diluted common shares
Basic and diluted	29,029,894	29,029,894		29,029,894

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Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Three Months Ended March 31, 2002	Adjustments		Pro Forma Three Months Ended March 31, 2002

Net revenues
Video Solutions
Equipment	$14,438,325	$(14,438,325	)(1)	$—
Service	3,654,439	(3,654,439	)(1)	—
Video Network	1,099,421			1,099,421

	19,192,185	(18,092,764)		1,099,421

Cost of revenues
Video Solutions
Equipment	10,316,066	(10,316,066	)(1)	—
Service	1,774,477	(1,774,477	)(1)	—
Video Network	969,541			969,541

	13,060,084	(12,090,543)		969,541

Gross margin
Video Solutions
Equipment	4,122,259	(4,122,259	)(1)	—
Service	1,879,962	(1,879,962	)(1)	—
Video Network	129,880			129,880

	6,132,101	(6,002,221)		129,880

Operating expense
Selling	6,446,554	(5,419,987	)(1)	1,026,567
General and administrative	1,803,637	(651,761	)(1)	1,151,876

Total operating expenses	8,250,191	(6,071,748)		2,178,443

Loss from continuing operations	(2,118,090)	69,527		(2,048,563)

Other (income) expense
Amortization of deferred financing costs	13,757			13,757
Interest income	(19,330)			(19,330)
Interest expense	26,239			26,239

Total other expenses, net	20,666	—		20,666

Net loss from continuing operations	$(2,138,756)	$69,527		$(2,069,229)

Net loss from continuing operations per share:
Basic and diluted	$(0.08)	$0.01		$(0.07)

Weighted average number of diluted common shares
Basic and diluted	28,323,809	28,323,809		28,323,809

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Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2002	Adjustments		Pro Forma Year Ended December 31, 2002

Net revenues
Video Solutions
Equipment	$61,397,947	$(61,397,947	)(1)	$—
Service	15,750,914	(15,750,914	)(1)	—
Video Network	5,599,216			5,599,216

	82,748,077	(77,148,861)		5,599,216

Cost of revenues
Video Solutions
Equipment	47,406,394	(47,406,394	)(1)	—
Service	8,618,078	(8,618,078	)(1)	—
Video Network	5,596,801			5,596,801

	61,621,273	(56,024,472)		5,596,801

Gross margin
Video Solutions
Equipment	13,991,553	(13,991,553	)(1)	—
Service	7,132,836	(7,132,836	)(1)	—
Video Network	2,415			2,415

	21,126,804	(21,124,389)		2,415

Operating expenses
Selling	25,697,999	(20,843,450	)(1)	4,854,549
General and administrative	8,158,777	(3,055,404	)(1)	5,103,373
Restructuring	960,000	(700,000	)(2)	260,000
Impairment losses on goodwill	40,012,114	(40,012,114	)(3)	—
Impairment losses on other long-lived assets	1,357,806	(1,357,806	)(3)	—

Total operating expenses	76,186,696	(65,968,774)		10,217,922

Loss from continuing operations	(55,059,892)	44,844,385		(10,215,507)

Other (income) expense
Amortization of deferred financing costs	122,680			122,680
Interest income	(71,644)			(71,644)
Interest expense	431,792			431,792
Amortization of discount on subordinated debentures	39,360			39,360

Total other expenses, net	522,188	—		522,188

Net loss from continuing operations	$(55,582,080)	$44,844,385		$(10,737,695)

Net loss from continuing operations per share:
Basic and diluted	$(1.93)	$1.56		$(0.37)

Weighted average number of diluted common shares
Basic and diluted	28,792,217	28,792,217		28,792,217

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Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2001	Adjustments		Pro Forma Year Ended December 31, 2001

Net Revenues
Video Solutions
Equipment	$55,637,782	$(55,637,782	)(1)	$—
Service	15,293,789	(15,293,789	)(1)	—
Video Network	3,479,907			3,479,907

	74,411,478	(70,931,571)		3,479,907

Cost of revenues
Video Solutions
Equipment	38,331,779	(38,331,779	)(1)	—
Service	8,914,044	(8,914,044	)(1)	—
Video Network	2,898,460			2,898,460

	50,144,283	(47,245,823)		2,898,460

Gross margin
Video Solutions
Equipment	17,306,003	(17,306,003	)(1)	—
Service	6,379,745	(6,379,745	)(1)	—
Video Network	581,447			581,447

	24,267,195	(23,685,748)		581,447

Operating expenses
Selling	22,111,672	(19,206,035	)(1)	2,905,637
General and administrative	12,245,463	(2,284,783	)(1)	9,960,680
Restructuring	200,000	(90,000	)(2)	110,000
Amortization of goodwill	2,683,647	(2,581,307	)(4)	102,340

Total operating expenses	37,240,782	(24,162,125)		13,078,657

Loss from continuing operations	(12,973,587)	476,377		(12,497,210)

Other (income) expense
Amortization of deferred financing costs	99,912			99,912
Interest income	(76,928)			(76,928)
Interest expense	598,147			598,147

Total other expenses, net	621,131	—		621,131

Loss before income taxes	(13,594,718)	476,377		(13,118,341)
Income tax provision	200,000			200,000

Net loss from continuing operations	$(13,794,718)	$476,377		$(13,318,341)

Net loss from continuing operations per share:
Basic and diluted	$(0.66)	$0.02		$(0.64)

Weighted average number of diluted common shares
Basic and diluted	20,880,125	20,880,125		20,880,125

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Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2000	Adjustments		Pro Forma Year Ended December 31, 2000

Net Revenues
Video Solutions
Equipment	$39,280,000	$(39,280,000	)(1)	$—
Service	7,679,000	(7,679,000	)(1)	—
Video Network	1,475,108			1,475,108

	48,434,108	(46,959,000)		1,475,108

Cost of revenues
Video Solutions
Equipment	26,283,377	(26,283,377	)(1)	—
Service	5,270,530	(5,270,530	)(1)	—
Video Network	1,104,940			1,104,940

	32,658,847	(31,553,907)		1,104,940

Gross margin
Video Solutions
Equipment	12,996,623	(12,996,623	)(1)	—
Service	2,408,470	(2,408,470	)(1)	—
Video Network	370,168			370,168

	15,775,261	(15,405,093)		370,168

Operating expenses
Selling	12,587,676	(12,178,813	)(1)	408,863
General and administrative	4,121,303	(884,570	)(1)	3,236,733
Amortization of goodwill	1,500,857	(1,500,857	)(4)	—

Total operating expenses	18,209,836	(14,564,240)		3,645,596

Loss from continuing operations	(2,434,575)	(840,853)		(3,275,428)

Other (income) expense
Amortization of deferred financing costs	343,792			343,792
Interest income	(314,986)			(314,986)
Interest expense	78,056			78,056

Total other expenses, net	106,862	—		106,862

Loss before income taxes	(2,541,437)	(840,853)		(3,382,290)
Income tax provision	511,239			511,239

Net loss from continuing operations	$(3,052,676)	$(840,853)		$(3,893,529)

Net loss from continuing operations per share:
Basic and diluted	$(0.24)	$(0.06)		$(0.30)

Weighted average number of diluted common shares
Basic and diluted	12,817,158	12,817,158		12,817,158

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Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(1)	Revenues and costs specifically identifiable to the Video Solutions business.
(2)	Restructuring costs directly attributable to the Video Solutions business.
(3)	Impairment losses on goodwill and other long-lived assets directly attributable to the Video Solutions business.
(4)	Amortization of goodwill directly attributable to the Video Solutions business.

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PROPOSAL NO. 2 -
NAME CHANGE

Background

If the asset sale is approved by stockholders, the asset purchase agreement will transfer certain assets related to the Video Solutions business, including but not limited to the name “Wire One Technologies, Inc.” and related trademarks and trade names.

Board Recommendation

The board of directors unanimously recommends that stockholders vote FOR the approval of the name change from “Wire One Technologies, Inc.” to “Glowpoint, Inc.” and the amendment and restatement of our amended and restated certificate of incorporation in the form attached hereto to effect such name change.

PROPOSAL NO. 3 -
ELECTION OF DIRECTORS

Our directors are divided into three classes. The number of directors is determined from time to time by our board of directors. A single class of directors is elected each year at the annual meeting of stockholders. Each director elected at an annual meeting will serve for a term ending at the third annual meeting of stockholders after his or her election and until his or her successor is elected and duly qualified. Peter Maluso resigned his position as a Class II director as of April 1, 2003. Jonathan Birkhahn, our former Executive Vice President, Business Affairs, General Counsel and Secretary and a Class I director whose term is expiring upon the annual meeting, has decided not to stand for re-election. Upon the closing of the asset sale, we expect that Leo Flotron will resign his position as a Class II Director. In light of this attrition, the board has determined to reduce the number of directors from nine to seven, effective as of the date of the annual meeting. The board is currently in the process of seeking a new director to replace Mr. Flotron.

The directors to be elected at the Annual Meeting are Class I directors and are to serve until the 2006 annual meeting or until their respective successors are duly elected and qualified. The nominees who will stand for election are James Kuster and Michael Sternberg, both of whom are currently members of our board of directors. The two nominees receiving the highest number of affirmative votes will be elected as Class I directors. In the event any nominee is unable or unwilling to serve as a nominee, the board of directors may select a substitute nominee. If a substitute nominee is selected, proxies will be voted in favor of such nominee. Our board of directors has no reason to believe that either of Messrs. Kuster or Sternberg will be unable or unwilling to serve as a nominee or as a director if elected.

The following table sets forth information with respect to our current directors, director nominees and executive officers.

Name	Age	Position with Company
Director Nominees
James Kuster(1)(2)	44	Director
Michael Sternberg(1)(2)(3)	58	Director

Other Directors
Richard Reiss	46	Chairman and Chief Executive Officer
Leo Flotron	43	President, Chief Operating Officer and Director
Dean Hiltzik	49	Director
Lewis Jaffe	46	Director
Michael Toporek(1)(2)(3)	38	Director
Jonathan Birkhahn(4)	49	Director

Non-Director Executive Officers
Christopher Zigmont	41	Chief Financial Officer and Executive Vice President, Finance
Michael Brandofino	38	Chief Technology Officer and Executive Vice President

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(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Stock Option Committee.
(4)	Mr. Birkhahn is currently a Class I director and has decided not to stand for re-election.

Biographies

Class I Director Nominees

James Kuster, Director. Mr. Kuster has been a member of our board of directors since June 2001, when he joined in connection with our acquisition of the assets of GeoVideo Networks, Inc. Mr. Kuster has been Managing Director of the investment banking and private equity firm Crest Advisors, LLC. Prior to joining Crest, Mr. Kuster was Managing Director of the media and telecommunications group of Chase Securities, where he worked from 1986 until 1999. Mr. Kuster received his M.B.A. degree from the Fuqua School of Business of Duke University. He also serves on the Board of Directors of Loudeye Technologies, Inc. (Nasdaq: LOUD).

Michael Sternberg, Director. Mr. Sternberg has been a member of the board of directors since September 2002. Mr. Sternberg has been the Chief Executive Officer of SPEEDCOM Wireless Corporation since June 2002. From 1998 to 2001, Mr. Sternberg was the Chief Executive Officer of KMC. From 1991 through 1995, Mr. Sternberg was the Chief Operating Officer of Ramsay.

Required Vote and Board Recommendation

Directors must be elected by a plurality of the shares of our common stock present at the annual meeting in person or by proxy entitled to vote. The two nominees for director receiving the highest number of affirmative votes will be elected as directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. Stockholders do not have the right to cumulate their votes in the election of directors. The board of directors recommends that the stockholders vote for the election of each nominee for director named above.

Directors whose Terms of Office Continue after the Annual Meeting

Richard Reiss, Chairman of the Board of Directors and Chief Executive Officer. Mr. Reiss has been our Chairman of the Board of Directors and Chief Executive Officer since May 2000, and was President from May 2000 to April 2002. Mr. Reiss served as Chairman of the Board of Directors, President and Chief Executive Officer of All Communications Corporation (“ACC”) from ACC’s formation in 1991 until the formation of Wire One pursuant to the merger of ACC and View Tech, Inc. (“VTI”) in May 2000.

Leo Flotron, President and Chief Operating Officer and Director. Mr. Flotron is our President and Chief Operating Officer and has served on our board of directors since March 2001. Mr. Flotron has served as our President since August 2002. From May 2000 until November 2000, Mr. Flotron served as our Executive Vice President, Sales and Marketing of Videoconferencing Products. From October 1995 until May 2000, Mr. Flotron served as ACC’s Vice President, Sales and Marketing of Videoconferencing Products, in charge of sales and marketing for videoconferencing and network products. Mr. Flotron holds a B.S. degree in Business from the University of Massachusetts in Amherst and an M.S. degree in Finance from Louisiana State University.

Dean Hiltzik, Director. Mr. Hiltzik has served on our board of directors since May 2000. From September 1999 until May 2000, Mr. Hiltzik was a member of ACC’s board of directors. Mr. Hiltzik, a certified public accountant, is a partner and director of the securities practice at Schneider & Associates LLP, which he joined in 1979. Schneider provides tax and consulting services to Wire One. Mr. Hiltzik received a B.A. from Columbia University and an M.B.A. in Accounting from Hofstra University.

Lewis Jaffe, Director. Mr. Jaffe has served on our board of directors since September 2001 and served as our President from April 2002 until August 2002. Since August 2002, Mr. Jaffe has been an independent consultant to our company. From June 2000 to March 2002, Mr. Jaffe served as President and Chief

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Operating Officer of PictureTel Corporation. From September 1998 to June 2000, Mr. Jaffe was a managing director in the Boston office of Arthur Andersen LLP in the global finance practice. From January 1997 to March 1998, Mr. Jaffe was the President of C Systems, LLC, a designer and manufacturer of mobile military shelters, housing, communication, radar and missile launch systems. Mr. Jaffe completed an executive MBA program at Stanford University and holds a B.S. degree from LaSalle University.

Michael Toporek, Director. Mr. Toporek has been a member of our board of directors since July 2002. He is presently the Managing General Partner of Brookstone Partners, a private equity firm. From August 2000 to May 2002, Mr. Toporek was a Director at SG Cowen Corporation, providing investment banking and mergers and acquisitions advice to technology companies. From September 1996 to August 2000, Mr. Toporek was an investment banker at Dillon Read & Co. and its successor entity, UBS Warburg, providing investment banking and mergers and acquisitions advice to industrial companies.

Executive Officers

The following individuals are executive officers of Wire One but are not directors or nominees for director:

Christopher Zigmont, Chief Financial Officer and Executive Vice President, Finance. Mr. Zigmont has been our Chief Financial Officer since May 2000 and is also our Executive Vice President, Finance. From June 1999 until May 2000, Mr. Zigmont served as VTI’s Chief Financial Officer. From March 1990 to May 1999, Mr. Zigmont held various positions at BankBoston Corporation, most recently as Director of Finance. Prior to joining BankBoston Corporation, Mr. Zigmont was a Senior Audit Manager with the accounting and auditing firm of KPMG Peat Marwick. He received a B.S. degree in Business Administration with a double major in Accounting/Finance from Boston University.

Michael Brandofino, Executive Vice President and Chief Technology Officer. Mr. Brandofino has served as our Executive Vice President and Chief Technology Officer since October 2000. From 1988 to September 2000, Mr. Brandofino held several positions at Johns Brook Co., Inc., a technology consulting company, most recently in the position of President. Mr. Brandofino holds a B.S. degree in Management Information Systems from Pace University.

The Board of Directors, Board Committees and Meetings

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. Our board of directors currently consists of seven directors as described in “Proposal No. 3: Election of Directors.” The current board members and nominees for election include three independent directors and three members of our senior management. The primary responsibilities of the board of directors are oversight, counseling and direction to our management in the long- term interests of Wire One and its stockholders.

Our board of directors met seven times during the year ended December 31, 2002. During this period, each of the directors attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the board of directors held during the period for which he was a director and (ii) the total number of meetings of committees of the board on which he served, held during the period for which he served. The board has an audit committee, a compensation committee and a stock option committee.

Audit Committee

We currently maintain an audit committee consisting of James Kuster, Michael Sternberg and Michael Toporek. Each of Messrs. Kuster, Sternberg and Toporek is “independent” as defined in Rule 4200 of the National Association of Securities Dealers’ listing standards. However, under the proposed amendments to NASD Rule 4350, which would require audit committee members to satisfy the heightened independence standards provided in Section 10A(m)(3) of the Securities Exchange Act of 1934, one of our current audit

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committee members would not qualify as “independent.” Accordingly, we intend to obtain at least one additional director for our board and our audit committee who will qualify under these proposed amendments. Each non-employee member of our audit committee receives options to purchase 500 shares of common stock for each meeting attended. The audit committee consults and meets with our auditors and chief financial officer and accounting personnel, reviews potential conflict of interest situations where appropriate, and reports and makes recommendations to the full board of directors regarding such matters. The audit committee met three times during the year ended December 31, 2002.

Compensation Committee

We currently maintain a compensation committee consisting of James Kuster, Michael Sternberg and Michael Toporek. Each non-employee member of our compensation committee receives options to purchase 500 shares of common stock for each meeting attended. The compensation committee is responsible for supervising our executive compensation policies, reviewing officers’ salaries, approving significant changes in employee benefits and recommending to the board of directors such other forms of remuneration as it deems appropriate. The compensation committee met three times during the year ended December 31, 2002.

Stock Option Committee

We currently maintain a stock option committee consisting of James Kuster, Michael Sternberg and Michael Toporek. Each non-employee member of our stock option committee receives options to purchase 500 shares of common stock for each meeting attended. The stock option committee is responsible for administering Wire One’s employee incentive plans and recommending to the board of directors such other forms of remuneration as it deems appropriate. The stock option committee did not meet during the year ended December 31, 2002.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee is composed of three directors. Each meets the current independence standards under the NASD’s rules for The Nasdaq Stock Market. The audit committee operates under a written audit committee charter, which is attached hereto as Appendix F.

The audit committee has reviewed Wire One’s audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the audit committee that Wire One’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The audit committee has discussed with BDO Seidman, LLP, Wire One’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). These discussions have included a review as to the quality, not just the acceptability, of Wire One’s accounting principles.

Wire One’s independent auditors also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the audit committee discussed with the independent auditors the auditors’ independence from management and Wire One. The audit committee has also considered the compatibility of non-audit services with the auditors’ independence.

Based on the audit committee’s discussion with management and the independent auditors, the audit committee’s review of the audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in Wire One’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Respectfully submitted,

James Kuster
Peter Maluso (member until April 1, 2003)
Michael Sternberg
Michael Toporek

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EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The table below summarizes information concerning the compensation we paid during 2002 to our Chief Executive Officer and our four other most highly paid executive officers during that year (collectively, the “Named Executive Officers”), each of whom, other than Jonathan Birkhahn, is currently a named executive officer of Wire One:

		Annual Compensation			Long-term Compensation Awards
Name and principal position	Year	Salary($)	Bonus ($)		Securities Underlying Options		All Other Compensation ($)

Richard Reiss, Chief Executive Officer and Chairman of the Board	2002	$379,250	$75,000	(1)	—		$5,764	(3)
	2001	$345,000	$135,000		1,537,500	(2)	$5,764	(3)
	2000	$275,000	$135,000		—		—

Leo Flotron, President, Chief Operating Officer and Director	2002	$346,875	$—		192,500	(4)	—
	2001	$325,000	$193,935	(5)	240,000		—
	2000	$157,917	$157,237	(6)	—		—
Jonathan Birkhahn, Executive Vice President Business Affairs, General Counsel, Secretary and Director	2002	$246,164	$—		51,500		—
	2001	$238,125	$—		—		—
	2000	$20,236	$—		250,000		—

Christopher Zigmont, Chief Financial Officer and Executive Vice President, Finance	2002	$188,654	$—		50,500		—
	2001	$175,000	$—		190,000		—
	2000	$80,000	$35,000		100,000		—

Michael Brandofino, Chief Technology Officer and Executive Vice President	2002	$183,938	$—		64,875		—
	2001	$165,000	$25,000	(7)	100,000		—
	2000	$37,692	$6,250		—		—

(1)	Formula bonus as set forth in Mr. Reiss’s employment agreement (see “Employment Agreements” and “Compensation Committee Report on Executive Compensation”).
(2)	Includes the extension of the term of a previously granted option to purchase 1,237,500 shares of common stock (see “Compensation Committee Report on Executive Compensation”).
(3)	Amount reflects premiums paid for a life insurance policy.
(4)	Includes the extension of the term of a previously granted option to purchase 123,750 shares of common stock.
(5)	Amount is in respect of services rendered in 2000.
(6)	Amount consists of $73,424 and $83,813 in respect of services rendered in 1999 and 2000, respectively.
(7)	One-time cash bonus in connection with the anniversary of commencement of Mr. Brandofino’s employment.

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Option Grants in 2002

The following table sets forth information regarding stock options granted pursuant to our stock option plan during 2002 to each of the named executive officers.

Name	Number of underlying options granted		Percent of total options granted to employees in fiscal year 2002	Exercise or base price (per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						0%	5%	10%

Richard Reiss	—		—	—	—	$—	$—	$—
	—		—	—	—	$—	$—	$—

Leo Flotron	50,000		4.1%	$4.40	February 25, 2012	$—	$358,357	$570,623
	18,750		1.6%	$1.13	July 22, 2012	$—	$34,512	$54,955
	123,750	(1)	10.2%	$0.53	December 19, 2003	$—	$106,835	$170,117

Jonathan Birkhahn	20,000		1.7%	$4.40	February 25, 2012	$—	$143,343	$228,249
	6,500		0.5%	$1.13	July 22, 2012	$—	$11,964	$19,051
	25,000		2.1%	$1.80	October 9, 2012	$—	$73,300	$116,718

Christopher Zigmont	25,500		2.1%	$1.13	July 22, 2012	$—	$46,937	$74,739
	25,000		2.1%	$1.80	October 9, 2012	$—	$73,300	$116,718

Michael Brandofino	20,000		1.7%	$4.40	February 25, 2012	$—	$143,343	$228,249
	15,000		1.2%	$3.04	April 24, 2012	$—	$74,278	$118,275
	29,875		2.5%	$1.13	July 22, 2012	$—	$54,989	$87,562

(1)	Consists of the extension of the term of a previously granted option to purchase 123,750 shares of common stock.

Aggregated Option Exercises In Fiscal 2002 And Fiscal Year-End Option Values

The following table sets forth information concerning the value of unexercised in-the-money options held by the Named Executive Officers as of December 31, 2002.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		$ Value of Unexercised In-The-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable

Richard Reiss	32,857	$209,299	1,565,233	226,410	$292,791.69	$52,776.00
Leo Flotron	33,000	$156,750	725,142	235,358	$1,434,243.50	$44,789.00
Jonathan Birkhahn	—	—	187,500	114,000	$—	$35,540.00
Christopher Zigmont	—	—	156,870	208,630	$—	$67,080.00
Michael Brandofino	—	—	—	164,875	$—	$49,592.50

Director Compensation

Directors who are not executive officers or employees of Wire One receive a director’s fee of options to purchase 1,000 shares of common stock for each board meeting attended and 500 shares of common stock for each audit, compensation or stock option committee meeting attended, whether in person or by telephone, and options to purchase 4,000 shares of common stock for attendance in person at the annual meeting of stockholders.

Employment Agreements

We entered into employment agreements with certain of our executive officers, pursuant to which Mr. Reiss serves as Chief Executive Officer, Mr. Flotron serves as President and Chief Operating Officer,

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Mr. Zigmont serves as Chief Financial Officer and Executive Vice President, Finance and Mr. Brandofino serves as Executive Vice President and Chief Technology Officer. The following is a summary of the material terms and conditions of such agreements and is subject to the detailed provisions of the respective agreements attached as exhibits to our filings with the Securities and Exchange Commission.

Employment Agreement with Richard Reiss

We entered into an employment agreement with Mr. Reiss having a three-year term commencing January 1, 2001. Under the agreement, Mr. Reiss is entitled, in years one, two, and three, respectively, to base compensation of $345,000, $410,000 and $480,000, and to a formula bonus (payable in quarterly installments, subject to satisfaction of the condition that our gross revenues from continuing operations during a given quarter increase over such revenues from the corresponding quarter of the preceding year) of $135,000, $165,000 and $195,000. The agreement provides for the grant of an option to purchase 300,000 shares of common stock under our 2000 Stock Incentive Plan, vesting in three equal annual installments. Mr. Reiss has the right to terminate the agreement, with a full payout of all base and potential formula bonus compensation for the balance of the term (but in no event less than one year) and acceleration of his unvested stock options, upon a corporate transaction or a change of control (as those terms are defined under the 2000 plan) or a termination by Wire One without cause. Under the agreement, we are required to obtain and pay the premiums on a $2.5 million life insurance policy payable to Mr. Reiss’s designated beneficiary or his estate.

On April 24, 2002, Mr. Reiss was named Chairman and Chief Executive Officer and his agreement was amended to subject the formula bonus to satisfaction of the condition that we have $500,000 in EBITDA from continuing operations during a given quarter in addition to the gross revenue condition. On July 30, 2002, the agreement was amended to reduce annual base compensation to $369,000 for the remainder of year two and to $432,000 in year three. Effective January 1, 2003, the agreement was further amended to reduce annual base compensation to $330,000 and the formula bonus was replaced with a discretionary bonus for the remaining term.

Employment Agreement with Leo Flotron

We entered into an employment agreement with Mr. Flotron having a three-year term commencing January 1, 2001. Under the agreement, Mr. Flotron is entitled, in years one, two, and three, respectively, to base compensation, of $325,000, $375,000 and $425,000, and to a discretionary bonus. The agreement provides for the grant of an option to purchase 240,000 shares of common stock under the 2000 plan, vesting in three equal annual installments. Mr. Flotron has the right to terminate the agreement, with a full payout of all base compensation for the balance of the term (but in no event less than one year) and acceleration of his unvested stock options, upon a corporate transaction or a change of control (as defined under the 2000 plan) or a termination by Wire One without cause.

On July 30, 2002, Mr. Flotron was named President and Chief Operating Officer and his agreement was amended to reduce annual base compensation to $337,500 for the remainder of year two and to $382,500 in year three. Effective January 1, 2003, the agreement was further amended to reduce annual base compensation to $300,000 for the remaining term.

Employment Agreement with Christopher Zigmont

The agreement with Mr. Zigmont, our Executive Vice President, Finance and Chief Financial Officer, has a three-year term that commenced on January 1, 2001. Mr. Zigmont is entitled to base compensation of $175,000, $200,000 and $225,000 in years one, two and three, respectively, as well as to a discretionary bonus. The agreement provides for the grant of an option to purchase 150,000 shares under the 2000 plan, vesting in three equal annual installments.

On July 30, 2002, the agreement was amended to reduce the annual base compensation to $190,000 for the remainder of year two and to $213,750 in year three. Effective January 1, 2003, the agreement was further amended to reduce annual base compensation to $190,000 for the remaining term.

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Employment Agreement with Michael Brandofino

The agreement with Mr. Brandofino, our Executive Vice President and Chief Technology Officer, has a three-year term that commenced on January 1, 2001. Mr. Brandofino is entitled to base compensation of $165,000, $195,000 and $225,000 in years one, two and three, respectively, as well as to a discretionary bonus. The agreement provides for the grant of an option to purchase 100,000 shares under the 2000 plan, vesting in three equal annual installments.

On July 30, 2002, the agreement was amended to reduce the annual base compensation to $185,250 for the remainder of year two and to $213,750 and $223,250 in years three and four, respectively. Effective January 1, 2003, the agreement was further amended to reduce annual base compensation to $185,250 through December 31, 2003.

Consulting Agreement with Jonathan Birkhahn

We entered into an employment agreement with Jonathan Birkhahn to serve as Executive Vice President, Business Affairs and General Counsel having a three-year term commencing on November 30, 2000. Effective January 31, 2003, the agreement was terminated simultaneously with the commencement of a consulting agreement providing for Mr. Birkhahn’s continued assistance in the administration of our legal and business affairs for a fee of $11,500 per month through November 30, 2003. The stock options granted under the employment agreement will continue to vest provided that Mr. Birkhahn continues to serve as a consultant or as a member of the board of directors. Mr. Birkhahn terminated the consulting agreement in accordance with his right to do so thereunder effective March 14, 2003; however, he will continue to serve as a member of the board of directors until the annual meeting.

Consulting Agreement with Kelly Harman

We entered into an agreement with Kelly Harman to serve as Vice President - Marketing having a three-year term commencing on January 1, 2001. Effective January 31, 2003, the agreement was terminated simultaneously with the commencement of a consulting agreement providing for Ms. Harman’s continued assistance in the development, marketing and sales of our products and services for a fee of $8,000 per month through December 31, 2003. The stock options granted under the employment agreement will continue to vest provided that Ms. Harman continues to serve as a consultant.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Scope of the Committee’s Work

The compensation committee of the board of directors has the authority and responsibility to establish the overall compensation strategy for Wire One, including salary and bonus levels, and to review and make recommendations to the board with respect to the compensation of our executive officers. The compensation committee was established in 1999; prior thereto, compensation decisions and grants of stock options were made only by the full Board.

Executive Compensation Philosophy and Policies

Wire One’s overall compensation philosophy is to provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain key executives and other employees who have the skills and experience necessary to promote the short- and long-term financial performance and growth of Wire One.

The compensation committee recognizes the critical role of its executive officers in the significant growth and success of Wire One to date and our future prospects. Accordingly, our executive compensation policies are designed to (1) align the interests of executive officers with those of stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent on our financial performance, (2) provide compensation that will attract and retain talented professionals, (3) reward individual results through base salary, annual cash bonuses, long-term incentive

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compensation in the form of stock options and various other benefits and (4) manage compensation based on skill, knowledge, effort and responsibility needed to perform a particular job successfully.

In establishing salary, bonuses and long-term incentive compensation for its executive officers, the compensation committee takes into account both the position and the expertise of a particular executive, as well as the committee’s understanding of competitive compensation for similarly situated executives in our sector of the technology industry.

Executive Compensation

Base Salary. Salaries for executive officers for 2002 were generally determined by the compensation committee on an individual basis in connection with the determination of the terms of such executive’s applicable employment agreement, based on the following criteria: such executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Bonus. The amount of bonuses paid to executives for 2002 was based on the financial results of our company (as well as, in the case of Mr. Reiss, the satisfaction of the conditions in the formula set forth in his employment agreement). Mr. Reiss received a cash bonus of $75,000 for 2002 as a result of satisfaction of those conditions. Messrs. Flotron, Birkhahn, and Brandofino, as well as Ms. Harman, were also paid bonuses in respect of their services during 2002 in the form of stock option grants to purchase 50,000, 20,000, 20,000 and 10,000 shares of our common stock, respectively.

Long-Term Incentive Awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of executives with the long-term interests of our company’s stockholders and encourages executives to remain in our company’s employ. We grant stock options in accordance with our various stock option plans. Grants are awarded based on a number of factors, including the individual’s level of responsibility, the amount and term of options already held by the individual, the individual’s contributions to the achievement of our financial and strategic objectives, and industry practices and norms.

Compensation of the Chief Executive Officer

Mr. Reiss, who served as ACC’s Chairman of the Board of Directors, President and Chief Executive Officer from its formation in 1991 until May 2000, and has served as Wire One’s Chairman and Chief Executive Officer since its formation in May 2000 and as Wire One’s President from May 2000 until April 2002, was paid a base salary of $379,250 in 2002. As noted above, he was also paid a cash bonus of $75,000 for his services in 2002.

Effective January 1, 2001, we entered into an employment agreement with Mr. Reiss (see “Employment Agreements”) pursuant to which he serves as Chief Executive Officer. Mr. Reiss’s salary and other compensation and the terms of his employment agreement have been established by reference to the salaries and equity participations of chief executive officers of other companies in our industry and related industries, and in recognition of Mr. Reiss’s unique skills and importance to our company.

On April 24, 2002, Mr. Reiss was named Chairman and Chief Executive Officer and his agreement was amended to subject the formula bonus to satisfaction of the condition that we have $500,000 in EBITDA from continuing operations during a given quarter in addition to the gross revenue condition. On July 30, 2002, the agreement was amended to reduce annual base compensation to $369,000 for the remainder of year two and to $432,000 in year three. Effective January 1, 2003, the agreement was further amended to reduce annual base compensation to $330,000 and the formula bonus was replaced with a discretionary bonus for the remaining term.

Internal Revenue Code Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million per year paid to certain executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-

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performance based compensation paid to our company’s executive officers in 2002 did not, in the case of any such officer, exceed the $1 million per year limit. The compensation committee generally intends to limit the dollar amount of all non-performance based compensation payable to our executive officers to no more than $1 million per year.

Respectfully submitted,

Peter Maluso (member until April 1, 2003)
James Kuster
Michael Sternberg
Michael Toporek

Compensation Committee Interlocks and Insider Participation

Peter Maluso, James Kuster, Michael Sternberg and Michael Toporek served as members of the compensation committee of the board of directors during 2002. No member of the compensation committee was at any time during 2002 or at any other time an officer or employee of our company. No member of the compensation committee served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the board or our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The landlord for our Hillside, New Jersey office is Vitamin Realty Associates, L.L.C., of which Eric Friedman, a member of our board until June 2001, is a member. The lease term is for five years and expires on April 30, 2005. The base rental for the premises during the term of the lease is approximately $162,000 per year. In addition, we must pay our share of the landlord’s operating expenses (i.e., those costs or expenses incurred by the landlord in connection with the ownership, operation, management, maintenance, repair and replacement of the premises, including, among other things, the cost of common area electricity, operational services and real estate taxes). For the years ended December 31, 2002, 2001 and 2000, rent expense associated with this lease was $252,000, $295,000 and $225,000, respectively. We believe that the lease reflects a fair rental value for the property and is on terms no less favorable than we could obtain in an arm’s length transaction with an independent third party.

We receive financial and tax services from Schneider & Associates LLP, an accounting firm in which Dean Hiltzik, one of our directors, is a partner. Since Mr. Hiltzik became a director of ACC on September 15, 1999, we have incurred fees of approximately $250,000 for services received from this firm, $33,000 of which were incurred in 2002. We also entered into a consulting agreement with Mr. Hiltzik, dated January 2, 2001, for the provision of tax and financial services for one year. Mr. Hiltzik received an option to purchase 30,000 shares of common stock at an exercise price of $3.94 per share pursuant to that agreement.

We entered into a one-year consulting agreement, commencing July 22, 2002, with Lewis Jaffe, one of our directors, pursuant to which Mr. Jaffe serves as a management consultant to our company in the areas of corporate development and investor relations. In consideration for these services, we granted Mr. Jaffe an option to purchase 50,000 shares of our common stock at an average exercise price of $3.00 per share vesting in ten installments of 5,000 shares per month commencing September 30, 2002. We entered into a one-year consulting agreement, dated September 21, 2001, with Mr. Jaffe pursuant to which Mr. Jaffe served as a management consultant to our company in the areas of corporate development and investor relations. In consideration for these services, we granted Mr. Jaffe an option to purchase 30,000 shares of our common stock at an exercise price of $5.16 per share.

In March 2002, Wire One made a recourse loan to Leo Flotron, a member of our board of directors, in the amount of $69,960 with a 5.25% rate of interest. We extended the loan to Mr. Flotron to enable him to exercise options (scheduled to expire imminently) to purchase 33,000 shares of common stock. Mr. Flotron repaid the loan in full in March 2003.

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We entered into a consulting agreement dated as of March 7, 2003 with Innovative Strategies & Management, of which Michael Sternberg, one of our directors, is the managing partner. Pursuant to this agreement, Innovative Strategies & Management will provide consulting services related to our Glowpoint business in consideration for $24,000.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock as of June 18, 2003 by each of the following:

•	each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own beneficially 5% or more of the common stock;

•	our company’s directors and named executive officers; and

•	all directors and executive officers of our company as a group.

As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is considered the beneficial owner of securities that can be acquired within 60 days of June 18, 2003 through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days of June 18, 2003 are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person. The amounts and percentages are based on 29,399,117 shares of common stock outstanding as of June 18, 2003.

Name and address of beneficial owners (1)	Number of Shares Owned (2)		Percentage of Outstanding Shares

Executive Officers and Directors:
Richard Reiss	5,092,250	(3)	16.4%
Leo Flotron	1,243,500	(4)	4.1%
Dean Hiltzik	168,950	(5)	*
James Kuster	526,544	(6)	1.8%
Lewis Jaffe	182,500	(7)	*
Jonathan Birkhahn	219,166	(8)	*
Michael Sternberg	11,000	(9)	*
Michael Toporek	16,000	(10)	*
Christopher A. Zigmont	260,500	(11)	*
Michael Brandofino	106,243	(12)	*

All directors and executive officers as a group (10 people)	7,826,653	(13)	26.6%

5% Owners:
Coghill Capital Management, L.L.C.	1,631,396	(14)	5.5%
One North Wacker, Suite 4725 Chicago, IL 60606
Sargon Capital International Fund Ltd.	1,541,500		5.2%
c/o Sargon Capital, LLC 6 Louis Drive Montville, NJ 07045

* Less than 1%
(1)	Unless otherwise noted, the address of each of the persons listed is c/o Wire One Technologies, Inc., 225 Long Avenue, Hillside, NJ 07205.
(2)	Unless otherwise indicated by footnote, the named persons have sole voting and investment power with respect to the shares of common stock beneficially owned.

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(3)	Includes 1,559,643 shares subject to presently exercisable stock options and 82,500 shares held by a trust for the benefit of Mr. Reiss’s children, of which he is the trustee.
(4)	Includes 847,500 shares subject to presently exercisable stock options.
(5)	Includes 78,200 shares subject to presently exercisable stock options.
(6)
Includes 23,500 shares subject to presently exercisable stock options. Mr. Kuster’s shares also include 498,044 shares held by Crest Communications Partners, LP and Crest Entrepreneurs Fund LP. Mr. Kuster is a managing director of Crest Communications Holdings, LLC and disclaims beneficial ownership of Wire One shares held by Crest Communications Partners, LP and Crest Entrepreneurs Fund LP.

(7)	Includes 182,500 shares subject to presently exercisable stock options.
(8)	Includes 219,166 shares subject to presently exercisable stock options.
(9)	Includes 11,000 shares subject to presently exercisable stock options.
(10)	Includes 16,000 shares subject to presently exercisable stock options.
(11)	Includes 260,500 shares subject to presently exercisable stock options.
(12)	Includes 103,208 shares subject to presently exercisable stock options.
(13)	Includes 3,301,217 shares subject to presently exercisable stock options.
(14)	Ownership information is based on the Schedule 13G filed by Coghill Capital Management, L.L.C. on February 10, 2003.
(15)	Ownership information is based on the Schedule 13G filed by Sargon Capital International Fund Ltd. on May 19, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of reports we received, or written representations that no such reports were required for those persons, we believe that, for 2002, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission were filed on a timely basis except as follows: one late report on Form 4 was filed for each of James Kuster and Peter Maluso in connection with their receipt of options in consideration for their attendance at meetings of the board of directors; one late Form 5 was filed for Laura Kenny, a former director, reporting one transaction for options she received in consideration for her attendance at audit and compensation committee meetings.

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PROPOSAL NO. 4 -
APPROVAL OF AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN

Our stockholders are being asked to approve an amendment to our 2000 Stock Incentive Plan that will increase the number of shares reserved for issuance under the plan by 2,100,000 shares, none of which will be available for grants of awards of restricted stock (as defined in the plan).

The plan is an important component of our competitive compensation package. The amendment to the plan will enable us to continue to grant awards as needed to attract officers, directors, employees and other service providers. The 2000 plan is intended to enhance our ability to provide individuals with awards and incentives commensurate with their contributions and competitive with those offered by other employers. The increase in the number of shares reserved for issuance under the plan is integral to our compensation strategies and programs. The use of stock options and other stock awards among technology companies is widely prevalent. The increase in the number of shares reserved for issuance under the plan will allow us to maintain the flexibility that we need to keep pace with our competitors and effectively recruit, motivate, and retain the caliber of officers, directors and employees essential for our success. It is also intended to increase stockholder value by further aligning the interests of these individuals with the interests of our stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance.

Required Vote and Board Recommendationn

The affirmative vote of a majority of the shares present in person or by proxy at the annual meeting and entitled to vote is required for the adoption of Proposal No. 4. The board of directors recommends a vote for approval of the amendment to the 2000 plan.

The following summary of the plan, including the proposed amendment, is subject in its entirety to the specific language of the Plan, a copy of which is attached hereto as Appendix D.

General Description

The 2000 plan was adopted by the board of directors in June 2000 and approved by our stockholders in September 2000. On June 24, 2003, the board approved an amendment to the plan, conditioned on and not to take effect until approved by our stockholders, to increase the number of shares of common stock reserved for issuance under the plan by 2,100,000, none of which will be available for grants of awards of restricted stock (as defined in the plan). Subject to adjustment to reflect certain corporate events, such as stock dividends, recapitalizations and business combinations, the current maximum aggregate number of shares of common stock that may be issued pursuant to all awards (as defined below) is 4,400,000.

The purposes of the 2000 plan are to attract and retain the best available personnel, to provide additional incentives to employees or directors of or consultants to our company or our affiliates, and to promote the success of our company’s business. As of June 18, 2003, options to purchase a total of 6,024,891 shares held by 215 optionees were outstanding at an average exercise price of $3.16 per share, and 978,850 shares remained available for future grant under the plan. As of the same date, the closing price of our shares was $2.54, and the number of employees, directors and consultants eligible to receive grants under the 2000 plan was approximately 257.

Administration. With respect to awards granted to directors or officers, the 2000 plan is administered by the board, the stock option committee or by any other committee designated by the board that is constituted in such a manner as to permit such grants and related transactions under the plan to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended. With respect to awards granted to other participants, the plan is administered by the board, the stock option committee or by one or more other committees designated by the board. Once appointed, the committee continues to serve in its designated capacity until otherwise directed by the board. In each case, the board, the stock option committee or such other committees (the board, the stock option committee or such other committees are referred to as the “administrator”) will determine the provisions, terms and conditions of each award as discussed below.

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The administrator has the authority, in its discretion, to construe and interpret any provision of the 2000 plan, and to determine the terms and conditions (not inconsistent with the terms of the 2000 plan) of awards thereunder, including without limitation: (1) determination of the exercise or purchase price of awards granted and the vesting and exercisability thereof, the number of shares subject to an award, and which employees, directors and consultants will receive awards; (2) approval of the forms of agreement under the 2000 plan; (3) modification or amendment of any award granted under the 2000 plan; and (4) determination of the provisions, terms and conditions of each award.

Awards. The 2000 plan permits the grant of options and other equity rights, including stock appreciation rights, sales or bonuses of restricted stock, dividend equivalent rights, performance units or performance shares, or any combination of these (collectively, the awards). Options may include nonstatutory stock options (NSOs), as well as incentive stock options (ISOs), intended to qualify for special tax treatment. Options granted under our plans generally vest 25% per year annually over a four-year period. The term of an option will be determined by the administrator, provided, however, that the term will be no more than ten and five years, respectively, for ISOs issued to employees who are less than 10% stockholders and employees who are 10% stockholders.

The exercise price or purchase price, if any, of the 2000 plan awards that are not ISOs will not be less than 85% of the fair market value of the stock unless otherwise determined by the administrator. The exercise price or purchase price, if any, of the 2000 plan awards that are ISOs (a) granted to an employee who, at the time of such grant, owns stock representing more than 10% of the voting power of all classes of our company’s stock or any parent or subsidiary, will be not less than 110% of the fair market value of the stock on the date of the grant or (b) granted to any employee other than an employee described in clause (a) above, will be not less than 100% of the fair market value of the stock on the date of the grant. The form of payment for the shares of common stock when options are exercised or stock is purchased under the 2000 plan award will be determined by the administrator and may include cash, check, shares of common stock or the assignment of part of the proceeds from the sale of shares acquired upon exercise or purchase of the award.

Where the award agreement permits the exercise or purchase of an award for a period of time following the recipient’s termination of service with us, that award will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the award, whichever occurs first.

Amendment and Termination. The 2000 plan will continue in effect until June 2010, unless sooner terminated by the board. The board may amend the 2000 plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the board or stockholders may alter or impair any award previously granted under the 2000 plan.

Other Terms. Subject to any action that may be required by our stockholders, the administrator may, in its discretion, proportionately adjust the number and price of outstanding awards, and the number of shares authorized for issuance under the 2000 plan, in the event of a stock dividend, stock split, recapitalization or other corporate action having a similar effect on our capitalization. The administrator may establish programs that provide for the exchange of awards for one or more other types of awards by certain employees, directors, or consultants. In the event of a corporate transaction (as defined in the 2000 plan), all outstanding options will fully vest unless assumed by the successor corporation, and all unexercised options will terminate immediately prior to the closing of that transaction unless assumed by the successor corporation. If, after consummation of a corporate transaction or following a change of control (as defined in the 2000 plan), an employee grantee is terminated without cause or quits for good reason (as such terms are defined in the 2000 plan) within 12 months of the transaction, all of the employee grantee’s outstanding options will immediately vest.

Plan Benefits

As of the date of this proxy statement, no executive officer, director and no associate of any executive officer or director, has been granted any options subject to stockholder approval of the proposed amendment.

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The benefits to be received pursuant to the amendment to the 2000 plan by our executive officers, directors and employees are not determinable at this time.

Certain Federal Income Tax Consequences

The following is only a brief summary of the effect of federal income taxation on the recipient of an award under the 2000 plan and does not purport to be a complete description of the tax consequences of the 2000 plan.

Incentive stock options under the 2000 plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under Section 422 of the Code. There are generally no federal income tax consequences to the optionee or our company by reason of the grant or exercise of an ISO. If an optionee holds stock for more than two years from the date on which the ISO is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the ISO, any gain or loss on a disposition of such stock will be long-term capital gain or loss. In this event, our company will not be allowed a business expense deduction with respect to the disposition of shares. However, if the optionee disposes of the stock before the expiration of either of the above-stated holding periods, a Disqualifying Disposition, at the time of disposition the optionee will realize taxable ordinary income equal to the lesser of (1) the excess of the fair market value on the date of exercise over the exercise price, or (2) the optionee’s actual gain, if any, on the purchase and sale. The optionee’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, our company will be entitled (subject to the requirement of reasonableness and perhaps, in the future, the satisfaction of a withholding obligation) to a corresponding business expense deduction in the tax year in which the disposition occurs.

It is important to note that the exercise of an ISO may increase an optionee’s alternative minimum tax liability. This is because the difference between the exercise price of an ISO and the fair market value of the shares on the date of exercise must be claimed as an item of adjustment for alternative minimum tax purposes. If an optionee’s alternative minimum tax liability exceeds his or her regular income tax liability, such optionee will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to ISOs, the optionee must sell the shares within the same calendar year in which the ISOs were exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, causing the optionee to realize taxable ordinary income, as in the paragraph above.

There generally are no tax consequences to the optionee or our company by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the exercise price. Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of any withholding obligation, we will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Stock grants, restricted stock grants and restricted stock purchases granted under the 2000 plan have certain federal income tax consequences. Generally, a recipient of stock under the 2000 plan would recognize ordinary income equal to the difference between the market value of the stock on the grant or purchase date and any amount paid or required to be paid for the stock. If the stock is restricted and subject to vesting, then the recipient of the stock would recognize ordinary income as the restrictions are removed and the stock vests. On each vesting date, the recipient would recognize ordinary income equal to the difference between the fair market value of the shares of stock that have vested on such date and any amount paid or required to be paid for the shares of stock. The recipient of the stock would not recognize any income to the extent the rights to the stock have not vested. A recipient of stock under the 2000 plan, however, may make a Section

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83(b) election whereby the recipient elects to be taxed at the grant date at ordinary income rates on the difference between the fair market value of the stock on the grant or purchase date (such valuation taking into account only those restrictions, if any, on the stock and the risk of forfeiture thereof that will never lapse) and any amount paid by the recipient for the stock.

With respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of any withholding obligation, we will be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Recipients of stock appreciation rights generally should not recognize income until such rights are exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participating individual will normally recognize ordinary compensation income for federal income tax purposes equal to the amount of cash and the fair market value of stock, if any, received upon such exercise. Participating individuals who are employees will be subject to withholding with respect to income recognized upon exercise of a stock appreciation right. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participating individual, so long as we withhold the appropriate taxes with respect to such income and the individual’s total compensation is deemed reasonable in amount. Participating individuals will recognize gain upon the disposition of any stock received on exercise of a stock appreciation right equal to the excess of (1) the amount realized on such disposition over (2) the ordinary income recognized with respect to such stock under the principles set forth above. That gain will be taxable as long-term or short-term capital gain depending on whether the stock was held for more than one year.

Equity Compensation Plan Information

The following table provides information regarding the aggregate number of securities to be issued under all of our stock options and equity-based plans upon exercise of outstanding options, warrants and other rights and their weighted-average exercise prices as of June 18, 2003.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflecting in column (a))
Plan Category

Equity compensation plans approved by security holders	4,316,984	$3.32	978,850
Equity compensation plans not approved by security holders	1,707,907	$2.74	0
Total	6,024,891	$3.16	978,850

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PROPOSAL NO. 5 -
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The audit committee, composed entirely of independent, non-employee members of the board of directors has appointed the firm of BDO Seidman, LLP as independent auditors to audit the consolidated financial statements of our company and its subsidiaries for fiscal 2003 and is asking the stockholders for ratification of the appointment. Stockholder ratification is not required by our company’s bylaws or under any other applicable legal requirement. If the stockholders do not approve the selection of BDO Seidman, the audit committee will reconsider the appointment.

BDO Seidman has audited our company’s consolidated financial statements since 2000. As our independent auditors, BDO Seidman would audit our consolidated financial statements for fiscal 2003 and perform audit-related services and consultation in connection with various accounting and financial reporting matters. BDO Seidman also performs certain non-audit services for our company. The audit committee has determined that the provision of the services provided by BDO Seidman as set forth herein are compatible with maintaining BDO Seidman’s independence and the prohibitions on performing non-audit services set forth in the Sarbanes-Oxley Act and relevant Securities and Exchange Commission rules.

BDO Seidman will have a representative present at the annual meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

Audit Fees

BDO Seidman has billed us $159,154 in the aggregate for professional services rendered by it for the audit of our annual financial statements for the 2002 fiscal year and the reviews of the financial statements included in our quarterly reports on Form 10-Q for the 2002 fiscal year.

Financial Information Systems Design and Implementation Fees

BDO Seidman did not render professional services to us relating to financial information systems design and implementation as described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during the 2002 fiscal year.

All Other Fees

Fees billed to us by BDO Seidman during the 2002 fiscal year for all other services rendered to us relate primarily to filings with the Securities and Exchange Commission audits, and totaled $10,050.

Required Vote and Board Recommendation

Approval of the independent auditor proposal requires the affirmative vote of a majority of the votes cast by holders of common stock present at the annual meeting in person or by proxy entitled to vote. The board of directors recommends that stockholders vote for the ratification of the selection of BDO Seidman as our independent auditors for the fiscal year ending December 31, 2003.

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PROPOSAL NO. 6 -
ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING

Our board of directors is requesting that the stockholders approve an adjournment or postponement of the annual meeting, to solicit additional proxies, to such time and place as designated by the presiding officer of the meeting. We may use the time from the initial convening of the annual meeting until it is reconvened to solicit votes for the approval of any of the items for which stockholder approval is being sought pursuant to this proxy statement. At the adjourned meeting, the company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will give notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

Our board of directors recommends a vote for adjournment or postponement of the annual meeting, to seek additional proxies, to such time and place as designated by the presiding officer of the meeting.

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STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq National Market Index and a peer group selected by our company on an industry and line-of-business basis. The period shown commences on December 31, 1997 and ends on December 31, 2002, the end of our last fiscal year. The graph assumes an investment of $100 on December 31, 1997, and the reinvestment of any dividends.

The comparisons in the graph below are based on historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

INDEXED STOCK QUOTES	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002
Wire One Technologies, Inc.	100.000	48.101	51.265	46.208	62.987	28.253
The Nasdaq National Market Index	100.000	139.631	259.134	157.323	124.202	85.045
Nasdaq Telecommunications Index	100.000	163.376	331.181	151.155	77.179	35.483

STOCK QUOTES	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002
Wire One Technologies, Inc.	9.875	4.750	5.062	4.563	6.220	2.79
The Nasdaq National Market Index	1,570.350	2,192.690	4,069.310	2,470.520	1,950.400	1,335.51
Nasdaq Telecommunications Index	306.600	500.910	1,015.400	463.440	236.630	108.79

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ANNEX A

ASSET PURCHASE AGREEMENT

Between

WIRE ONE TECHNOLOGIES, INC.
as Seller

and

GORES TECHNOLOGY GROUP
as Buyer

Dated as of June 10, 2003

<

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A-i

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A-ii

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 10, 2003, between WIRE ONE TECHNOLOGIES, INC., a Delaware corporation (“Seller”), and GORES TECHNOLOGY GROUP, a California corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the Business (as defined below)); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all right, title and interest of Seller in and to certain properties and assets of the Business, and in connection therewith Buyer is willing to pay certain consideration and assume certain liabilities of Seller relating thereto, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms.

Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

“Accountants” shall have the meaning specified in Section 2.3(c).

“Acquisition Documents” shall mean this Agreement, the Ancillary Agreements, and any certificate, instrument, report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

“Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Affirmative Recommendation” shall mean the affirmative recommendation of the Board of Directors of Seller to the Seller’s stockholders in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby.

“Agreement” shall mean this Asset Purchase Agreement, dated as of June 10, 2003, between Seller and Buyer (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments, modifications or supplements hereto made in accordance with the provisions of Section 10.9.

“Ancillary Agreements” shall mean the Bill of Sale, the Assumption Agreement, the Real Estate Agreements, the Transition Services Agreement and the Glowpoint Sales Agency Agreement.

“Assets” shall have the meaning specified in Section 2.1(a).

“Assumed Liabilities” shall have the meaning specified in Section 2.2(d).

“Assumption Agreement” shall mean the Assumption Agreement to be executed by Buyer and Seller on the Closing Date, substantially in the form of Exhibit 1.1(a).

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“Bill of Sale” shall mean the General Assignment and Bill of Sale to be executed by Seller on the Closing Date, substantially in the form of Exhibit 1.1(b).

“Business” shall mean the business of marketing, distributing, selling, installing, maintaining and supporting videoconferencing hardware products (which products may also (i) embody associated enabling software and (ii) carry audio transmissions) conducted at various locations in the United States, and, through independent subcontractors engaged from time to time, other countries. The Business expressly excludes Seller’s Network Business (as defined in Section 2.1(b)(ii)).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Financial Statements” shall have the meaning specified in Section 3.5(a)(ii).

“Business Intellectual Property” shall mean any and all material Intellectual Property primarily used in or necessary to conduct the Business in the manner currently conducted, but expressly excluding all Intellectual Property used in or necessary to conduct the business associated with the Excluded Assets.

“Buyer” shall have the meaning specified in the recitals to this Agreement.

“Buyer Indemnified Party” shall have the meaning specified in Section 8.2(a).

“Cash Payment” shall have the meaning specified in Section 2.2(a).

“Closing” shall have the meaning specified in Section 2.4(a).

“Closing Cash Adjustment” shall have the meaning specified in Section 2.3(a).

“Closing Date” shall have the meaning specified in Section 2.4(a).

“Closing Statement” shall have the meaning specified in Section 2.3(a).

“Closing Time” shall mean 12:01 a.m. on the Closing Date,

“Code” shall mean the Internal Revenue Code of 1986, as amended through the date hereof.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporate Cost Allocations” shall have the meaning specified in Section 5.14.

“Current Assets” shall mean the current assets of the Business as of the Measurement Date reflected on the Closing Statement, determined in accordance with GAAP. Current Assets shall not include any Excluded Assets or any intercompany account receivable.

“Direct Costs” shall have the meaning specified in Section 5.14.

“Disclosure Schedule” shall mean the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

“Employee” shall mean any of the key employees identified as such on Section 3.21 of the Disclosure Schedule and each of the other employees of the Business, all of which are identified on that Schedule.

“Employee Benefit Plan(s)” shall mean: (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA or any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which Seller sponsors or to which Seller contributes or is required to contribute, or under which Seller may incur any liability, and which covers an employee or former employee of Seller who is or was involved in the Business, including each multi-employer welfare benefit plan; (b) any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, to which Seller has contributed or been obligated to contribute at any time within the six (6) years prior to the date hereof, or under which Seller may incur any liability, and which covers an employee or former employee of Seller who is or was involved in the Business, and (c) any incentive compensation, commission, vacation pay, holiday pay, sabbatical leave, scholarship or tuition reimbursement,

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dependent care assistance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, restricted stock, stock appreciation right, phantom stock, and any other employee benefit plan, agreement, arrangement, or commitment maintained by or on behalf of Seller which covers any employee or former employee of or consultant or former consultant to Seller who is or was involved in the Business including, for greater certainty, any registered retirement savings, pension, retirement, investment, health or welfare plan which Seller sponsors or to which Seller contributes or is required to contribute and which applies to or in respect of any employee or former employee employed by Seller within or outside the United States in connection with the Business and any such plan which applies to or in respect of any consultant or former consultant to Seller who is or was involved in the Business.

“Employment Offer” shall have the meaning specified in Section 6.1.

“Encumbrance” shall mean any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“ERISA” shall have the meaning specified in Section 3.19(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning specified in Section 2.1(b).

“Excluded Liabilities” shall have the meaning specified in Section 2.2(d).

“Final Cash Adjustment” shall have the meaning specified in Section 2.3(d).

“Financial Statements” shall have the meaning specified in Section 3.5(a)(i).

“Fixed Assets” shall have the meaning specified in Section 2.1(a)(iv).

“Fixed Direct Costs” shall have the meaning specified in Section 5.14.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time in the United States applied consistently throughout the periods involved.

“Glowpoint Sales Agency Agreement” shall mean the Sales Agency Agreement executed by Buyer and Seller on the Closing Date, substantially in the form of Exhibit 1.1(d).

“Governmental Authority” shall mean any U.S. or foreign, national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” shall have the meaning specified in Section 8.2(c).

“Indemnifying Party” shall have the meaning specified in Section 8.2(c).

“Intellectual Property” shall mean any or all of the following and all common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (iv) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (vii) all rights in databases and data

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collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

“Inventory” means, collectively, the Sales Inventory and the Service Inventory.

“Law” shall mean any foreign, national, federal, state or local statute, law, treaty, ordinance, regulation, or rule.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Licenses” shall have the meaning specified in Section 3.24.

“Lists” shall have the meaning specified in Section 2.1(a)(vi).

“Loss” shall have the meaning specified in Section 8.2(a).

“Material Adverse Effect” shall mean any circumstance, change in, or effect on, the Business or Seller that, individually or in the aggregate, could reasonably be expected to be materially adverse to the business, operations, assets or liabilities, prospects, results of operations or the condition (financial or otherwise) of the Business other than any such circumstance, change or effect on or involving Seller that is attributable to any Excluded Asset.

“Material Contracts” shall have the meaning specified in Section 3.14.

“Measurement Date” shall mean June 30, 2003.

“Monthly Transition Amount” shall have the meaning specified in Section 5.14.

“Net Assets” shall mean Current Assets minus Total Liabilities.

“Non-Transferable Asset” shall have the meaning specified in Section 5.4(d).

“Note” shall have the meaning specified in Section 2.2(a).

“Offered Employees” shall have the meaning specified in Section 6.1.

“Permitted Encumbrances” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 60 days and (ii) are not in excess of $25,000 in the case of a single property or $100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness of Seller, (ii) do not render title to the property encumbered thereby unmarketable, (iii) do not encumber any of the Seller Occupied Business Facility Leases, and (iv) do not, individually or in the aggregate, materially adversely affect the use of any Seller Occupied Business Facilities for the conduct of the Business.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proxy Statement” shall have the meaning specified in Section 5.5(a).

“Purchase Price” shall have the meaning specified in Section 2.2(a).

“Purchase Price Bank Account” shall mean a bank account in the United States to be designated by Seller in a written notice to Buyer at least three (3) Business Days before the Closing.

“Real Estate Agreements” shall mean collectively (i) an instrument of assignment for each Seller Occupied Business Facility Lease, in customary form and substance; and (ii) consents to such assignments

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from all landlords and lenders (if required by the applicable loan documents) having an interest in any Seller Occupied Business Facility, in customary form and substance.

“Receivables” shall mean any and all accounts receivable, notes and other amounts receivable from customers and others arising from the conduct of the Business by Seller before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon, and including associated reserves and earnings in excess of billings.

“Regulations” shall mean the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Representative” shall have the meaning specified in Section 5.14.

“Restricted Buyers” shall have the meaning specified in Section 5.8(f).

“Restricted Territory” shall have the meaning specified in Section 5.8(a).

“Sales Inventory” shall mean all finished goods, spare parts, refurbished equipment, replacement and component parts owned or stored by or for Seller, including goods in transit, for potential sale by the Business and any associated reserves and prepaid deposits for any of the same.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning specified in the recitals to this Agreement.

“Seller Indemnified Party” shall have the meaning specified in Section 8.2(b).

“Seller Occupied Business Facility” shall mean each of the facilities set forth in Schedule 3.16.

“Seller Occupied Business Facility Leases” shall mean all contracts for the use or occupancy of each Seller Occupied Business Facility.

“Seller Restricted Business” shall have the meaning specified in Section 5.8(b).

“Seller Stockholders’ Meeting” shall have the meaning specified in Section 5.6.

“Seller’s Network Business” shall have the meaning specified in Section 2.1(b)(ii).

“Service Inventory” shall mean all finished goods, spare parts, refurbished equipment, replacement and component parts owned or stored by or for Seller, including at customer sites, for use in connection with the provision of maintenance services as a part of the Business.

“Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Authority relating to Taxes.

“Third Party Claims” shall have the meaning specified in Section 8.2(c).

“Total Liabilities” shall mean all Assumed Liabilities as of the Measurement Date as set forth on the Closing Statement, determined in accordance with GAAP.

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“Total Net Revenues” shall mean the amounts billed by Buyer from the operation of the Business by Buyer after the Closing less the following items: normal and customary cash and trade discounts, credits for returns and allowances, bad debt, insurance costs and transportation charges or allowances, if any, any sales or other excise taxes or duties imposed with respect to such sales, and selling commissions by resellers or trading agents, if any.

“Transferred Employees” shall have the meaning specified in Section 6.1.

“Transition Accounts” shall have the meaning specified in Section 5.14.

“Transition Budget” shall have the meaning specified in Section 5.14.

“Transition Cap” shall have the meaning specified in Section 5.14.

“Transition Cost Amount” shall have the meaning specified in Section 5.14.

“Transition Period” shall have the meaning specified in Section 5.14.

“Transition Services Agreement” shall mean the Transition Services Agreement executed by Buyer and Seller on the Closing Date, substantially in the form of Exhibit 1.1(c).

“Transition Statements” shall have the meaning specified in Section 5.14.

“Triggering Event” shall mean the occurrence of any of the following with respect to Seller: (a) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer the Affirmative Recommendation, (b) it shall have failed to include the Affirmative Recommendation in its proxy materials with respect to the Seller’s Stockholder Meeting, or (c) its Board of Directors or any committee thereof shall have approved any proposal with respect to any transaction or series of related transactions in which any party other than Buyer shall be entitled to purchase any substantial portion of the Business or the Assets, whether by asset sale, sale of stock or other securities, spin-off, contribution, merger, consolidation, reorganization, recapitalization, liquidation or otherwise.

“Variable Direct Costs” shall have the meaning specified in Section 5.14.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1 Purchase and Sale.

            (a)  Sale and Conveyance of the Assets. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and conveys to Buyer the following assets and properties relating to the Business (collectively, the “Assets”):

(i) all Inventory as of the Closing Time, including without limitation as set forth on Section 2.1(a)(i) of the Disclosure Schedule;

(ii) all Receivables as of the Closing Time, including without limitation as set forth on Section 2.1(a)(ii) of the Disclosure Schedule;

          (iii)  all Business Intellectual Property owned by Seller and all Business Intellectual Property licensed to Seller (to the extent transferable), including without limitation as set forth on Section 2.1(a)(iii) of the Disclosure Schedule;

          (iv)  all furniture, equipment, fixtures, leasehold improvements, tools, computers, machinery and other tangible personal property used primarily in the Business, including without limitation as set forth on Section 2.1(a)(iv) of the Disclosure Schedule (the “Fixed Assets”);

(v) Seller’s interest in all personal property leases, rental agreements, sales and purchase orders and acknowledgments, customer license and maintenance agreements, third party product agreements, third party supply agreements and any and all other contracts or binding agreement

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primarily relating to the Business (the “Contracts”) and all of Seller’s interests (including rights to refund and offset), privileges, claims, causes of action and options relating to the Contracts or any portion thereof, and all bids and offers (including open sales orders) relating thereto, including without limitation as set forth on Section 2.1(a)(v) of the Disclosure Schedule;

          (vi)  all customer, distributor, supplier and other mailing or contact lists and other sales-related, distribution-related and supply-related materials used primarily in the Business (the “Lists”) (provided that Seller shall, following the Closing, remain entitled to use the Lists in connection with Seller’s Network Business, subject to Seller’s compliance with Section 5.8 in connection with such use); provided that Buyer shall also receive copies of all lists used in the Business;

          (vii)  all labels, signs, packaging materials, promotional materials, point-of-purchase displays, sales literature, advertising, brochures, user manuals, graphics, artwork (in each case, in paper and electronic format), UPC codes and all other items relating to the Assets;

          (viii)  all books of account, general and financial records, copies of tax records, property records, contract records, copies of (subject to the requirements and limitations of law) personnel records of the Transferred Employees, invoices, shipping, purchasing and sales records, correspondence and other documents, records and files and all computer software and programs and any rights thereto relating to the Business (in each case in paper or electronic format), excluding, without limitation, the organization documents, minute and stock record books and the corporate seal of Seller;

          (ix)  certain rights of Seller under certain leasehold interests used in the operation of the Business and listed on Section 2.1(a)(ix) of the Disclosure Schedule attached hereto and made a part hereof (the “Leases”);

(x) all of the intangible rights and property of Seller associated with the Business, including going concern value and goodwill associated with the Business;

          (xi)  all governmental authorizations, permits, licenses and approvals, and all pending applications therefor or renewals thereof used in connection with the Business, in each case to the extent transferable to Buyer;

          (xii)  all telephone and facsimile numbers, email addresses, and post office boxes used by Seller primarily in connection with the Business as set forth on Section 2.1(a)(xii) of the Disclosure Schedule;

(xiii) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to the Business or any of the Assets;

(xiv) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(xv) all rights of Seller in respect of the Assets relating to deposits and prepaid expenses, claims for refunds and rights to offset; and

(xvi) all rights in and to the Transition Accounts.

(b) Excluded Assets. Anything to the contrary notwithstanding, the Assets shall not include any of the following rights, properties or assets (the “Excluded Assets”):

(i) all cash, cash equivalents and bank accounts (other than the Transition Accounts);

          (ii)  all right, title and interest in and to assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by Seller or to which Seller is directly or indirectly entitled and, in any case, necessary for the operation of, or that is primarily used in, Seller’s network division (including without limitation the designing, marketing, distributing, selling, installing, maintaining and supporting of the Glowpoint network and of such division’s bridging, gateway and network design operations) (collectively, “Seller’s Network Business”);

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(iii) all rights of Seller arising under the Acquisition Documents;

(iv) trademarks, service marks and trade names relating to Seller’s Network Business;

(v) any rights of Seller to Tax Refunds or any accrued prepaid Taxes;

(vi) any records relating to the internal governance of Seller; and

          (vii)  any insurance policies of Seller or any right, title or interest of Seller thereunder, including any prepaid insurance premiums and all insurance benefits thereunder, including rights and proceeds, arising from or relating to the operation of the Business prior to the Measurement Date.

SECTION 2.2 Consideration for Sale and Conveyance.

          (a)  Purchase Price. Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties and agreements of Seller contained herein, and in full consideration of the aforesaid sale, conveyance and delivery of the Assets, the purchase price (the “Purchase Price”) shall be an amount equal to $23,000,000, as adjusted pursuant to Section 2.3, payable by Buyer to Seller in immediately available funds to the Purchase Price Bank Account, as follows: (i) $20,000,000 at Closing (the “Cash Payment”), as adjusted pursuant to Section 2.3; (ii) $2,000,000 (the “Holdback Amount”) at such time as the Net Assets are fully and finally determined pursuant to Section 2.3(d); (iii) an unsecured promissory note in the principal amount of $1,000,000, such promissory note to be substantially in the form of Exhibit 2.2(a) attached hereto (the “Note”);

(b) Post-Closing Additional Payments. Purchaser shall pay to Seller such additional payments as are required by Section 2.5.

          (c)  Allocation of Purchase Price. Exhibit 2.2(c) attached hereto is a preliminary allocation of the Purchase Price among the Assets. Promptly following the Closing, the final allocation (the “Final Allocation”) will be prepared by Buyer in a manner consistent with the Exhibit attached hereto and presented to Seller for Seller’s approval, which approval shall not be unreasonably withheld. Seller and Buyer each agree (a) to report the sale of the Purchased Assets for Tax purposes in accordance with the allocations set forth on the Final Allocation and to follow the allocations set forth on the Final Allocation in determining and reporting their liabilities for any Taxes, (b) without limitation, not to take any position inconsistent with such allocations on any of its Tax Returns, and (c) to timely file federal tax Form 8594 with the applicable Tax Return for the year of this transaction reflecting such Purchase Price allocations.

          (d)  Assumption of Liabilities. Except as specifically provided herein, Buyer is not assuming, or becoming responsible for, any liabilities, obligations or debts of Seller and, except as set forth herein, Seller shall remain liable for all of its liabilities, obligations and debts. On the terms and subject to the conditions of this Agreement, Buyer is hereby assuming the following liabilities of Seller (collectively, the “Assumed Liabilities”):

          (i)  any Liabilities to be paid or performed after the Closing Date that arise from or out of the performance or non-performance by Buyer after the Closing Date of any Contracts included in the Assets and as set forth in Sections 2.1(a)(iv) or 2.1(a)(v) of the Disclosure Schedule hereto or entered into after the date hereof in accordance with the terms hereof, including under any such extended warranty, customer support, upgrade or product delivery contracts for Sales Inventory, but not including (1) any liability, obligation or commitment of Seller for any breach thereof by Seller or a predecessor-in-interest occurring prior to the Closing Date or on or after the Closing Date solely with respect to any obligations of Seller or such predecessor-in-interest arising under any such contract prior to the Closing Date, or (2) liabilities as of the Closing Date of the type required by GAAP to be reflected on the Closing Statement for future performance of such obligations in excess of the amount with respect thereto as reflected on the Closing Statement (as finally determined); and

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          (ii)  the accounts payable, customer deposits, deferred revenue and accrued liabilities listed on Section 2.2(d)(ii) of the Disclosure Schedule, but not including any such liability to the extent that (A) it exceeds the amount with respect thereto set forth on the Closing Statement (as finally determined) and (B) it evidences any intercompany obligation of the Seller and its subsidiaries.

          (e)  Except for the Assumed Liabilities specifically set forth in Section 2.2(d) above, Seller shall retain, and shall remain responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, all Liabilities of Seller as of the Closing Date (collectively, the “Excluded Liabilities”).

SECTION 2.3 Minimum Net Assets.

          (a)  No later than ten business days after the Measurement Date, Seller shall deliver to Buyer a good faith estimate substantially in the form of Exhibit 2.3(a), reasonably acceptable to Buyer, of a statement of the Assets and the Assumed Liabilities of the Business as of the Measurement Date (the “Closing Statement”), prepared in accordance with GAAP, and including a computation in accordance with such data of the estimated Net Assets of the Business as of the Measurement Date, together with the detailed work papers which support the Estimated Closing Statement. The Cash Payment shall be decreased by the amount by which the sum of the Net Assets at the Measurement Date is less than $15,000,000 (the “Closing Cash Adjustment”).

          (b)  Buyer shall have the right to review the books and records of Seller and the Business for a period of ninety (90) days after the Closing Date (or such reasonable extension thereof as approved by Seller, such approval not to be unreasonably withheld) to verify and confirm the accuracy thereof. If, after such review, Buyer agrees with the Closing Statement, Buyer shall promptly (and in any event within ninety (90) days after the Closing Date or approved extension) notify Seller of its agreement. If, after such review, Buyer objects to the Closing Statement, Buyer shall promptly (and in any event within ninety (90) days after the Closing Date or approved extension) provide Seller with a statement indicating the basis for its objections, and Buyer and Seller shall meet and confer in an effort to resolve such disagreement in good faith.

          (c)  In the event that Buyer and Seller are unable to resolve a disagreement with respect to the Closing Statement within ten (10) days following the date of Buyer’s objection (or such longer period as Buyer and Seller may agree), the Net Assets shall be determined by PricewaterhouseCoopers LLP or such other independent firm of certified public accountants mutually agreeable to Buyer and Seller (the “Accountants”). If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the Net Assets as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the fees and expenses of the Accountants for such determination shall be paid by the parties based upon the degree to which the Accountants accept the respective positions of the parties. For example, if it is Buyer’s position that the adjustment owed by Seller to Buyer is $300, Seller’s position that the adjustment owed by Seller to Buyer is $100 and the Accountants’ finding that the adjustment owed by Seller to Buyer is $150, then Buyer shall pay 75% (300-150 / 300-100) of the Accountants’ fees and expenses and Seller shall pay 25% (150-100 / 300-100) of the Accountants’ fees and expenses. Other than the expense of retaining the Accountants, the expense of preparing the Closing Statement shall be borne by Seller.

(d) Upon the determination of the Net Assets pursuant to either the agreement of the parties or the determination of the Accountants, the parties shall recompute the Net Assets and the Purchase Price using the Net Assets as so agreed or determined (the “Final Cash Adjustment”). Within three (3) business days of such agreement or determination, in the event that the Purchase Price based on the Closing Cash Adjustment exceeds the Purchase Price based on the Final Cash Adjustment, then Buyer shall deduct the amount of such excess from the Holdback Amount and promptly pay the remainder, if

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any, of the Holdback Amount, together with interest thereon at the rate of 5% from the date on which any dispute is submitted to the Accountants pursuant to subsection (c) above through and including the date of payment, to Seller by wire transfer of immediately available funds. If the amount of such excess exceeds the Holdback Amount, Seller will promptly pay to Buyer by wire transfer of immediately available funds, the amount by which such excess exceeds the Holdback Amount, together with interest thereon at the rate of 5% from the date on which any dispute is submitted to the Accountants pursuant to subsection (c) above through and including the date of payment. If the Cash Payment was decreased under Section 2.3(a) and the Purchase Price based on the Final Cash Adjustment exceeds the Purchase Price based on the Closing Cash Adjustment, the Buyer shall promptly pay such excess to Seller by wire transfer of immediately available funds.

SECTION 2.4 Closing.

          (a)  Closing. The closing (the “Closing”) of the purchase and sale of the Assets provided for in this Agreement shall take place at the offices of Morrison & Foerster LLP at 10:00 a.m. New York time on the second Business Day following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VII (other than those conditions which by their terms are to be satisfied or waived as of the Closing), or at such other place or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). All transactions occurring at the Closing shall be deemed to have occurred simultaneously as of the Closing Time, and no one transaction shall be complete until all transactions have been completed.

(b) Closing Deliveries by Seller. On the terms and subject to the conditions of this Agreement, at and as of the Closing, Seller shall deliver or cause to be delivered to Buyer:

          (i)  the Bill of Sale and such other instruments, in customary form and substance, as may reasonably be requested by Buyer to transfer the Assets to Buyer or evidence such transfer on the public records;

(ii) an executed counterpart of the Assumption Agreement;

(iii) an executed counterpart of each of the Real Estate Agreements required to be executed by Seller;

(iv) an executed counterpart of the Transition Services Agreement; and

(v) the certificates and other documents required to be delivered pursuant to Section 7.2.

(c) Closing Deliveries by Buyer.

(i) On the terms and subject to the conditions of this Agreement, at and as of the Closing, Buyer shall deliver to Seller:

(ii) the Cash Payment, payable by wire transfer in immediately available funds to the Purchase Price Bank Account;

(iii) an executed counterpart of the Assumption Agreement;

(iv) an executed counterpart of each of the Real Estate Agreements required to be executed by Buyer;

(v) an executed counterpart of the Transition Services Agreement; and

(d) the certificates and other documents required to be delivered pursuant to Section 7.1.

SECTION 2.5 Post-Closing Additional Payments

(a) Buyer shall pay to Seller within sixty (60) days following the last day of each of the first two (2) years after the Closing Date ending on June 30, 2004 and June 30, 2005, respectively, additional payments equal to five percent (5.0%) of the sum of (1) Total Net Revenues plus (2) the annual revenues

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derived from the Pierce Technology Services, Inc. (formerly Forgent Networks, Inc.) videoconferencing services business for such year in excess of Ninety-Six Million Dollars ($96,000,000) (the “Additional Payments”); provided, however, that in no event shall Buyer be obligated to pay Seller additional payments pursuant to this Section such that the aggregate amount of such payments would exceed Two Million Dollars ($2,000,000), and provided further, that upon a sale of substantially all of the assets of the Business by Buyer prior to June 30, 2005, whether by merger, sale of stock or sale of assets, for total consideration that is greater than Thirty-Five Million Dollars ($35,000,000), Buyer shall pay to Seller Two Million Dollars ($2,000,000) less the sum of any Additional Payments previously paid. Concurrently with each payment, Buyer shall provide Seller with a certificate, signed by its chief financial officer, showing the computation of such payment.

          (b)  Each payment under Section 2.5(a) shall be accompanied by a reasonably detailed statement of the computation of the amount thereof. Not more than once in any calendar year, Seller shall have the right to audit any of Buyer’s books of account, documents, records, papers and files relating to the payments under Section 2.5(a). Seller shall complete such audit within sixty (60) days of its commencement. If Seller has any objections to the computations, Seller will deliver detailed statements describing its objections to Buyer within twenty (20) days after the completion of such audit. The parties will use their reasonable efforts to resolve any such Seller’s objections. If, however, the parties do not obtain final resolution of this matter within 20 days after Buyer has received the statements of objections, the dispute shall be referred to the Accountants. The parties will cooperate with the Accountants. The Accountants’ determination of such payment shall be binding upon all parties. Buyer and Seller will share responsibility for the fees and expenses of the Accountants based on the degree to which the Accountants accept the respective positions of the parties, as conclusively determined by the Accountants. For example, if it is Buyer’s position that the payment owed by Buyer to Seller is $100, Seller’s position that the payment owed by Buyer to Seller is $300 and the Accountants’ finding that the payment owed by Buyer to Seller is $250, then Buyer shall pay 75% (i.e., (250-100/300-100) of the Accountants’ fees and expenses and Seller shall pay 25% (i.e., (300-250/300-100)) of the Accountants’ fees and expenses.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF SELLER

Except as set forth on the Disclosure Schedule, Seller represents and warrants to, and agrees with, Buyer as follows:

SECTION 3.1 Organization and Authority of Seller

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power to carry on the Business as it is now being conducted and has all requisite authority to own, lease, and operate the properties constituting the Business as and where such properties are now owned or leased and the Business is presently being conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. Section 3.1 of the Disclosure Schedule sets forth the jurisdictions in which Seller is qualified to do business for purposes of conducting the Business. Copies of Seller’s Certificate of Incorporation and By-Laws (certified as of the date hereof by the Secretary of Seller), which have been delivered to Buyer, are true and complete.

SECTION 3.2 Power and Authority

Seller has the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this

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Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller, other than the required approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

SECTION 3.3 No Conflict

Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.4, except as may result from any facts or circumstances relating solely to Buyer, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws of Seller, (b) conflict with or violate any Law or Governmental Order applicable to Seller, or the Assets or the Business, (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any License or contract included in the Assets, or result in the creation of any Encumbrance on any of the Assets, or (d) result in the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, the Seller or Business of any severance, termination, “golden parachute,” or other similar payment pursuant to any employment agreement or contract or the triggering of any severance notice obligation with respect to any of the Transferred Employees, except, with respect to clauses (b) and (c), for such conflicts, violations, breaches, defaults or Encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4 Governmental Consents and Approvals

The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except any filings with Governmental Authorities necessary to obtain the required approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller.

SECTION 3.5 Financial Statements

          (a)  Financial Statements. Seller has delivered to Buyer: (i) (A) an audited balance sheet of Seller as of December 31, 2000, 2001 and 2002, and the related audited statements of operations, stockholders’ equity and cash flows, including in the related notes thereto, accompanied by the report thereon of BDO Seidman L.L.P., independent certified public accountants and (B) the unaudited balance sheet of the Seller and the related statements of operations, stockholders’ equity and cash flows as at March 31, 2003 (the “Financial Statements”); and (ii) the unaudited balance sheet of the Business as at December 31, 2002 and March 31, 2003 and the related statement of operations for the year ended December 31, 2002 and the three months ended March 31, 2003 (the “Business Financial Statements”). The Financial Statements and the Business Financial Statements are in accordance with the books, records and accounts of Seller maintained with respect to the Business, were prepared pursuant to the related work papers, are complete and correct, and fairly present in all material respects the financial condition and the results of operations of Seller and the Business, as the case may be, at the dates and for periods referred to in such financial statements, all in accordance with GAAP consistently applied, except that the Business Financial Statements do not include footnotes. The Financial Statements and Business Financial Statements are attached hereto as Section 3.5 of the Disclosure Schedule. The Business Financial Statements do not reflect the operations of any entity or business other than the Business.

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SECTION 3.6 Receivables

The Receivables have arisen from bona fide transactions in the ordinary and normal course of business of Seller, represent valid obligations due to Seller and are not owed by an Affiliate of Seller. None of the Receivables constitute duplicate billings of other Receivables, and, except as set forth on Section 3.6 of the Disclosure Schedule, no account debtors have brought to the attention of Seller any dispute over the Receivables. No Receivable is subject to a valid right of setoff, counterclaim, or a valid defense against collection, whether based on payment, defective installation, or otherwise.

SECTION 3.7 Inventory

All items included in the Inventory are useable or saleable in the ordinary course of the Business. Seller is not in possession of any inventory relating to the Business that is not owned by Seller, other than goods already sold (which sold goods are not included within the Inventory). All of the Inventory has been valued at the lower of cost or market value. Inventory now on hand that were purchased after the date of the Business Financial Statements were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase.

SECTION 3.8 Unfulfilled Sales Order Schedule

Seller has prepared and attached hereto the Unfulfilled Sales Order Schedule, which is Section 3.8 of the Disclosure Schedule, including, for each purchase order, any purchase order number, name of customer and contract price. The Unfulfilled Sales Order Schedule was prepared based on good faith estimates and assumptions.

SECTION 3.9 Title to Properties; Absence of Encumbrances

Seller owns outright, has good and valid title to, or a valid leasehold interest in, or a valid license to use, all the property included in the Assets, free and clear of all Encumbrances of any nature whatsoever, other than Permitted Encumbrances. All of the properties and assets purported to be owned, leased, or used by the Business, including, without limitation, the Fixed Assets are, subject to ordinary wear and tear, in good operating condition and repair, fit for their present use, and conform to all applicable laws. Except for those assets and properties listed in Section 3.9 of the Disclosure Schedule, the Assets comprise all properties and assets primarily used in or necessary for the continued conduct of the Business as now being conducted and are adequate for the purposes for which such properties and assets are currently used or held for use. There are no material assets or properties primarily used in the conduct of the Business and owned by any Person other than Seller that will not continue to be leased or licensed to Buyer under valid, current leases or licenses following the Closing.

SECTION 3.10 No Undisclosed Liabilities

Seller has no liabilities, debts, commitments or obligations of any nature whatsoever relating to the Business (whether accrued, absolute contingent or otherwise), and whether due or to become due, including, without limitation, any Tax liabilities of any nature whatsoever due or to become due with respect to any period ended as of or prior to the date hereof, except for those liabilities (i) reflected or reserved against in the Business Financial Statements, (ii) incurred in the ordinary course of the Business and not required to be set forth on the Business Financial Statements under GAAP as detailed on Section 3.10 of the Disclosure Schedule, (iii) incurred in the ordinary course of business consistent with past practices of the Seller and the Business since the date of the Business Financial Statements and (iv) incurred in connection with the execution of this Agreement and any agreements contemplated hereby.

SECTION 3.11 Absence of Certain Changes or Events

          (a)  Since March 31, 2003, except as set forth in Section 3.11 of the Disclosure Schedule, the Business has been conducted only in the normal and ordinary course of business consistent with past practice and there has not been:

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          (i)  any contingent obligation incurred by way of guaranty, endorsement, indemnity, warranty or otherwise by Seller relating to the Business, except customary warranties arising under Contracts entered into in the normal and ordinary course of the Business or except by endorsement of negotiable instruments for deposit or collection in the normal and ordinary course of the Business;

          (ii)  any increase in the rate of fixed or percentage compensation payable or to become payable by Seller to any of the Business’ officers or employees or agents whose total compensation for services rendered is currently at an annual rate of more than $100,000; or any bonus, other additional salary, percentage compensation or other like benefit granted, made or accrued to the benefit of any of the officers, employees or agents of the Business, or any employee welfare, pension, retirement, severance or similar payment or arrangements for the benefit of officers, employees or agents of the Business made or agreed to by Seller;

          (iii)  any damage, destruction or loss by fire or other casualty, whether or not covered by insurance, affecting the Business or the properties relating to the Business, or of any items carried on the books of Seller relating to the Business at more than $50,000;

(iv) any discharge or satisfaction by Seller of any lien, charge or encumbrance relating to the Assets;

(v) any subjection of the Assets by Seller to any lien or encumbrance of any kind or any waiver by Seller of any material right relating to the Business;

(vi) any labor trouble which has materially and adversely affected the Business or, to the best knowledge of Seller, the prospects of the Business;

(vii) any purchase commitments by Seller relating to the Business in excess of the Business’ normal requirements or its normal operating inventories or at a higher than current market price;

          (viii)  any transfer, lease or other disposition by Seller of any fixed or capital asset of the type that would have been included in the Assets had there been no such transfer, lease or disposition or any acquisition of any fixed or capital asset included in the Assets in an amount in excess of $50,000 except, in each case, in the ordinary course of the Business;

          (ix)  any material amendment, rescission, or notice of termination of any contract, lease or other agreement or any agreement to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the properties of the Business;

(x) any cancellation or compromise of claims of Seller relating to the Business other than in the normal and ordinary course of the Business;

          (xi)  any transfer or grant by Seller of any rights under any lease, license or agreement, Patent, invention, Trademark, trade name, service mark or copyright relating to the Business or with respect to any know-how relating to the Business or any modification with respect to any such agreement or proprietary right;

          (xii)  any material adverse change in the business relationship of Seller with any customer of the Business who constituted 5% or more of the Business’ revenues for the calendar year ended December 31, 2002 or any material adverse change in relations of Seller with the employees, agents or suppliers of the Business;

(xiii) any capital expenditure (or series of capital expenditures) that is either material or outside the ordinary course of business;

(xiv) any failure to repay any material obligation when due related to the Business;

          (xv)  any material change in the manner of conducting the Business, or any delayed payment of any material amount of accounts payable or accelerated collection of any material amount of accounts receivable;

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          (xvi)  any material revaluation by the Seller of any of the assets or liabilities of the Business, including without limitation, any material write-offs, material increases or decreases in any reserves or any material write-up of the value of inventory, property, plant, equipment, or any other Asset;

(xvii) any Material Adverse Effect;

(xviii) any material change with respect to the management of the Business; or

(xix) any agreement entered into or any commitment made to take any of the types of actions described in subparagraphs (i) through (xviii) above.

SECTION 3.12 Litigation

There is no claim, legal action, suit, arbitration, government investigation or other legal or administrative proceeding, pending or, to the knowledge of Seller, threatened against, or relating to, or any order, injunction, ruling, charge, decree, or judgment in progress, pending or in effect against, the Business or the properties of the Business or the Assets or the transactions contemplated by this Agreement, nor is there any basis known to Seller for any such action. Seller is not in default under any order, writ, injunction, or decree of any Governmental Authority relating to the Business or the Assets. There is no decree or judgment of any kind in existence enjoining or restraining Seller or any officer of Seller from taking any action of any kind relating to the Business or the Assets.

SECTION 3.13 Compliance with Law

Seller is in compliance in all material respects with all Laws relating to the Assets and/or Business, or the operation thereof, including, without limitation, all applicable laws respecting employment, employment practices and employment benefits, terms and conditions of employment, and wages and hours, and the Worker Adjustment and Retraining Notification Act. Seller is not, and during the past five years has not been, engaged in any unfair labor practices relating to the Business. There are no unfair labor practices or similar complaints relating to the Business pending before the National Labor Relations Board nor does Seller know of any basis for any such complaint.

SECTION 3.14 Material Contracts

Section 3.14 of the Disclosure Schedule contains a true and complete list of all material contracts and other written instruments (the “Material Contracts”) with respect to the Business to which Seller is a party (whether or not Seller has yet commenced performance), including:

(i) any contract or other instrument calling for a financial commitment by Seller of an amount or value of more than $50,000 over the life of the contract;

          (ii)  any agreement, contract or commitment that involves the payment by any party thereto of more than $50,000 annually, unless cancelable by Seller without penalty to it on not more than ninety days’ notice;

          (iii)  any employment contracts, arrangements or policies, deferred compensation, severance, change-in-control or other plan or arrangement (including without limitation any collective bargaining contract or union agreement) relating to the Transferred Employees;

(iv) any leases, sales contracts, and other agreements with respect to any property included in the Assets, except for leases of personal property involving less than $50,000 per year;

(v) any agreement, contract or commitment to be performed relating to capital expenditures in excess of $50,000;

          (vi)  any agreement, indenture or instrument relating to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business, and personal property leases for telephones, copy machines, facsimile machines and other office equipment having aggregate annual lease payments per machine of $10,000 or less);

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          (vii)  any material loan or advance to or investment in, any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits;

          (viii)  any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than in the ordinary course of business) or any contingent liability in excess of $50,000;

          (ix)  any management service, consulting or any other similar type of contract, involving payments of more than $50,000 annually, unless terminable by Seller without penalty or payment on not more than ninety days’ notice;

(x) any agreement, contract or commitment limiting the ability of Seller to engage in the Business or to compete with any Person in the Business;

          (xi)  any agreement, contract or commitment requiring Seller to indemnify or hold harmless (a) any Person other than purchase orders, revenue earning contracts and other agreements entered into in the ordinary course of business or (ii) any purchaser and/or any licensee with respect to the Business Intellectual Property;

(xii) any partnership, joint venture or joint operating agreement; or

(xiii) any material amendment, modification or supplement in respect of any of the foregoing.

True and complete copies of all written contracts and other instruments required to be listed on Section 3.14 of the Disclosure Schedule have been delivered to Buyer. All of the Material Contracts included in the Assets are legal, valid and binding obligations of Seller and in full force and effect. The Material Contracts included in the Assets comprise all agreements, arrangements and licenses necessary for the continued conduct of the Business as now being conducted. Seller has performed in all material respects all obligations with respect to the Material Contracts included in the Assets required to be performed by it to date, and neither Seller nor, to the knowledge of Seller, any other party to any contract, agreement, lease or license to which Seller is a party with respect to the Business has received written notice declaring it or threatening to declare it in default (with or without the lapse of time or the giving of notice or both) under any such contract, agreement, lease, license or other document or instrument.

SECTION 3.15 Intellectual Property

          (a)  Seller owns, and shall transfer to Buyer at Closing, all of the Business Intellectual Property identified as owned on Section 2.1(a)(iii) of the Disclosure Schedule and has valid licenses for, and shall, to the extent transferable, transfer to Buyer at Closing, all of the Business Intellectual Property identified as licensed on Section 2.1(a)(iii) of the Disclosure Schedule. The Business Intellectual Property encompasses all Intellectual Property primarily used in or necessary for the operation of the Business as presently conducted or proposed to be conducted. Seller has no registered Trademarks and service marks, reserved trade names, registered copyrights, issued Patents, or applications for any of the foregoing, used in or necessary for the operation of the Business.

(b) Seller has used its best efforts to protect the trade secrets of the Business. There has been no material unauthorized disclosure of any trade secrets of the Business by any person or entity.

          (c)  All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of Seller’s Intellectual Property with respect to the Business, have (i) been party to a “work-for-hire” arrangement or agreement with Seller, in accordance with applicable federal and state law, that by its terms accords to Seller ownership of all tangible and intangible property thereby arising, (ii) executed appropriate instruments of assignment in favor of Seller as assignee that by their terms convey to Seller ownership of all tangible and intangible property thereby arising, and (iii) acknowledged and agreed that such property is and shall remain the sole and exclusive property of Seller and is and shall not be used or disclosed other than as specifically authorized by Seller.

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          (d)  No Intellectual Property right or other claims have been asserted by any person or entity to the use of any Asset, and Seller is not aware of any valid basis for any such claim. To the best knowledge of Seller, the use of any Asset by Seller does not infringe on the Intellectual Property rights or other rights of any person or entity.

          (e)  As of the Closing Date, all Business Intellectual Property transferred and assigned to Buyer pursuant to this Agreement is and shall be useable in the same form as on the Closing Date, under the same circumstances as on the Closing Date, and in the ordinary course of the Business as such business actually has been operated prior to the Closing Date.

          (f)  Seller (i) has good and marketable title to each intangible Asset owned by Seller, including, but not limited to, each item of Intellectual Property used in and material to, or necessary for the operation of, the Business, free and clear of any Encumbrance, and (ii) is the sole and rightful owner of all right, title and interest in and to each such intangible Asset, and has the unrestricted right to market, license and otherwise exploit each such intangible Asset.

SECTION 3.16 Real Property

          (a)  Section 3.16 of the Disclosure Schedule sets forth a list of all Seller Occupied Business Facility Leases, including the address of each respective Seller Occupied Business Facility, the name of the landlord, the date of the lease and of each amendment thereto. Seller has provided Buyer with true and complete copies of each Seller Occupied Business Facility Lease; no term or condition of any such lease has been modified, amended or waived except as shown in such copies; each such lease constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to the use or occupancy of any of the Seller Occupied Business Facilities. Seller has not transferred or assigned any interest in any Seller Occupied Business Facilities Lease, nor has Seller subleased or otherwise granted rights of use or occupancy of any of the Seller Occupied Business Facilities to any other person or entity.

          (b)  Each Seller Occupied Business Facility Lease is in full force and effect, all rents and other payments due to date under each lease have been paid in full, and no breach or default by Seller or, to Seller’s knowledge, by the landlord thereunder, exists, nor to Seller’s knowledge has any event or condition occurred which would with the giving of notice or the passage of time or both constitute a breach or default, under any Seller Occupied Business Facility Lease. No party has disputed or repudiated any provision of the Seller Occupied Business Facility Leases.

          (c)  Seller has not received any notice of any material violation of any applicable zoning ordinance, building code, planning law or regulation, use or occupancy restriction, or violation of any thereof, or any condemnation action or proceeding with respect thereto.

SECTION 3.17 Customers

Listed in Section 3.17 of the Disclosure Schedule are the names and addresses of the 50 most significant customers (ranked by billings) of the Business for the twelve-month period ended December 31, 2002 and the amount for which each such customer was invoiced during such period. Seller has not received any notice and has no reason to believe that any customer of Seller has ceased, or will cease, to use the products, equipment, goods or services of the Business or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time. There are no outstanding disputes with any customers, resellers, or partners of the Business, other than disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.18 Suppliers

Section 3.18 of the Disclosure Schedule sets forth the names of the ten (10) most significant suppliers from which the Business ordered supplies, merchandise and other goods for the twelve months ended December 31, 2002, and the amount for which each such supplier invoiced Seller during such period. To the knowledge of Seller, no supplier of the Business has refused to do business with Seller nor stated its intention

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not to continue to do business with Seller or Buyer, as successor to the Business, at any time after the Closing on terms and conditions substantially similar to those used in its current sales to Seller, whether as a result of the transactions contemplated hereby or otherwise. There are no outstanding disputes with any suppliers, other than disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.19 Employee Benefit Matters

          (a)  Section 3.19 of the Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans for the benefit of any employee of or consultant to Seller who is involved in the Business, indicating the sponsor of such plan. Seller has furnished or made available to Buyer a true and complete copy of each such Employee Benefit Plan, all summary descriptions and evidence of any registration in respect thereof. Each such Employee Benefit Plan has been administered in accordance with its terms and all understandings, written or oral, between Seller and the employees of, and consultants to, Seller who are involved in the Business and complies in all material respects with and has been administered in all material respects in compliance with the provisions of all applicable Laws. Seller has received no notice that any Employee Benefit Plan set forth on Section 3.19 of the Disclosure Schedule is not in compliance with the provisions of ERISA, the applicable provisions of the Internal Revenue Code and all other applicable laws. There is no pending or threatened legal action, proceeding or investigation against or involving any such Employee Benefit Plan. None of the Employee Benefit Plans provides benefits to retired employees or consultants or the beneficiaries or dependants of retired employees or consultants.

          (b)  Seller has received no notice that any of the Benefit Plans or any trust created thereunder or any trustee or administrator thereof has engaged in a transaction which might subject any such trustee or administrator, or any party dealing with any such Benefit Plan or trust, to the Tax on prohibited transactions imposed by Section 4975 of the Code.

SECTION 3.20 Labor Matters

Seller is not a party to any collective bargaining agreement covering or relating to any employees of the Business and has not recognized, is not required to recognize, and has not received a demand for recognition by any collective bargaining representative, and is not bound by any provisions of any collective bargaining agreement relating to the Business and there has been no union organizational efforts involving such employees of Seller during the past five years, and to Seller’s knowledge, no such organization efforts are pending or threatened. There are no strikes or stoppages in effect or, to Seller’s knowledge, threatened against Seller relating to the Business nor has any such strike or work stoppage relating to the Business been enjoined by any Action of any Governmental Authority. There are no material controversies pending or, to Seller’s knowledge, threatened between Seller and employees of the Business.

SECTION 3.21 Employees

          (a)  Section 3.21 of the Disclosure Schedule contains a complete and accurate list of the Employees as of the date of this Agreement, showing for each such Employee (i) name, (ii) age, (iii) location of employment (iv) the salary and wages payable and other benefits which Seller is obligated to provide (whether at present or in the future), or, in the case of stock option grants, has prior to the date hereof granted, to each such employee, and including, if any, particulars of all profit sharing, incentive and, bonus arrangements to which Seller is a party, (v) the Employee’s job title, (vi) the date of hire, (vii) leave status (including type of leave), if not active, (viii) visa status, if applicable, (ix) any existing employment, consulting contracts or severance arrangements or termination notice periods which constitute contractual obligations of Seller with respect to the Employees, and (x) the participation in and level of benefit entitlement applicable to each of the employees under the Employee Benefit Plans. Seller has not improperly classified any of the Employees identified as independent contractors or leased employees. Except as set forth on Section 3.21 of the Disclosure Schedule, no Employee is on long-term disability leave, extended absence or receiving benefits pursuant to workers’ compensation legislation. All current assessments under workers’ compensation legislation in relation to the Business have been

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paid or accrued and Seller has not been subject to any special or penalty assessment with respect to the Business under such legislation which has not been paid.

          (b)  All Employees are under written obligation to Seller to maintain in confidence all confidential or proprietary information acquired by them related to the Business in the course of their employment and to assign to Seller all inventions made by them within the scope of their employment related to the Business during such employment.

SECTION 3.22 Taxes

          (a)  (i) All material Tax Returns required to be filed with respect to the Business or the Assets have been filed in a timely manner (within any applicable extension periods); (ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof, other than Taxes for which adequate accruals have been provided in the Financial Statements; (iii) Seller has fully paid and discharged all Taxes due on or before the date hereof that are related to the Business or the Assets; and (iv) Seller has withheld all Taxes it is required to withhold in respect of its employees.

(b) No Tax liens have been filed with respect to the Business or Assets and no material claims are being asserted in writing with respect to any Taxes relating to the Business or the Assets.

          (c)  The transactions contemplated by this Agreement will not give rise to (i) the creation of any Encumbrances other than Permitted Encumbrances against the Assets or the Business in respect of any Taxes.

          (d)  Except as set forth on Section 3.22(c) of the Disclosure Schedules, Seller has not received written notification from any Governmental Authority that any Action is pending or threatened for any audit, examination, deficiency, assessment or collection from Seller of any Taxes related to the Business, including jurisdictions where Seller does not file Tax Returns. No unresolved claim for any deficiency, assessment or collection of any Taxes related to the Business has been asserted against Seller, and all resolved assessments of Taxes related to the Business have been paid. No issues have been raised by the relevant taxing authorities in any audit that are of a recurring nature and that would have an effect upon the Taxes of the Business.

          (e)  On the Business Financial Statements, reserves and allowances have been provided, adequate to satisfy all Liabilities for Taxes relating to the Business for periods (or any portion of a period) through the date of the Business Financial Statements and no Tax liabilities relating to the Business have been incurred since that date other than in the ordinary course of business as set forth on the Closing Statement.

          (f)  To the extent relevant to the Assets or the Business, there is no contract, agreement, plan or arrangement to which Seller is a party that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

SECTION 3.23 Agreements and Transactions with Affiliates

During the past three years, Seller has not, directly or indirectly, purchased, leased from others or otherwise acquired any property relating to the Business or obtained any services from, or sold, leased to others or otherwise disposed of any property relating to the Business or furnished any services relating to the Business to, or otherwise dealt with respect to the Business with (except with respect to remuneration for services as officers, directors or employees of Seller) any Affiliate. No Affiliate has any direct or indirect controlling interest in any business involved in the Business.

SECTION 3.24 Licenses and Permits

Section 3.24 of the Disclosure Schedule is a true and complete list and description (including the name of the issuing authority and the date of the expiration period) of all governmental licenses, registrations,

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permits and authorizations (collectively, the “Licenses”) held by Seller and relating to the Business. Seller has obtained all Licenses necessary to carry on the Business as currently conducted under applicable federal, state, local or foreign law and timely application for the renewal of such Licenses has been made for any of such as are scheduled to expire prior to or within ten (10) days after the Closing. Seller is in compliance with all material terms and conditions of all such Licenses. All of the Licenses are in full force and effect and no Action or claim is pending nor, to the knowledge of Seller, is threatened to revoke or terminate any License or declare any License invalid in any material respect.

SECTION 3.25 Environmental, Health and Safety Matters

Seller has complied and is in compliance with all applicable environmental, health and safety laws. Seller has not received any notice, report or other information regarding any actual or alleged violation by Seller of any environmental, health and safety law, or any liability or potential liability or damages, including any investigatory, remedial or corrective obligations, relating to the Business, or any facility used in connection therewith, under any applicable environmental, health and safety laws.

SECTION 3.26 Restrictive Documents and Territorial Restrictions

Except for restrictions contained in this Agreement and the Ancillary Agreements, the Business is not subject to, or a party to, any charter, by-law, mortgage, Encumbrance, lease, license, Permit, agreement, instrument, Law, judgment or decree, or any other restriction of any kind or character, limiting the ability of the Business to compete in any geographic area or with any Person or which would prevent the continued operation of the Business after the date hereof on substantially the same basis as heretofore operated.

SECTION 3.27 Insurance

Section 3.27 of the Disclosure Schedule sets forth a list of all insurance policies, letters of credit and surety bonds covering or relating to the Assets. There are no pending claims against such insurance by Seller as to which the insurers have denied coverage or otherwise reserved rights. Seller has not been refused any insurance with respect to the Business, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since January 1, 2000. Except as disclosed on Section 3.27 of the Disclosure Schedule, there are no risks with respect to the Assets or the Business which Seller has designated as being self-insured. Section 3.27 of the Disclosure Schedule lists all claims of Seller related to the Assets which are currently pending. Excluding the claims listed on Section 3.27 of the Disclosure Schedule, since September 1, 2001, the aggregate amount of (i) all claims made with Seller’s insurance carriers plus (ii) all losses incurred with respect to self-insured risks, in each case relating to the Assets, does not exceed $250,000.

SECTION 3.28 Brokers

Except for Water Mill Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller. Seller is solely responsible for the fees and expenses of Water Mill Partners LLC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to, and agrees with, Seller as follows:

SECTION 4.1 Organization and Authority of Buyer

Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the

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transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium statutes, or similar laws affecting the rights of creditors generally or general principles of equity.

SECTION 4.2 No Conflict

Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3, except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer, do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or other organizational documents) of Buyer, (b) conflict with or violate any Law or Governmental Order applicable to Buyer or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Buyer is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

SECTION 4.3 Governmental Consents and Approvals

The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Buyer do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except as described in a writing given to Seller by Buyer on the date of this Agreement.

SECTION 4.4 Litigation

There is no claim, legal action, suit, arbitration, government investigation or other legal or administrative proceeding, pending or, to the knowledge of Buyer, threatened against, or relating to, or any order, injunction, ruling, charge, decree, or judgment in progress, pending or in effect which could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, nor is there any basis known to Buyer for any such action.

SECTION 4.5 Brokers

Buyer has not paid or become obligated to pay any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Conduct of Business Prior to the Closing

(a) Seller covenants and agrees that, except as described in Section 5.1(a) of the Disclosure Schedule, from the date hereof through the Closing Date, Seller shall conduct the Business in the

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ordinary course and consistent with Seller’s past practice. Without limiting the generality of the foregoing, except as described in Section 5.1(a) of the Disclosure Schedule, Seller shall, with respect to the Business, (i) continue its promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its Receivables; (iii) preserve intact the business organization of the Business, (iv) keep available to Buyer the services of the Transferred Employees, (v) continue in full force and effect without material modification all existing policies or binders of insurance and employee benefit arrangements currently maintained in respect of the Business and (vi) maintain satisfactory relationships with its customers, suppliers and with other persons with which it has a business relationship.

          (b)  From the date hereof through and including the Closing, Seller shall not (i) modify, amend or terminate any Material Contract or exercise or waive any material right or option thereunder; (ii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Seller Occupied Business Facility or any part thereof; or (iii) convey, assign, sublease, license or otherwise transfer all or any portion of any Seller Occupied Business Facility or any interest or rights therein, or (iv) make any material changes in the construction or condition of any such facility.

          (c)  Without limiting the generality of the foregoing, Seller covenants and agrees that, through the Closing Date, Seller shall not, without the prior written consent of Buyer, take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 3.11.

SECTION 5.2 Access to Information

          (a)  From the date hereof until the Closing, upon reasonable notice, Seller shall and shall cause each of its officers, directors, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of Buyer reasonable access, during normal business hours, to the offices, facilities, books and records of Seller and to those officers, directors, employees, agents, accountants and counsel of Seller who have any knowledge relating to the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Buyer such additional financial and operating data and other information regarding the Business and the Assets as Buyer may from time to time reasonably request.

          (b)  In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing or for any other reasonable purpose, for a period of four years after the Closing, Buyer shall (i) retain the books and records which are transferred to Buyer pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access (including the right to make photocopies at Seller’s expense), during normal business hours, to such books and records.

          (c)  In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing or for any other reasonable purpose, for a period of four years following the Closing, Seller shall (i) retain all books and records which are not transferred to Buyer pursuant to this Agreement and which relate to the Business for periods prior to the Closing and which shall not otherwise have been delivered to Buyer and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Buyer, reasonable access (including the right to make photocopies at Buyer’s expense), during normal business hours, to such books and records.

SECTION 5.3 Confidentiality

Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business, (ii) in the event that Seller or any such agent,

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representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 5.3, (iii) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 5.3, furnish only that portion of such confidential information which is legally required to be provided (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Buyer any and all copies (in whatever form or medium) of all such confidential information then in the possession of Seller or any of its agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement.

SECTION 5.4 Regulatory and Other Authorizations; Notices and Consents

          (a)  Each of Buyer and Seller shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

          (b)  Seller shall give promptly such notices to third parties and use its reasonable best efforts to obtain such third party consents as Buyer may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all third party consents that are reasonably necessary or desirable in connection with the transfer of the Material Contracts.

          (c)  Buyer shall cooperate and use all reasonable efforts to assist Seller in giving such notices and obtaining such consents; provided, however, that Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any Material Contract which Buyer in its sole discretion may deem adverse to the interests of Buyer or the Business.

          (d)  Notwithstanding anything to the contrary set forth in this Agreement or in any of the Ancillary Agreements, nothing contained in this Agreement or in any of the Ancillary Agreements shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to Buyer any asset, property or right that would otherwise constitute an Asset, but that by its terms is not transferable or assignable to Buyer pursuant to this Agreement without the consent, waiver, approval, authorization, qualification or other order of one or more third parties and such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing (each, a “Non-Transferable Asset”).

          (e)  From and after the Closing and, with respect to each Non-Transferable Asset, until the earlier to occur of (i) such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to Buyer pursuant hereto and (ii) such time as the material benefits intended to be transferred or assigned to Buyer pursuant hereto have been procured by alternative means pursuant to Section 5.4(f), (A) such Non-Transferable Asset shall be held by Seller in trust exclusively for the benefit of Buyer, and (B) Seller shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for Buyer the material benefits intended to be transferred or assigned to Buyer under such Non-Transferable Asset and, in furtherance thereof, to the extent permitted under the terms of such Non-Transferable Asset and under applicable Law (1) Buyer shall use commercially reasonable efforts to perform and discharge all of the Liabilities of Seller under the terms of such Non-Transferable Asset in effect as of the Closing and (2) Seller shall use commercially reasonable efforts to provide or cause to be provided to Buyer all of the benefits of Seller under the terms of such Non-Transferable Asset in

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effect as of the Closing, including by promptly paying to Buyer any monies received by Seller from and after the Closing under such Non-Transferable Asset attributable to the performance of Buyer thereunder.

          (f)  In the event that Seller is unable to obtain any consent from a third Person, as requested by Buyer, under any Non-Transferable Asset after the Closing Date through the use of commercially reasonable efforts, (i) Buyer shall be entitled to procure the material rights and benefits of Seller under the terms of such Non-Transferable Asset in effect as of the Closing by alternative means, including, without limitation, by entering into new Contracts with third parties or otherwise, and (ii) Seller shall pay to Buyer the reasonable fees, expenses and other costs incurred in connection with procuring such rights and benefits; provided, however, that in the event that Buyer shall exercise its rights under this Section 5.4(f) in respect of any Non-Transferable Asset, the obligations of Seller under Section 5.4(e) in respect of such Non-Transferable Asset shall thereupon cease and expire.

SECTION 5.5 Stockholder Approval; Preparation of Proxy Statement

          (a)  Seller shall, as soon as practicable following the date hereof (but allowing for its compliance with its obligations under the third sentence of this Section 5.5), prepare and file with the SEC a proxy statement (the “Proxy Statement”) to obtain the required vote of Seller’s stockholders to approve this Agreement and the transactions contemplated hereby. Seller will cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as practicable. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement will be made by Seller without providing Buyer a reasonable opportunity to review and comment thereon. Seller will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the effectiveness of the Proxy Statement any information relating to Seller or Buyer, or any of their respective affiliates, officers or directors, should be discovered by Seller or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Seller. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the Nasdaq.

          (b)          (i)  The Board of Directors of Seller shall recommend that Seller’s stockholders vote at the Seller Stockholders’ Meeting (as defined below) in favor of the adoption of a resolution authorizing the transactions contemplated by this Agreement; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Seller has recommended that Seller’s stockholders vote at the Seller Stockholders’ Meeting in favor of the adoption of a resolution authorizing the transactions contemplated by this Agreement, and (iii) neither the Board of Directors of Seller nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to Buyer, the recommendation of the Board of Directors of Seller that its stockholders vote at the Seller Stockholders’ Meeting in favor of the adoption of a resolution authorizing the transactions contemplated by this Agreement.

SECTION 5.6 Stockholder Meeting

Seller shall call and hold a meeting of the stockholders of Seller (the “Seller Stockholders’ Meeting”) as promptly as reasonably practicable for the purpose of voting upon the adoption of a resolution authorizing the transactions contemplated by this Agreement pursuant to the Proxy Statement, and Seller shall hold the Seller Stockholders’ Meeting as promptly as reasonably practicable. Nothing herein shall prevent Seller from adjourning or postponing the Seller Stockholders’ Meeting if there are insufficient shares of Seller common stock necessary to conduct business at the Seller Stockholders’ Meeting. Seller shall solicit from its stockholders proxies in favor of the adoption of a resolution authorizing the transactions contemplated by this

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Agreement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware law to approve this Agreement and the transactions contemplated hereby.
SECTION 5.7 No Solicitation or Negotiation; Breakup Fee.

Subject to the last sentence of this Section 5.7(a), from and after the execution and delivery of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, Seller shall not, nor will it authorize or permit any of its directors, officers or other employees, controlled Affiliates or any investment banker, attorney or other advisor, representative or agent retained by it to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of a transaction (whether in the form of a merger, consolidation, asset sale or other form of transaction) for the acquisition of the Business (an “Acquisition Transaction”) by any Person other than Buyer, (ii) participate or engage in any discussions or negotiations with any such Person regarding an Acquisition Transaction, (iii) furnish to any such Person any information relating to Seller, or afford access to the business, properties, assets, books or records of Seller to any such Person that has made or could reasonably be expected to make an Acquisition Transaction, or (iv) take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Transaction, (v) approve, endorse or recommend an Acquisition Transaction, or (v) enter into any letter of intent or similar agreement contemplating or otherwise relating to an Acquisition Transaction. Notwithstanding the foregoing, nothing contained in this Section 5.7(a) shall prohibit Seller, or any officer or director of Seller, from taking any of the actions described in this Section 5.7(a) in response to an unsolicited inquiry, offer or proposal to the extent that the Board of Directors of Seller determines in good faith that the fiduciary obligations of such officers and directors to Seller require that such actions be taken.

If this Agreement is terminated pursuant to Sections 9.1(h) or 9.1(i) (and Buyer is not in breach of this Agreement), then Seller shall pay to Buyer the sum of $1,000,000 in cash as a break-up fee (the “Break-Up Fee”), which payment shall be Buyer’s sole and exclusive remedy for any such termination pursuant to Section 9.1(h) or 9.1(i).
SECTION 5.8 Seller Covenant Not to Compete

          (a)  In partial consideration of the payment of the Purchase Price, Seller covenants and agrees that for a period of three years commencing upon the Closing Date, Seller shall not, directly or indirectly, (i) engage in, carry on, manage, operate, perform or control the management or operation of any Seller Restricted Business in any portion of the territory (the “Restricted Territory”) consisting of the world, or (ii) own any equity interest in any Person that is engaged in, carries on, manages, operates, performs or controls the management or operations of any Seller Restricted Business in the Restricted Territory.

(b) For purposes of this Section 5.8, the term “Seller Restricted Business” means any business engaged in the Business.

          (c)  Notwithstanding Section 5.8(a), it will not constitute a breach of this Section 5.8 for Seller to acquire (including through a merger other corporate transaction), invest in or own equity interests in any Person engaged in, carrying on, managing, operating, performing or controlling the management or operation of a Seller Restricted Business, so long as (i) Seller does not own, directly or indirectly, in the aggregate in excess of 4.99% of the outstanding equity interests of such Person, (ii) the common stock of such Person is listed on a national securities exchange or traded on an over-the-counter market and (iii) Seller does not, directly or indirectly, manage, operate or control the management or operation of such Person or any Seller Restricted Business of such Person.

          (d)  Buyer and Seller acknowledge and agree that compliance with the covenants contained in this Section 5.8 is necessary to protect Buyer and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at Law. Seller agrees that in the event of any adjudicated breach of such covenant, Buyer shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall

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nonetheless be enforceable by such court against Seller or other relevant Person upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable.

          (e)  Seller further covenants and agrees that, without the prior written consent of Buyer, Seller will not, for a period of one year commencing upon the Closing Date, solicit for employment, as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any then-current employee of the Business or any person who has been an employee of the Business at any time within the six month period preceding such time. As used herein, “solicit” means contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties, provided that nothing herein shall be construed to prohibit Seller from (i) placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation, or (ii) responding to any unsolicited inquiry by any Buyer employee concerning employment.

          (f)  Buyer acknowledges that, notwithstanding any other provisions of this Agreement, this Section 5.8 shall in no event be binding upon or otherwise apply to any successor to or assignee of any of the assets of Seller, whether by merger, consolidation, asset sale or other form of transaction (such Section 5.8 being automatically deemed to expire with respect to such assets upon the consummation of any such transaction); provided, however, that in the event that any of the entities listed on Schedule 5.8 (the “Restricted Buyers”) becomes the successor to or assignee of any of the assets of Seller through any of the foregoing transactions, Seller shall pay to Buyer a fee of $5 million in consideration for Buyer’s waiver of this Section 5.8 with respect to such Restricted Buyer, which payment shall be Buyer’s sole and exclusive remedy for any such transaction by Seller with any Restricted Buyer.

          (g)  Nothing in this Agreement shall in any way restrict Seller from continuing to engage in, carry on, manage, operate, perform or control the management or operation of Seller’s Network Operations, as those operations currently exist and evolve in response to technological, market and other developments.

SECTION 5.9 Buyer Covenant Not to Compete

          (a)  In partial consideration for the Assets, Buyer covenants and agrees that for a period of three years commencing upon the Closing Date, Buyer shall not, directly or indirectly, (i) market or sell services competitive to those of Seller’s Network Business provided by any of the competitors of Seller listed on Schedule 5.9 (the “Restricted Competitors”), (ii) acquire or own any equity interest in any of the Restricted Competitors in a transaction that would result in Buyer marketing services which are competitive to Seller’s Network Business; provided, however, that Buyer may market or sell services of Seller or acquire any of the Restricted Competitors upon payment by Buyer to Seller of a one-time fee of $5 million in consideration for the permanent waiver by Seller of this Section 5.9, which payment shall be Seller’s sole and exclusive remedy for Buyer’s marketing or sale of such services of any Restricted Competitor.

          (b)  Buyer and Seller acknowledge and agree that compliance with the covenants contained in this Section 5.9 is necessary to protect Seller and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at Law. Buyer agrees that in the event of any adjudicated breach of such covenant, Seller shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against Buyer or other relevant Person upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable.

(c) Buyer further covenants and agrees that, with the exception of employees and former employees of the Business, without the prior written consent of Seller, Buyer will not, for a period of one year commencing upon the Closing Date, solicit for employment, as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any then-current employee of the Seller or any person who has been an employee of the Seller at any time within the six month period preceding such time. As used herein, “solicit” means contact or communicate in any manner whatsoever, including, but not

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limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties, provided that nothing herein shall be construed to prohibit Buyer from (i) placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation, or (ii) responding to any unsolicited inquiry by any Buyer employee concerning employment.

SECTION 5.10 Bulk Transfer Laws

Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to Buyer (other than any obligations with respect to the application of the proceeds herefrom). Pursuant to Section 8.2(a)(iii)(A), Seller has agreed to indemnify Buyer against any and all liabilities which may be asserted by third parties against Buyer as a result of Seller’s noncompliance with any such law.

SECTION 5.11 Tax Matters

          (a)  Property Taxes. In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Assets which returns cover a taxable period commencing before the Closing Date and ending thereafter, Buyer shall prepare such returns and make all payments required with respect to any such return, provided, however, Seller will promptly reimburse Buyer upon receipt of a copy of the filed Tax Return to the extent any payment made by Buyer relates to that portion of the taxable period ending on or before the Closing Date which amount shall be determined and prorated on a per diem basis.

          (b)  Cooperation. To the extent relevant to the Business or the Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for four years after Closing without the prior written consent of Buyer. Seller, upon request, shall use its reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement. Buyer, upon request, shall use its reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

          (c)  Transfer Taxes. Notwithstanding anything else herein, Buyer and Seller shall each be responsible for and pay when due one half of any and all transfer, documentary, sales, use or other similar Taxes assessed upon or with respect to the transfer of the Assets to Buyer and all documentary or recording fees with respect thereto.

SECTION 5.12 Further Action

Both pending and following the Closing, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

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SECTION 5.13 Use of Intellectual Property.

          (a)  Except as set forth in the following sentence, from and after the Closing, Seller shall not use any of the Business Intellectual Property. From the Closing Date through and including December 31, 2003, Seller may continue (i) to use and refer to Trademarks and other Business Intellectual Property for purposes of informing customers, vendors and other parties with which Seller continues to deal about the transactions contemplated by this Agreement, the Seller’s changed corporate name, and the like and (ii) to refer to Trademarks and the Business in any filings with SEC or other Governmental Authority or in any other historical context.

          (b)  Immediately after the Closing, Seller shall change its corporate name, and amend its charter accordingly, to one not using any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Business Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto. As promptly as practicable following the Closing, Seller shall remove any Business Intellectual Property from letterheads and other materials remaining in its possession or under its control, and Seller shall not use or put into use after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Business Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto. Buyer acknowledges that the corporate name “Glowpoint Inc.” or any name similar or related thereto complies with the requirements of this subparagraph.

SECTION 5.14 Transition Period.

(a) Definitions. As used in this Section 5.14, the following terms shall have the following meanings:

(i) “Corporate Cost Allocations” shall mean the internal allocations of Seller for costs of the Business in the amounts set forth in the Transition Budget;

(ii) “Direct Costs” means amounts payable to third parties with respect to the Assumed Liabilities and the Transferred Employees and excludes any internal corporate cost allocations of Seller;

(iii) “Fixed Direct Costs” means Direct Costs identified as such in the Transition Budget;

(iv) “Monthly Transition Amount” means an amount equal to $159,000;

(v) “Representative” means any one of a reasonable number of representatives appointed by the Purchaser and identified as such to Seller to carry out the purposes of this Section 5.14;

(vi) “Transition Accounts” has the meaning set forth in subsection (b)(iv) below;

(vii) “Transition Budget” means the expense budget of the Business set forth on Schedule 5.14;

(viii) “Transition Cap” means the Monthly Transition Amount times the actual number of calendar months elapsed in the Transition Period, prorated for any partial calendar month;

          (ix)  “Transition Cost Amount” means an aggregate amount of Fixed Direct Costs plus Corporate Cost Allocations that exceed the aggregate amount of Fixed Direct Costs plus Corporate Cost Allocations in the Transition Budget;

(x) “Transition Period” means the period commencing on the Measurement Date and ending on the Closing Date; and

(xi) “Variable Direct Costs” means the variable Direct Costs identified as such on the Transition Budget.

(b) During the Transition Period, unless otherwise authorized or directed by the Representative, the Seller shall:

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(i) conduct the Business in accordance with Section 5.1;

          (ii)  have established and maintain a separate general ledger reflecting all of the revenues and Direct Costs of the Business, which ledger is capable of being directly accessed by Buyer at all times during the Transition Period;

(iii) incur Fixed Direct Costs only in accordance with the Transition Budget;

          (iv)  deposit all monies received by Seller as payment of any Receivables or otherwise with respect to the Business into bank accounts separate from all other accounts of the Seller (the “Transition Accounts”);

(v) make payment with respect to any Direct Costs only from the Transition Accounts, and make no payment with respect to any costs other than Direct Costs from the Transition Accounts;

(vi) procure that no monies are transferred from the Transition Accounts to any other account of Seller;

          (vii)  permit the Representative access to the Seller’s facilities and properties to observe fully the conduct of the Business and shall provide the Representative with all information and materials necessary to enable the Representative to make reasonably informed assessments regarding the Business of the type which the Representative would make if the Representative were responsible for the operations of the Business, including without limitation daily cash reports, weekly revenue reports and periodic management reports reasonably requested by the Representative; and

          (viii)  consider the reasonable requests of the Representative with respect to the conduct of the Business so long as such requests do not cause Seller to expend funds in excess of the amounts provided in the Transition Budget.

(c) In addition, from the Measurement Date to the Closing Date Seller shall not:

          (i)  fail to deposit and hold all monies received by the Seller with respect to the Business on or after the Measurement Date into the Transition Account, or expend any funds in the Transition Account other than for the benefit of the Business in accordance with the Transition Budget; or

(ii) authorize or enter into any agreement, arrangement, commitment or obligation to take any action prohibited by this Section, Section 3.11 or Section 5.1.

            (d)  Within thirty (30) business days following the Closing Date, Seller shall prepare and deliver to Purchaser the following accounting statements (the “Transition Statements”), together with the detailed work papers and documentation which supports the Transition Statements: (i) an income statement of the Business for the period commencing on the Measurement Date and ending on the Closing Date, separately stating the revenues and Direct Costs; (ii) a statement of the Assets and Assumed Liabilities of the Business as of the Closing Date; (iii) a reconciliation of such statements to the Closing Statement; (iv) bank statements, bank reconciliations and detailed transaction history for all Transition Accounts. Buyer shall have the right to review the books and records of Seller and the Business for a period of ninety (90) days after receiving the Transition Statements (or such reasonable extension thereof as approved by Seller, such approval not to be unreasonably withheld) to verify and confirm the accuracy thereof. If, after such review, Buyer agrees with the Transition Statements, Buyer shall promptly (and in any event within ninety (90) days after receiving the Transition Statements or approved extension thereof) notify Seller of its agreement. If, after such review, Buyer objects to the Transition Statements, Buyer shall promptly (and in any event within ninety (90) days after receiving the Transition Statements or approved extension thereof) provide Seller with a statement indicating the basis for its objections, and Buyer and Seller shall meet and confer in an effort to resolve such disagreement in good faith.

            (e)  In the event that Buyer and Seller are unable to resolve a disagreement with respect to the Transition Statements within ten (10) days following the date of Buyer’s objection (or such longer period as Buyer and Seller may agree), the Transition Expenses shall be determined by the Accountants according to the procedure in Section 2.3(c). Other than the expense of retaining the Accountants, the expense of preparing the Transition Statements shall be borne by Seller.

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            (f)  Within three (3) business days after the determination of the Transition Statements pursuant to either the agreement of the parties or the determination of the Accountants: in the event that there has been a Transition Cost Amount according to the Transition Statements as so determined, Seller shall pay in cash to Buyer the amount of such Transition Cost Amount, except as follows:

          (1)  if the EBITDA of the Business for the quarter ended September 30, 2003 is at least $1,000,000 million but not more than $1,159,000, then Seller shall be entitled to an offset against payment of the Transition Cost Amount of up to $159,000, not to exceed the Transition Cap;

          (2)  if the EBITDA of the Business for the quarter ended September 30, 2003 is more than $1,159,000 but not more than $1,318,000, then Seller shall be entitled to an offset against payment of the Transition Cost Amount of up to $318,000, not to exceed the Transition Cap; and

          (3)  if the EBITDA of the Business for the quarter ended September 30, 2003 is more than $1,318,000, then Seller shall be entitled to an offset against payment of the Transition Cost Amount of up to $477,000, not to exceed the Transition Cap.

SECTION 5.15 Sales to New Customers of Seller’s Network Business During Transition Period.

During the period between the Measurement Date and the Closing Date, sales of products and services of Seller’s Network Business by employees of the Business shall earn commissions on such sales which shall be credited to Buyer at Closing as if the Glowpoint Sales Agency Agreement were in place when such sales were consummated.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.1 Employment Offers

Each of the employees of the Business identified as such on Section 3.21 of the Disclosure Schedule as determined by mutual agreement of Seller and Buyer (collectively, the “Offered Employees”) shall be offered employment by Buyer prior to the Closing Date, to be effective as of the Closing Date (the “Employment Offer”). Offered Employees who accept Employment Offers shall become Buyer employees effective on the Closing Date (collectively “Transferred Employees”) and Seller shall terminate its employment of the Transferred Employees at the same time.

SECTION 6.2 Access to Employees

Seller agrees to provide Buyer with reasonable access, through representatives of Seller as intermediaries, to the Transferred Employees prior to the Closing Date during normal business hours following the date of the execution of this Agreement in order to, among other things, deliver Employment Offers and to provide information to such Transferred Employees about Buyer. All communications by Buyer (through such intermediaries) with the Transferred Employees shall be conducted in a manner that does not disrupt or interfere with Seller’s operation of its business.

SECTION 6.3 Benefits

Effective at the Closing Date, Transferred Employees shall cease all participation in the Benefit Plans. As of the Closing Date, the Transferred Employees shall be eligible to participate in Buyer’s benefit programs to the extent consistent with Buyer’s standard human resource policies in effect from time to time. Transferred Employees shall be given credit for their period of employment with Seller for purposes of eligibility and vesting under all benefit plans of Buyer. Buyer shall use its best efforts to cause applicable Buyer benefit plans to waive, to the extent waived or satisfied under the analogous Benefit Plans, (i) any pre-existing condition or (ii) any waiting period limitation that would otherwise be applicable to Transferred Employees on or after the Closing Date under the Buyer benefit plans. Buyer will cause its 401(k) to accept, after the Closing Date, the rollover of amounts distributed by Seller to any Transferred Employee from any

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Seller 401(k), including the acceptance in such rollover of any outstanding plan loan of such Transferred Employee. Seller shall pay over to Buyer all amounts accrued by any participating Transferred Employee in flexible spending accounts maintained by Seller through the Closing Date, and Buyer shall maintain such accounts for the participating Transferred Employees after the Closing Date (except as otherwise provided in the Transition Services Agreement). Seller shall provide Buyer with an accounting documenting in reasonable detail the elections, balances and activity in each participating Transferred Employee’s flexible spending account from inception of the current plan year through the Closing Date.

SECTION 6.4 Benefits Liabilities

From and after the Closing Date, Seller and any ERISA Affiliates (which, for purposes of this Section 6.4, shall not include Buyer) shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all Employee Benefit Plans whether incurred before, on or after the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.1 Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived in whole or in part solely by Seller):

          (a)  Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding shares of Seller, in accordance with applicable law and the Certificate of Incorporation and Bylaws of Seller;

          (b)  Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing, except to the extent that the failure to be so true and correct does not, and would not reasonably be expected to, have a material adverse effect on the business, operations, assets, liabilities, prospects, results of operations or the condition (financial or otherwise) of Buyer. Seller shall have received a certificate of Buyer, signed for and on behalf of Buyer and in its name by a duly authorized officer thereof, to the foregoing effect;

          (c)  Covenants. The covenants and other agreements to be performed or complied with by Buyer on or prior to the Closing shall have been performed or complied with by Buyer in all material respects, and Seller shall have a received a certificate from Buyer, signed for and on behalf of Buyer and in its name by a duly authorized officer thereof, certifying as to the foregoing;

          (d)  Legality. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of rendering the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(e) Ancillary Agreements. Buyer shall have executed and delivered to Seller each of the Ancillary Agreements to which Buyer is a party.

SECTION 7.2 Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived in whole or in part solely by Buyer):

          (a)  Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding shares of Seller, in accordance with applicable law and the Certificate of Incorporation and Bylaws of Seller;

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          (b)  Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing, except to the extent that the failure to be so true and correct does not, and would not reasonably be expected to, have a Material Adverse Effect. Buyer shall have received a certificate of Seller, signed for and on behalf of Seller and in its name by a duly authorized officer thereof, to the foregoing effect;

          (c)  Covenants. The covenants and other agreements to be performed or complied with by Seller on or prior to the Closing shall have been performed or complied with by Seller in all material respects, and Buyer shall have a received a certificate from Seller, signed for and on behalf of Seller and in its name by a duly authorized officer thereof, certifying as to the foregoing;

          (d)  Legality. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of rendering the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) Ancillary Agreements. Seller shall have executed and delivered to Buyer each of the Ancillary Agreements to which they are a party;

          (f)  Removal of Liens. Seller shall have provided evidence reasonably satisfactory to Buyer of the removal as of Closing of all liens placed on the Assets in connection with the Company’s credit agreement with JPMorgan Chase Bank; and

          (g)  Consents and Approvals. Buyer and Seller shall have received, each in form and substance reasonably satisfactory to Buyer, all authorizations, consents, orders and approvals of all Governmental Authorities and officials, and all third party consents, which Buyer in its reasonable judgment deems necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that the failure to obtain any such authorizations, consents, orders and approvals does not, and would not reasonably be expected to, have a Material Adverse Effect (after giving effect, without limitation, to Sections 5.4 (d), (e) and (f)).

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 Survival of Representations and Warranties

The representations and warranties of each of Seller and Buyer contained in this Agreement and the Ancillary Agreements, and all statements contained in the Acquisition Documents, shall survive the Closing until the eighteen (18) month anniversary thereof; provided, however, that the representations and warranties dealing with Employee Benefit Matters and Tax matters shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations, and except those representations and warranties set forth in the first sentence of Section 3.9, which shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Buyer to Seller, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

Neither the period of survival nor the liability of Seller with respect to Seller’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.

SECTION 8.2 Indemnification

          (a)  Seller shall indemnify and hold harmless Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Buyer Indemnified Party”) for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them

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(including, without limitation, any Action brought or otherwise initiated by any of them) (a “Loss”), arising out of or resulting from:

(i)	the breach or inaccuracy of any representation or warranty made by Seller contained in the Acquisition Documents; or

(ii)	the breach of any covenant or agreement by Seller contained in the Acquisition Documents; or

(iii)	Liabilities, whether arising before or after the Closing Date, that are not expressly assumed by Buyer pursuant to this Agreement, including, without limitation:

	(A)	Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement (notwithstanding the waiver contained in Section 5.10); and

	(B)	the Excluded Liabilities.

          To the extent that Seller’s undertakings set forth in this Section 8.2 may be declared or held to be unenforceable under applicable Law, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by any Buyer Indemnified Party for which Seller is obligated to provide indemnification hereunder.

          (b)  Buyer shall indemnify and hold harmless Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party) for any and all Losses arising out of or resulting from:

(i)	the breach or inaccuracy of any representation or warranty made by Buyer contained in the Acquisition Documents; or

(ii)	the breach of any covenant or agreement by Buyer contained in the Acquisition Documents; or

(iii)	the Assumed Liabilities.

          To the extent that Buyer’s undertakings set forth in this Section 8.2 may be declared or held to be unenforceable under applicable Law, Buyer shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by any Seller Indemnified Party for which Buyer is obligated to provide indemnification hereunder.

(c) A Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (hereinafter referred to as an “Indemnified Party”), shall give the indemnifying party (the “Indemnifying Party”) notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the parties under this Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII. If an Indemnifying Party acknowledges in writing its irrevocable and unconditional obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within twenty days of the receipt of such notice from the Indemnified

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Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party. In the event an Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, in accordance with the foregoing provisions, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party if such settlement would entail any admission of liability by, or any restrictions upon the future conduct of, such Indemnified Party.

SECTION 8.3 Limits on Indemnification

Notwithstanding anything to the contrary contained in this Agreement, (a) neither party’s indemnification obligations under this Agreement shall apply unless and until the Losses incurred by the other party’s Indemnified Parties exceed $200,000 (the “Basket”) and then only to the extent of such excess (provided, however, that Seller shall be responsible for any and all Losses arising out of a breach of Section 3.22 without regard to the Basket), and (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from (i) Seller arising out of or resulting from the causes enumerated in Section 8.2(a)(i) or from (ii) Buyer arising out of or resulting from the causes enumerated in Section 8.2(b)(i) shall, in either case, be an amount equal to forty percent (40%) of the Purchase Price (without giving effect to any post-closing additional payments made pursuant to Section 2.5).

ARTICLE IX

TERMINATION AND WAIVER

SECTION 9.1 Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer; or

          (b)  by either Seller or Buyer if the Closing has not occurred by September 30, 2003; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and such action or failure to act constitutes a breach of this Agreement; or

(c) by Buyer or Seller if Seller’s stockholders have not, by September 30, 2003, adopted a resolution authorizing the transactions contemplated by this Agreement under applicable Law; or

          (d)  by either Buyer or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(e) by Seller, upon a material breach of this Agreement by Buyer, or if any representation or warranty of Buyer shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths

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or inaccuracies could reasonably be expected to result in Buyer’s inability to satisfy the conditions to Seller’s obligation to consummate the transactions contemplated by this Agreement; provided, that if such untruth or inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer through exercise of its commercially reasonable efforts, then Seller may not terminate this Agreement pursuant to this Section 9.1(e) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Seller to Buyer of such untruth or inaccuracy or breach, and (ii) Buyer ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Buyer continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 9.1(e) if such untruth or inaccuracy or breach by Buyer is cured during such thirty-day period); or

          (f)  by Buyer, upon a material breach of this Agreement on the part of Seller, or if any representation or warranty of Seller shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies could reasonably be expected to result in Seller’s inability to satisfy the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement, provided, that if such untruth or inaccuracy in Seller’s representations and warranties or breach by Seller is curable by Seller through exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement pursuant to this Section 9.1(f) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Buyer to Seller of such untruth or inaccuracy or breach, and (ii) Seller ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Seller continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 9.1(f) if such untruth or inaccuracy or breach by Seller is cured during such thirty-day period); or

          (g)  by Buyer if, between the date hereof and the time scheduled for the Closing Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(h) by Seller, upon the occurrence of a Triggering Event; or

          (i)  by Buyer if, at any time prior to the adoption and approval of this Agreement by the required vote of the stockholders of Seller, a Triggering Event with respect to the Business shall have occurred.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(d)) shall give notice of such termination to the other party.

SECTION 9.2 Notice of Termination; Effect of Termination

Any proper termination of this Agreement under Section 9.1 above will be effective immediately (or if the termination is pursuant to Section 9.1(e) or (f) and the proviso is applicable, thirty (30) days after) upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement under Section 9.1, neither party shall have any liability to the other party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) in connection with this Agreement, except (i) as set forth in this Section 9.2, Section 9.3, Section 9.4 and Article X, each of which shall survive the termination of this Agreement, and (ii) that, notwithstanding any other provision of this Agreement, each party shall fully retain any and all liability for any breach of or fraud committed by such party in connection with this Agreement.

SECTION 9.3 Fees and Expenses

Except as set forth in this Section 9.3 and in Section 9.4, all attorneys’, accountants’ and consultants’ fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall

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be paid by the party incurring such fees and expenses whether or not the transactions contemplated hereby are consummated.

SECTION 9.4 Waiver

Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, upon receipt if telecopied, or delivered by hand or air courier, or within three days after mailed if mailed by registered or certified mail, to the addresses herein designated, or at such other address as may be designated by notice to the other party.

If to Seller:
Wire One Technologies, Inc. 225 Long Avenue Hillside, NJ 07205 Attention: Richard Reiss, Chief Executive Officer Telephone No.: (973) 391-2085 Telecopier No.: (973) 391-9776

With copies to:
Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104 Attention: Michael J.W. Rennock, Esq. Telephone No.: (212) 468-8000 Telecopier No.: (212) 468-7900

If to Buyer:
Gores Technology Group c/o 6260 Lookout Road Boulder, CO 80301 ttention: Chief Financial Officer Telephone: (303) 531-3100 Telecopier: (303) 531-3200

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With copies to:
c/o Gores Technology Group 10877 Wilshire Blvd., Suite 1805 Los Angeles, CA 90024 Attention: General Counsel Telephone: (310) 209-3010 Telecopier No.: (310) 443-2149

SECTION 10.2 Public Announcements

Neither Buyer nor Seller shall issue any press release or make any public announcement relating to the purchase and sale of the Assets or disclose to any third party, other than its legal and financial advisors and others who need to know in order to consummate this Agreement, the terms of this Agreement or the other Ancillary Agreements, without the prior written approval of the other party; provided, however, that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

SECTION 10.3 Further Assurances and Cooperation

From time to time at the request of a party to this Agreement and without further consideration, the other party will execute and deliver such documents and take such action as may reasonably be requested in order to consummate more effectively the transactions contemplated by this Agreement. Buyer hereby agrees that in connection with any exemption from any Tax otherwise payable in respect of a bulk transfer of assets that Seller wishes to obtain, upon Seller’s request, Buyer will provide to Seller the appropriate form issued by the appropriate State Division of Taxation.

SECTION 10.4 Headings

The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

SECTION 10.5 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 10.6 Entire Agreement

This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, undertakings and understandings, both written and oral, between Seller and Buyer with respect to such subject matter.

SECTION 10.7 Assignment

This Agreement may not be assigned by operation of Law or otherwise by either Seller or Buyer without the express written consent of the other party (which consent may be granted or withheld in the sole discretion of such other party); provided, however, that Buyer may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates and may delegate its obligations under this Agreement in any country to any of its Affiliates without the consent of Seller; provided, however, that no

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such assignment or delegation shall relieve Buyer of its joint and several responsibilities for performance of its obligations under this Agreement.

SECTION 10.8 No Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.9 Amendment

This Agreement may not be amended, modified or supplemented except (a) by an instrument in writing signed by, or on behalf of, Seller and Buyer or (b) by a waiver in accordance with Section 9.4.

SECTION 10.10 Governing Law

THIS AGREEMENT AND THE OBLIGATIONS OF EACH PARTY ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

SECTION 10.11 Jurisdiction and Venue

Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any court within New Castle County, State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, provided that process may be served upon a party only by personal service at such party’s Address and otherwise in any manner authorized by the laws of the State of Delaware. The parties waive and covenant not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

SECTION 10.12 Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which together shall constitute one and the same agreement.

SECTION 10.13 Rules of Construction

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

WIRE ONE TECHNOLOGIES, INC., Seller

By: /s/ Richard Reiss Name: Richard Reiss Title: CEO & Chairman

GORES TECHNOLOGY GROUP, Buyer

By: /s/ Brent Bradley Name: Brent Bradley Title: Vice President & Assistant Secretary

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ANNEX B

FAIRNESS OPINION

June 9, 2003

Board of Directors
Wire One Technologies, Inc.
225 Long Avenue
P.O. Box 794
Hillside, NJ 07205

Members of the Board:

We understand that Wire One Technologies, Inc. (the “Company”) and Gores Technology Group (“Gores”) intend to enter into an Asset Purchase Agreement dated as of June 10, 2003, (the “Agreement”), pursuant to which the Company would sell all right, title and interest in and to its Video Solutions business (the “Video Solutions business”) to Gores for consideration of $23,000,000 plus additional consideration as further described in the Agreement (the foregoing consideration is referred to herein as the “Total Consideration” and the transaction contemplated in the Agreement is referred to herein as the “Asset Sale”).

You have requested our opinion as to the fairness, from a financial point of view, to the Company, of the Total Consideration to be received by the Company in connection with the Asset Sale.

In connection with our review of the sale of the Video Solutions business and the preparation of our opinion herein, we have, among other things:

(1)	Reviewed the financial terms and conditions as stated in the Agreement;

(2)	Reviewed the unaudited actual and pro forma financial statements of Video Solutions business for the years ended December 31, 2002 and 2001;

(3)	Reviewed certain financial projections for the Video Solutions business provided to us by the Company;

(4)	Reviewed certain other information on the Video Solutions business made available to us by the Company;

(5)	Discussed with members of senior management of the Company certain information relating to the aforementioned and other matters which we have deemed relevant to our inquiry;

(6)	Reviewed public information with respect to companies in lines of business we believe to be generally comparable to the Video Solutions business;

(7)	Reviewed the financial terms and other information of certain business combinations involving companies in lines of businesses we believe to be generally comparable to the those of the Company; and

(8)	Performed other such financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, or any other party, and we have undertaken no duty or assumed any responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Video Solutions business. With respect to financial forecasts and projections prepared by management of the Company, we have relied upon the assurances of the Company’s management that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management as to future financial performance of the Company. We have relied upon each party’s assurances to advise us promptly if any information previously provided became inaccurate or was required to be

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updated during the period of our review. We have not made a physical inspection of the properties and facilities of the Company or the Video Solutions business.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake. In rendering our opinion, we have assumed that the Asset Sale will be consummated on the terms described in the Agreement, without any waiver of material terms and conditions by the Company and without giving effect to any adjustments to the Total Consideration which are contemplated pursuant to the Agreement.

We express no opinion as to the merits of the underlying business decision to affect the Asset Sale, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the sale of the Video Solutions business. We did not structure the Asset Sale or negotiate the terms of the Asset Sale. We express no opinion to the current or future trading price of the common stock of the Company.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings and capitalization of the Video Solutions business and certain other publicly held companies in businesses we believe to be generally comparable to the Video Solutions business; (ii) the current and projected financial position and results of operations of the Video Solutions business; (iii) financial and operating information concerning selected business combinations which we deemed to be generally comparable in whole or in part to the Asset Sale; and (iv) the general condition of the securities markets. In arriving at this opinion, we did not attribute any added weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analysis must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

We are actively engaged in the investment banking business and are regularly engaged in the valuation of businesses and their securities in connection with private placements, business combinations and similar transactions. We will receive a fee from the Company upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

It is understood that this letter is for the confidential use and benefit of the Board of Directors of the Company in evaluating the Asset Sale and does not constitute a recommendation to any director or shareholder of the Company regarding any action that such persons should take with respect to the Asset Sale. Furthermore, this letter should not be construed as creating any fiduciary duty on our part to any such party. It is understood that this letter may not be reproduced, disclosed, quoted or otherwise referred to without our prior written consent, except for its inclusion in its entirety in filings the Company may be required to make with the Securities and Exchange Commission and as may be required by law or by a court of competent jurisdiction.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Total Consideration to be received by the Company pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

/s/ Broadband Capital Management LLC

BROADBAND CAPITAL MANAGEMENT LLC

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ANNEX C

PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE
OF INCORPORATION REGARDING NAME CHANGE

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WIRE ONE TECHNOLOGIES, INC.

Wire One Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST:     The name of the Corporation is Wire One Technologies, Inc.

SECOND:     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 4, 1996. The original Certificate of Incorporation was amended by the Agreement and Plan of Merger dated as of November 27, 1996. The Amended and Restated Certificate of Incorporation was subsequently filed on May 18, 2000 (such certificate, as amended and restated, the “Certificate of Incorporation”). A Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State on May 18, 2000. The Certificate of Designations, Preferences and Rights of Series A Preferred Stock was filed with the Secretary of State on June 14, 2000. A Certificate of Amendment to Certificate of Designations, Preferences and Rights of Series A Preferred Stock was filed with the Secretary of State on June 22, 2001.

THIRD:     ARTICLE FIRST of the Certificate of Incorporation is hereby deleted in its entirety and replaced by the following:

“FIRST:     The name of the Corporation is Glowpoint, Inc.”

FOURTH:     The amendment to the Certificate of Incorporation set forth herein was duly adopted by the Board of Directors and a majority of stockholders of the Corporation entitled to vote thereon in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by ______________, its ________________, this __th day of _________, 2003.
WIRE ONE TECHNOLOGIES, INC.

Name:
Title:

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ANNEX D

WIRE ONE TECHNOLOGIES, INC.

2000 STOCK INCENTIVE PLAN

1.      Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.      Definitions. As used herein, the following definitions shall apply:
(a) “Administrator” means the board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

          (c)  “Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

(d) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, or other right or benefit under the Plan.

(e) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(f) “Board” means the board of directors of the Company.

          (g)  “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) refusal or failure to act in accordance with any specific, lawful direction or order of the Company or a Related Entity; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of Disability); (iii) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. At least 30 days prior to the termination of the Grantee’s Continuous Service pursuant to (i) or (ii) above, the Administrator shall provide the Grantee with notice of the Company’s or such Related Entity’s intent to terminate, the reason therefor, and an opportunity for the Grantee to cure such defects in his or her service to the Company’s or such Related Entity’s satisfaction. During this 30 day (or longer) period, no Award issued to the Grantee under the Plan may be exercised or purchased.

(h) “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i)  the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

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      (ii)  a change in the composition of the board over a period of thirty-six (36) months or less such that a majority of the board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who are Continuing Directors.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Committee” means any committee appointed by the board to administer the Plan.

(k) “Common Stock” means the Common Stock of the Company.

(l) “Company” means Wire One Technologies, Inc., a Delaware corporation.

          (m)  “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

          (n)  “Continuing Directors” means members of the board who either (i) have been board members continuously for a period of at least thirty-six (36) months or (ii) have been board members for less than thirty-six (36) months and were elected or nominated for election as board members by at least a majority of the board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

          (o)  “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

(p) “Corporate Transaction” means any of the following transactions:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

(iii) approval by the Company’s shareholders of any plan or proposal for the complete liquidation or dissolution of the Company;

      (iv)  any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

      (v)  acquisition by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (whether or not in a transaction also constituting a Change in Control), but excluding any such transaction that the Administrator determines shall not be a Corporate Transaction.

(q) “Director” means a member of the board or the board of directors of any Related Entity.

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          (r)  “Disability” means a Grantee would qualify for benefit payments under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is permanently unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(s) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

          (t)  “Employee” means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

      (i)  Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing price for a Share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(ii) In the absence of an established market for the Common Stock of the type described in (i), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(w) “Good Reason” means the occurrence after a Corporate Transaction, Change in Control or a Related Entity Disposition of any of the following events or conditions unless consented to by the Grantee:

      (i)          (A)  a change in the Grantee’s status, title, position or responsibilities which represents an adverse change from the Grantee’s status, title, position or responsibilities as in effect at any time within six (6) months preceding the date of a Corporate Transaction, Change in Control or Related Entity Disposition or at any time thereafter or (B) the assignment to the Grantee of any duties or responsibilities which are inconsistent with the Optionee’s status, title, position or responsibilities as in effect at any time within six (6) months preceding the date of a Corporate Transaction, Change in Control or Related Entity Disposition or at any time thereafter; or

      (ii)  reduction in the Grantee’s base salary to a level below that in effect at any time within six (6) months preceding the date of a Corporate Transaction, Change in Control or Related Entity Disposition or at any time thereafter.

(x) “Grantee” means an Employee, Director or Consultant who receives an Award pursuant to an Award Agreement under the Plan.

          (y)  “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the

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management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(z) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(aa) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(bb) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(cc) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(dd) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Performance Shares” means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

      (ff)  “Performance Units” means an Award which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(gg) “Plan” means this 2000 Stock Incentive Plan.

      (hh)  “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

       (ii)  “Related Entity Disposition” means the sale, distribution or other disposition by the Company, a Parent or a Subsidiary of all or substantially all of the interests of the Company, a Parent or a Subsidiary in any Related Entity effected by a sale, merger or consolidation or other transaction involving that Related Entity or the sale of all or substantially all of the assets of that Related Entity, other than any Related Entity Disposition to the Company, a Parent or a Subsidiary.

       (jj)  “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(ll) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(mm) “Share” means a share of the Common Stock.

(nn) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.      Stock Subject to the Plan.

          (a)  Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 3,000,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the

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maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4.      Administration of the Plan.

(a) Plan Administrator.

      (i)  Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

      (ii)  Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The board may authorize one or more Officers to grant such Awards and may limit such authority as the board determines from time to time.

      (iii)  Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

          (b)  Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

      (vi)  to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;

      (viii)  to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

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(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

5.      Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

6.      Terms and Conditions of Awards.

         (a)  Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, a SAR or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Shares. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

         (b)  Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

         (c)  Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

         (d)  Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

         (e)  Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

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         (f)  Award Exchange Programs. The Administrator may establish one or more programs under the Plan to permit selected Grantees to exchange an Award under the Plan for one or more other types of Awards under the Plan on such terms and conditions as determined by the Administrator from time to time.

         (g)  Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

         (h)  Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

         (i)  Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

         (j)  Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee’s Incentive Stock Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator. Other Awards may be transferred by gift or through a domestic relations order to members of the Grantee’s Immediate Family to the extent provided in the Award Agreement or in the manner and to the extent determined by the Administrator.

         (k)  Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

7.      Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

      (ii)  In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

(iii) In the case of other Awards, such price as is determined by the Administrator.

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         (iv)  Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the principles of Section 424(a) of the Code.

          (b)  Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) delivery of Grantee’s promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate;

         (iv)  surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

         (v)  with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(vi) any combination of the foregoing methods of payment.

          (c)  Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8.      Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of

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an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

(b) Exercise of Award Following Termination of Continuous Service.

          (i)  An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

          (ii)  Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

          (iii)  Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non- Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.      Conditions Upon Issuance of Shares.

          (a)  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b)  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.      Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar event affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock to which Section 424(a) of the Code applies or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.      Corporate Transactions/Changes in Control/Related Entity Dispositions. Except as may be provided in an Award Agreement:

(a) In the event of any Corporate Transaction, each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to Options) and repurchase or forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction, for all of the Shares at the time represented by such Award. Effective upon the consummation of the Corporate Transaction, all

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outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate if the Awards are, in connection with the Corporate Transaction, assumed by the successor corporation or Parent thereof. In addition, an outstanding Award under the Plan shall not so fully vest and be exercisable and released from such limitations if and to the extent: (i) such Award is, in connection with the Corporate Transaction, either assumed by the successor corporation or Parent thereof or replaced with a comparable Award with respect to shares of the capital stock of the successor corporation or Parent thereof or (ii) such Award is to be replaced with a cash incentive program of the successor corporation which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award; provided, however, that such Award (if assumed), the replacement Award (if replaced), or the cash incentive program automatically shall become fully vested, exercisable and payable and be released from any restrictions on transfer (other than transfer restrictions applicable to Options) and repurchase or forfeiture rights immediately upon termination of the Grantee’s Continuous Service (substituting the successor employer corporation for “Company or Related Entity” for the definition of “Continuous Service”) if such Continuous Service is terminated by the successor company without Cause or voluntarily by the Grantee with Good Reason within twelve (12) months of the Corporate Transaction. The determination of Award comparability above shall be made by the Administrator.

          (b)  Following a Change in Control (other than a Change in Control which also is a Corporate Transaction) and upon the termination of the Continuous Service of a Grantee if such Continuous Service is terminated by the Company or Related Entity without Cause or voluntarily by the Grantee with Good Reason within twelve (12) months of a Change in Control, each Award of such Grantee which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to Options) and repurchase or forfeiture rights, immediately upon the termination of such Continuous Service.

          (c)  Effective upon the consummation of a Related Entity Disposition, for purposes of the Plan and all Awards, the Continuous Service of each Grantee who is at the time engaged primarily in service to the Related Entity involved in such Related Entity Disposition shall be deemed to terminate and each Award of such Grantee which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to Options) and repurchase or forfeiture rights for all of the Shares at the time represented by such Award and be exercisable in accordance with the terms of the Award Agreement evidencing such Award. However, such Continuous Service shall be not be deemed to terminate if such Award is, in connection with the Related Entity Disposition, assumed by the successor entity or its Parent. In addition, such Continuous Service shall not be deemed to terminate and an outstanding Award under the Plan shall not so fully vest and be exercisable and released from such limitations if and to the extent: (i) such Award is, in connection with the Related Entity Disposition, either to be assumed by the successor entity or its parent or to be replaced with a comparable Award with respect to interests in the successor entity or its parent or (ii) such Award is to be replaced with a cash incentive program of the successor entity which preserves the compensation element of such Award existing at the time of the Related Entity Disposition and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award; provided, however, that such Award (if assumed), the replacement Award (if replaced), or the cash incentive program automatically shall become fully vested, exercisable and payable and be released from any restrictions on transfer (other than transfer restrictions applicable to Options) and repurchase or forfeiture rights immediately upon termination of the Grantee’s Continuous Service (substituting the successor employer entity for “Company or Related Entity” for the definition of “Continuous Service”) if such Continuous Service is terminated by the successor entity without Cause or voluntarily by the Grantee with Good Reason within twelve (12) months of the Related Entity Disposition. The determination of Award comparability above shall be made by the Administrator.

12.      Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the board or its approval by the stockholders of the Company. It shall continue in effect for a

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term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.      Amendment, Suspension or Termination of the Plan.

          (a)  The board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

          (c)  Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

14.      Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

          (b)  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.      No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the Company’s right to terminate the Grantee’s Continuous Service at any time, with or without cause.

16.      No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.      Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

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ANNEX E

FORM OF VOTING AGREEMENT

June 10, 2003

Gores Technology Group
10877 Wilshire Boulevard, Suite 1805
Los Angeles, CA 90024

Gentlemen:

The undersigned understands that Gores Technology Group (“Gores”) is about to enter into an Asset Purchase Agreement (the “Purchase Agreement”) with Wire One Technologies, Inc. (“Wire One”) providing for the sale of certain assets of Wire One to Gores (the “Asset Sale”). Capitalized terms used herein which are not otherwise defined shall have the respective meanings assigned to them in the Purchase Agreement.

In order to induce Gores to enter into the Purchase Agreement, and intending to be legally bound hereby, the undersigned covenants and agrees that at the Wire One Stockholders’ Meeting contemplated by Section 5.6 of the Purchase Agreement and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Purchase Agreement and the Asset Sale the shares of Wire One Stock beneficially owned by the undersigned individually or, to the extent of the undersigned’s proportionate voting interest, jointly with other persons, as well as (to the extent of the undersigned’s proportionate voting interest) any other shares of Wire One Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the “Shares”). Subject to the final paragraph of this Agreement, the undersigned further agrees that he will use his best efforts to cause any other shares of Wire One Stock over which he has or shares voting power to be voted in favor of the Purchase Agreement and the Asset Sale.

The undersigned further covenants and agrees that until the earlier of (i) the consummation of the Asset Sale or (ii) the termination of the Purchase Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

          (a)  vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other asset sale, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving Wire One.

          (b)  sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer or similar proposal made by any Person other than Gores or an affiliate of Gores, (ii) to any Person seeking to obtain control of Wire One or any substantial portion of the assets of Wire One or to any other Person (other than Gores or an affiliate of Gores) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control or (iii) for the purpose of avoiding the obligations of the undersigned under this Agreement.

E-1

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It is understood and agreed that this Agreement relates solely to the capacity of the undersigned as a stockholder or other beneficial owner of the shares, is not in any way intended to affect the exercise by the undersigned’s responsibilities as a director or officer of Wire One in any way which results in or has the effect of abrogating or violating the undersigned’s duties as a director or officer of Wire One under applicable law. It is further understood and agreed that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the undersigned of the undersigned’s fiduciary responsibility in respect of any such securities.

Very truly yours,
By:

Name:____________________________

Title:_____________________________

Accepted and Agreed to:

GORES TECHNOLOGY GROUP
By:

Name:____________________________

Title:_____________________________

E-2

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ANNEX F

CHARTER OF THE AUDIT COMMITTEE

WIRE ONE TECHNOLOGIES, INC.

PURPOSE AND AUTHORITY

The audit committee (the “Committee”) for Wire One Technologies, Inc., a Delaware company (the “Company”), is appointed by the Company’s Board of Directors (the “Board”) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee and, if necessary, to institute special investigations. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

In addition, the Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe.

COMMITTEE MEMBERSHIP

The Committee members (the “Members”) shall be appointed by the Board, and will serve at the discretion of the Board. The Committee will consist of at least three (3) members of the Board subject to the following requirements:

(i) each of the Members must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement or must become able to do so within a reasonable time period after his or her appointment to the Committee;

(ii) at least one (1) of the Members must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities; and

(iii) each Member must be either (a) an independent director or (b) the Board must determine it to be in the best interests of the Company and its stockholders to have one (1) director who is not independent, and the Board must disclose the reasons for its determination in the Company’s first annual proxy statement or information statement subsequent to such determination, as well as the nature of the relationship between the Company and director. Under such circumstances the Company may appoint one (1) director who is not independent to the Committee, so long as the director is not a current employee or officer, or an immediate family member of a current employee or officer.

DUTIES AND RESPONSIBILITIES

The Committee shall report, at least annually, to the Board. Further, the Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval;

2.
Review the annual audited financial statements with management, including a review of major issues regarding accounting and auditing principles and practices, and evaluate the adequacy of internal controls that could significantly affect the Company’s financial statements;

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3.
Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

4.	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q;

5.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

6.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

7.	Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Committee and the Board;

8.	Approve the fees to be paid to the independent auditor;

9.
Receive periodic reports from the independent auditor regarding the auditor’s independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if deemed necessary by the Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor;

10.	Evaluate together with the Board the performance of the independent auditor and, if deemed necessary by the Committee, recommend that the Board replace the independent auditor;

11.	Review the appointment of, and any replacement of, the senior internal auditing executive;

12.	Review the significant reports to management prepared by the internal auditing department and management’s responses;

13.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit;

14.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

15.
Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements, including the Foreign Corrupt Practices Act.

16.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

17.
Review with the independent auditor any problems or difficulties the auditor may have encountered, any management letter provided by the auditor, and the Company’s response to that letter. Such review should include:

a.	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information;

b.	Any changes required in the planned scope of the internal audit; and

c.	The internal audit department responsibilities, budget and staffing.

18.
Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A;

19.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations;

20.
Review with the Company’s outside counsel and general counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies;

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21.	Review related party transactions for potential conflict of interest; and

22.	Provide oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments.

23.
While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

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THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF WIRE ONE TECHNOLOGIES, INC.
FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [               ], 2003

The undersigned stockholder of WIRE ONE TECHNOLOGIES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement, each dated [               ], 2003, and hereby appoints Richard Reiss and Christopher Zigmont proxy, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of WIRE ONE TECHNOLOGIES, INC. to be held on [               ], 2003 at 9:00 a.m., local time, at the Holiday Inn, 304 Route 22 West, Springfield, New Jersey 07081 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

(Continued and to be signed on the reverse side)

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Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
WIRE ONE TECHNOLOGIES, INC.

[               ], 2003

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the nominees in Proposal No. 1, and FOR ratification of the independent auditors in Proposal No. 5, and as said proxies deem advisable on such other matters as may properly come before the meeting.

1.	PROPOSAL NO. 1: APPROVAL OF THE SALE OF WIRE ONE’S VIDEO SOLUTIONS BUSINESS TO GORES TECHNOLOGY GROUP PURSUANT TO THE ASSET PURCHASE AGREEMENT:

[ ] FOR	[ ] AGAINST

2.
PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND TO ITS AMENDED AND RESTATED BYLAWS TO EFFECT A CHANGE OF THE COMPANY’S CORPORATE NAME FROM “WIRE ONE TECHNOLOGIES, INC.” TO “GLOWPOINT, INC.” IMMEDIATELY FOLLOWING CONSUMMATION OF THE ASSET SALE:

[ ] FOR	[ ] AGAINST

3.	PROPOSAL NO. 3: ELECTION OF DIRECTORS:

[ ] FOR all nominees listed below (except as indicated)	[ ] WITHHOLD AUTHORITY to vote for all nominees listed below

James Kuster Michael Sternberg

If you wish to withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

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4.	PROPOSAL NO. 4: APPROVAL OF AN AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER FROM 4,400,000 TO [ ]:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

5.	PROPOSAL NO. 5: RATIFICATION OF BDO SEIDMAN, LLP AS WIRE ONE’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

6.	PROPOSAL NO. 6: APPROVAL OF AN ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING, IN ORDER TO SOLICIT ADDITIONAL PROXIES, TO SUCH TIME AND PLACE AS DESIGNATED BY THE PRESIDING OFFICER OF THE MEETING:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

DATED: __________________, 2003 _______________________________ Signature _______________________________ Signature

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.